Exhibit 99.15

EXECUTION VERSION

HK$13,175,000,000 (OR EQUIVALENT)

FACILITY AGREEMENT

dated 17 June 2013

for

CHINA MENGNIU DAIRY COMPANY LIMITED

as Borrower

CHINA MENGNIU INTERNATIONAL COMPANY LIMITED

as Offeror

arranged by

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

STANDARD CHARTERED BANK (HONG KONG) LIMITED

with

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

acting as Facility Agent

and

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

acting as Security Agent

FACILITY AGREEMENT

- i -

26.	Role of the Transaction Agents and the Mandated Lead Arranger	100

27.	Sharing among the Finance Parties	118

28.	Payment mechanics	120

29.	Set-off	124

30.	Notices	124

31.	Calculations and certificates	127

32.	Partial invalidity	127

33.	Remedies and waivers	127

34.	Amendments and waivers	128

35.	Counterparts	129

36.	Governing law	130

37.	Enforcement	130

Schedule 1 The Original Lenders		132

Schedule 2 Conditions Precedent		133

Schedule 3 Requests		138

Schedule 4 Form of Transfer Certificate		141

Schedule 5 Form of Compliance Certificate		144

Schedule 6 Existing Security		145

Schedule 7 Existing Indebtedness		146

Schedule 8 Timetables		156

- ii -

THIS AGREEMENT is dated 17 June 2013 and made between:

(1)	CHINA MENGNIU DAIRY COMPANY LIMITED, an exempted company with limited liability established under the laws of the Cayman Islands (the “Borrower”);

(2)	CHINA MENGNIU INTERNATIONAL COMPANY LIMITED, a BVI business company with limited liability established under the laws of the British Virgin Islands (the “Offeror”);

(3)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED and STANDARD CHARTERED BANK (HONG KONG) LIMITED as mandated lead arrangers of the Facility (whether acting individually or together, the “Mandated Lead Arranger”);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”);

(5)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED as facility agent of the Finance Parties (other than itself) (the “Facility Agent”); and

(6)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED as security agent and trustee for the Finance Parties (the “Security Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Account Charge” means an account charge in the agreed form entered or to be entered into by the Borrower and the Security Agent in respect of the Debt Service Reserve Account and the Mandatory Prepayment Account.

“Acquisition” means:

(a)	the acquisition by the Offeror of the Target Shares and the cancellation of Target Options pursuant to the Offer; and/or

(b)	the acquisition by the Offeror of the Target Shares pursuant to the Compulsory Acquisition provided that the Compulsory Acquisition Entitlement Date has occurred and the Offeror has issued the Compulsory Buy-Out Notice to all the shareholders of the Target who have not tendered their Target Shares for acceptance under the Offer pursuant to and in accordance with Section 88 of the Companies Law (as amended) of the Cayman Islands.

“Acquisition Consideration” means the consideration payable in cash by the Offeror in respect of the Acquisition.

“Administrative Parties” means each of the Facility Agent, the Security Agent and the Mandated Lead Arranger (each an “Administrative Party”).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of any Holding Company of that person.

“APLMA” means the Asia Pacific Loan Market Association Limited.

“Assignment Agreement” means, in relation to any assignment by any Lender of any or all of its rights under this Agreement, an assignment agreement substantially in a recommended form of the APLMA or any other form agreed between the applicable assignor, the applicable assignee and the Facility Agent.

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; and/or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means the period from and including the date of this Agreement to and including the earliest of:

(a)	(if as at the date falling 7 Business Days from the date of this Agreement (or such longer period as may be required to obtain the Securities and Futures Commission’s clearance to make the Public Announcement provided that a draft of the Public Announcement has been submitted to the Securities and Futures Commission as at the date of this Agreement and the Offeror is using reasonable endeavours to obtain such clearance), the Public Announcement has not been issued) the date falling 7 Business Days from the date of this Agreement (or the expiry of such longer period as may be required to obtain the Securities and Futures Commission’s clearance to make the Public Announcement provided that a draft of the Public Announcement has been submitted to the Securities and Futures Commission as at the date of this Agreement and the Offeror is using reasonable endeavours to obtain such clearance);

(b)	(unless, as at the expiry of the Offer Period, the Compulsory Acquisition Threshold Date has occurred and the Offeror has given notice to the Facility Agent that the Offeror intends to undertake Compulsory Acquisition pursuant to paragraph (f)(i) of Clause 21.19 (Offer and Relevant Documents)) the date falling 10 days after the expiry of the Offer Period;

(c)	(if, as at the expiry of the Offer Period, the Compulsory Acquisition Threshold Date has occurred and the Offeror has given notice to the Facility Agent that the Offeror intends to undertake Compulsory Acquisition pursuant to paragraph (f)(i) of Clause 21.19 (Offer and Relevant Documents)) the date falling three months after the Compulsory Acquisition Entitlement Date;

(d)	the date on which the Offeror has paid the Acquisition Consideration in full for (i) all of the Target Shares to which the Acquisition relates (or, if the Compulsory Acquisition Threshold Date has not occurred by the expiry of the Offer Period, all of the Target Shares that have been tendered for acceptance under the Offer as at the expiry of the Offer Period) and (ii) all of the Target Options that have been tendered for cancellation under the Offer as at the expiry of the Offer Period;

(e)	the date on which the Offer or Acquisition (as the case may be) lapses or is withdrawn;

(f)	the first date on which the Available Facility is zero; and

(g)	the date falling 6 Months after the date of this Agreement (or such other date as all of the Lenders may agree in writing).

“Available Commitment” means in relation to a Lender and save as otherwise provided in this Agreement, that Lender’s Commitment minus:

(a)	the aggregate amount of its participation in any outstanding Loan(s) (for such purpose taking into account the principal amount of each such Loan when it is made and disregarding any subsequent reduction in such principal amount); and

(b)	for the purposes of determining any proposed Utilisation, that Lender’s participation in any Loan (other than the Loan the subject of such proposed Utilisation) that is due to be made on or before the Utilisation Date for such proposed Utilisation, provided that to the extent that any amount referred to in paragraphs (a) and/or (b) is denominated in US dollars, the HK$ Equivalent of such amount shall be used for the purposes of such calculation.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Banking Act of Singapore” means the Banking Act, Chapter 19 of Singapore.

“Base Rate” means:

(a)	(except where paragraph (b) applies) HIBOR; or

(b)	(if any Loan is made in US dollars) LIBOR.

“Borrower Shares” means the ordinary shares in the issued share capital of the Borrower.

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding any portion thereof representing the Margin) which a Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt or recovery of all or any part of the principal amount of a Loan or an Unpaid Sum to the last day of the current Interest Period in respect of that Loan or that Unpaid Sum, had the principal amount of that Loan or had that Unpaid Sum so received or recovered been paid on the last day of that Interest Period;

exceeds:

(b)	the amount of interest which that Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or equal to that Unpaid Sum so received or recovered by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following such receipt or recovery and ending on the last day of that current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in (a) Hong Kong and (b) (in relation to any payment in US dollars) New York City and (b) (in relation to the delivery of any Utilisation Request or Selection Notice, or the Utilisation Date, for any Loan in US dollars, or the determination of any interest rate or any Interest Period for any Loan or Unpaid Sum in US dollars or any currency other than HK dollars) London.

“Call and Put Options” means the call and put options relating to shares in the Offeror (that are attributable to any Roll-up Interest and held by persons that are not members of the Group) as set out in the constitutional documents of the Offeror and reflecting the terms of such call and put options as described in the Public Announcement.

“Certain Funds Advance” means any Loan requested by the Borrower the proceeds of which will be applied in accordance with each of paragraphs (a) and (where applicable) (b) of Clause 3.1 (Purpose).

“Certain Funds Default” means any Default relating to any of:

(a)	(only to the extent it relates to the Borrower or the Offeror) Clause 22.1 (Non-payment) or Clause 22.10 (Unlawfulness or ineffective security);

(b)	Clause 22.11 (Repudiation) (only to the extent it relates to the Borrower or the Offeror and actual repudiation of any Transaction Document or any Transaction Security);

(c)	(only to the extent it relates to the Borrower or the Offeror) Clause 22.3 (Other obligations) insofar as it relates to any of Clauses 21.4 (Negative pledge), 21.5 (Disposals), 21.6 (Merger), 21.11 (Acquisitions), 21.12 (Loans and guarantees), 21.13 (Financial Indebtedness) and/or 21.19 (Offer and Relevant Documents) (except (A) for paragraphs (e) to (i) and (j)(ii) of Clause 21.19 (Offer and Relevant Documents) and (B) that no Certain Funds Default will occur in relation to non-compliance with paragraph (j)(i) of Clause 21.19 (Offer and Relevant Documents) if, notwithstanding such non-compliance, the Securities and Futures Commission requires the Offeror to proceed with the Acquisition and/or the Offer);

(d)	(only to the extent it relates to the Borrower or the Offeror) Clause 22.4 (Misrepresentation) insofar as it relates to a Certain Funds Representation;

(e)	(only to the extent it relates to the Borrower or the Offeror) paragraph (a) of Clause 22.5 (Cross default);

(f)	(only to the extent it relates to the Borrower or the Offeror) Clauses 22.6 (Insolvency) to 22.8 (Creditors’ process);

(g)	Clause 22.13 (Change of control); and/or

(h)	(only to the extent relating to the Borrower or the Borrower Shares, and only where any cessation of listing or suspension of trading referred to therein arises due to any request, election or other voluntary act of or on behalf of the Borrower) Clause 22.14 (Suspension or Cessation of Listing).

“Certain Funds Period” means the period starting from the date of this Agreement to the last day of the Availability Period.

“Certain Funds Representation” means, to the extent it relates to the Borrower or any other Original Obligor only, any representation or warranty under any of paragraphs (a) and (b) of Clause 18.1 (Status), Clauses 18.2 (Binding obligations) to 18.5 (Validity and admissibility in evidence), Clause 18.18 (Offer and Related Documents) and/or Clause 18.25 (No prior business).

“Charged Property” means all of the assets of any or all of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means, in relation to any Lender at any time, as the context requires:

(a)	the rights of any person against such Lender under this Agreement to require such Lender to make or maintain any participation in any Loan, and the corresponding obligations (conditional or otherwise) of such Lender; or

(b)	the maximum aggregate amount (or the HK$ Equivalent thereof) at such time of the aggregate participation(s) of such Lender in any Loan(s) (whether made at such time or capable of being made thereafter).

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate) and signed by one director of the Borrower.

“Compulsory Acquisition” means the acquisition by the Offeror of any Target Shares pursuant to and in accordance with Section 88 of the Companies Law (as amended) of the Cayman Islands following (a) the Offeror receiving approval of holders of not less than 90% in value of the Target Shares (to which the Offer relates) within four months after the making of the Offer and (b) the Offeror giving a Compulsory Buy-Out Notice to all other holders of Target Shares that it desires to acquire the Target Shares held by them.

“Compulsory Acquisition Advance” means any Certain Funds Advance the proceeds of which will be applied towards the payment of Acquisition Consideration attributable to Target Shares acquired or to be acquired by the Offeror pursuant to the Compulsory Acquisition (and, where applicable, the funding of the Debt Service Reserve Account).

“Compulsory Acquisition Completion Date” has the meaning given to such term in paragraph (d) of Clause 21.21 (Conditions subsequent).

“Compulsory Acquisition Entitlement Date” means the first date on which the Offeror becomes entitled to give a Compulsory Buy-Out Notice to any holder of Target Shares (who has not tendered Target Shares held by it for acceptance under the Offer) that the Offeror desires to acquire the Target Shares held by such holder pursuant to and in accordance with Section 88 of the Companies Law (as amended) of the Cayman Islands.

“Compulsory Acquisition Threshold Date” means the first date on which the Offeror has acquired, pursuant to the Offer, not less than 90% in value of the Target Shares to which the Offer relates.

“Compulsory Buy-Out Notice” means a notice given by the Offeror to any holder of Target Shares (who has not tendered Target Shares held by it for acceptance under the Offer) that the Offeror desires to acquire the Target Shares held by such holder pursuant to and in accordance with Section 88 of the Companies Law (as amended) of the Cayman Islands.

“Debt Service Reserve Account” means the account established by the Borrower with the Security Agent (or an Affiliate of the Security Agent) and designated in writing as the “Debt Service Reserve Account” by the Borrower and a Transaction Agent (for the avoidance of doubt, the inclusion of any account in the definition of “Debt Service Reserve Account” in the Account Charge shall constitute such designation), including any renewal or re-designation thereof.

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Distribution” shall have the meaning given to such term in Clause 8.1 (Proceeds).

“Election Date” means the date falling 81 days after the date on which the Offer Document is despatched to the shareholders of the Target (or such later date as may be agreed by the Borrower, the Mandated Lead Arranger and all the Lenders).

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any Authorisation and/or the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from any of the properties owned or used by any member of the Group.

“Equity Interest” means, in relation to any person:

(a)	any shares of any class or capital stock of or equity interest in such person or any depositary receipt in respect of any such shares, capital stock or equity interest;

(b)	any securities convertible or exchangeable (whether at the option of the holder thereof or otherwise and whether such conversion is conditional or otherwise) into any such shares, capital stock, equity interest or depositary receipt, or any depositary receipt in respect of any such securities; or

(c)	any option, warrant or other right to acquire any such shares, capital stock, equity interest, securities or depositary receipts referred to in paragraphs (a) and/or (b).

“Equity Issuance” means, in relation to any person, any allotment or issuance of (or the entering into of any agreement to allot or issue) any Equity Interest of such person, or the receipt of any capital contribution with respect to any Equity Interest of such person, or any grant to any person of any right (whether conditional or unconditional) to call for or require the allotment or issuance of any Equity Interest of such person.

“Event of Default” means any event or circumstance specified in Clauses 22.1 (Non-payment) to 22.17 (Material adverse change).

“Facility” means the facility made or to be made available under this Agreement as described in Clause 2.1 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office(s) through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 January 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between (a) the Mandated Lead Arranger and the Borrower, (b) the Security Agent and the Borrower or (c) the Facility Agent and the Borrower, as the case may be, setting out any of the fees referred to in Clause 12 (Fees).

“Final Maturity Date” means the date falling 12 Months after the Initial Utilisation Date.

“Finance Documents” means this Agreement, the Security Documents, the Fee Letters, any Utilisation Request, any Selection Notice and any other document(s) designated as such by the Facility Agent and the Borrower (each a “Finance Document”).

“Finance Lease” means any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease.

“Finance Parties” means the Facility Agent, the Security Agent, the Mandated Lead Arranger and the Lenders (each a “Finance Party”).

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	monies borrowed (and/or any debit balance at any bank or financial institution);

(b)	any amount raised by acceptance under any acceptance credit facility or by any bill discounting or factoring facility or by any dematerialised equivalent of any of the foregoing;

(c)	any amount raised pursuant to any note payables, or any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of termination or close-out of that Treasury Transaction, such amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount raised by the issue of redeemable shares;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back and/or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as a borrowing under IFRS; and/or

(j)	the amount of any liability in respect of any guarantee or indemnity or other assurance against financial loss for any of the items referred to in paragraphs (a) to (i) above.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

“Group” means the Borrower and its Subsidiaries from time to time.

“HIBOR” means, in relation to any Loan or Unpaid Sum and any Interest Period relating thereto, the rate per annum equal to:

(a)	the applicable Screen Rate; or

(b)

(if no Screen Rate is available for Hong Kong dollars for such Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the Hong Kong interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in Hong Kong dollars and for a period comparable to that Interest Period, provided that if such rate is less than zero, HIBOR for such Loan or Unpaid Sum and such Interest Period shall (without prejudice to Clause 11.2 (Market disruption)) be deemed to be zero.

“HK$ Equivalent” means, in relation to any amount in US dollars, the equivalent of such amount in HK dollars calculated in accordance with the Specified Exchange Rate.

“HKSE” means The Stock Exchange of Hong Kong Limited.

“Holding Company” means, in relation to a company, corporation or entity, any other company, corporation or entity in respect of which it is a Subsidiary.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“IFRS” means International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board.

“Indebtedness for Borrowed Money” means Financial Indebtedness (except any Financial Indebtedness falling within (a) paragraph (f) of the definition of “Financial Indebtedness” or (b) paragraph (j) of the definition of “Financial Indebtedness” (to the extent relating to any Financial Indebtedness falling within paragraph (f) of the definition of “Financial Indebtedness”)).

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Initial Utilisation Date” means the date on which the first Loan is made under this Agreement.

“Inner Mongolia Mengniu” means Inner Mongolia Mengniu Dairy (Group) Company Limited , a limited liability company incorporated under the laws of the PRC.

“Interest Period” means:

(a)	in relation to a Loan, any period determined in accordance with Clause 10 (Interest Periods); and/or

(b)	in relation to an Unpaid Sum, any period determined in accordance with Clause 9.3 (Default interest).

“Irrevocable Undertakings” means the irrevocable undertakings by each of CA Dairy Holdings and Zhang International Investment Ltd. to accept the Offer in respect of all the Target Shares held or owned by them (being approximately 75.7% of the aggregate Target Shares as at the date of this Agreement).

“Lender” means:

(a)	any Original Lender; and/or

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan or Unpaid Sum and any Interest Period relating thereto, the rate per annum equal to:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency of such Loan or Unpaid Sum for such Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of such Loan or Unpaid Sum and for a period comparable to that Interest Period, provided that if such rate is less than zero, LIBOR for such Loan or Unpaid Sum and such Interest Period shall (without prejudice to Clause 11.2 (Market disruption)) be deemed to be zero.

“List of Subsidiaries” means a list of the Subsidiaries of the Group (other than the Offeror).

“Listing Rules” means The Rules Governing the Listing of Securities on the HKSE.

“Loan” means, as the context requires, a loan made or to be made under this Agreement or the principal amount outstanding for the time being of that loan.

“London Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

“Majority Lenders” means, at any time:

(a)	if there is any Loan then outstanding, a Lender or Lenders whose participations in the Loan(s) then outstanding aggregate more than 66 2/3% of the aggregate Loans then outstanding, or

(b)	if no Loan is then outstanding and the Available Facility is then greater than zero, a Lender or Lenders the aggregate of whose Available Commitments is more than 66 2/3% of the Available Facility, or

(c)	if no Loan is then outstanding and the Available Facility is then zero:

(i)

if the time when the Available Facility became zero falls after the time when each Loan ceased to be outstanding, a Lender or Lenders the aggregate of whose Available Commitments was more than 66 2/3% of the Available Facility immediately before the Available Facility became zero, or

(ii)

if the time when each Loan ceased to be outstanding falls upon or after the time when the Available Facility became zero, a Lender or Lenders the aggregate of whose participations in the Loan(s) outstanding (immediately before the time when each Loan ceased to be outstanding) was more than 66 2/3% of the aggregate Loans outstanding (immediately before the time when each Loan ceased to be outstanding).

“Mandatory Prepayment Account” means the account established by the Borrower with the Security Agent (or an Affiliate of the Security Agent) and designated in writing as the “Mandatory Prepayment Account” by the Borrower and a Transaction Agent (for the avoidance of doubt, the inclusion of any account in the definition of “Mandatory Prepayment Account” in the Account Charge shall constitute such designation), including any renewal or re-designation thereof.

“Margin” means 1.20% per annum.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, assets, condition (financial or otherwise) or prospects of the Group taken as a whole;

(b)	the ability of any Obligor to perform its obligations under any or all of the Finance Documents; and/or

(c)	the legality, validity or enforceability of any or all of the Finance Documents or any or all of the rights or remedies of any Finance Party under any or all of the Finance Documents.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day in that next calendar month (in which that period is to end) is not a Business Day, that period shall end on the next Business Day in that next calendar month if there is one, or if there is not, on the immediately preceding Business Day in that next calendar month;

(b)	if there is no numerically corresponding day in that next calendar month (in which that period is to end), that period shall end on the last Business Day in that next calendar month; and

(c)	if any period begins on the last Business Day of a calendar month, that period shall end on the last Business Day in the calendar month in which that period is to end.

The above rules will only apply to the last Month of any period.

“Obligors” means the Borrower, the Offeror and each party to any Finance Document other than a Finance Party (each an “Obligor”).

“Offer” means the voluntary conditional general offer by the Offeror for the Target Shares and for cancellation of the Target Options (other than any Target Shares or Target Options already owned by the Offeror or persons acting in concert with it).

“Offer Document” means the offer document relating to the Offer to be issued by the Offeror (or by the Offeror and the Target jointly) to the holders of Target Shares and Target Options.

“Offer Period” means the period for which the Offer remains open for acceptance.

“Offeror Roll-up” means the acquisition by holder(s) of Target Shares of the Target of up to 14.7% (in aggregate) of the issued ordinary shares in the Offeror as part consideration for the tendering of the Target Shares held by such holder(s) in acceptance of the Offer pursuant to the terms of the Offer Document.

“Offeror Share Charge” means the first ranking share charge or mortgage over Offeror Shares in the agreed form entered or to be entered into by the Borrower and the Offeror in favour of the Security Agent.

“Offeror Shares” means all issued shares in the Offeror owned by the Borrower from time to time.

“Onshore Group Member” means a member of the Group that is incorporated or organised in the PRC.

“Original Financial Statements” means, in relation to the Borrower or the Group, the audited consolidated financial statements of the Borrower for its financial year ended 31 December 2012 together with its annual report for that financial year.

“Original Obligors” means the Borrower and the Offeror (each an “Original Obligor”).

“Party” means a party to this Agreement.

“Perfection Requirements” mean the making of all appropriate registrations, filings or notifications (and the corresponding acknowledgements) of, or the payment of any stamp, duty (including mortgage duty), registration or similar Taxes or payments on, or in respect of, the Security Documents as specifically contemplated in any Security Document or in any related legal opinion listed in Part I of Schedule 2 (Conditions Precedent).

“PRC” means The People’s Republic of China (excluding, for such purposes, Hong Kong, Macau and Taiwan).

“Public Announcement” means the public announcement to be released by the Offeror (or by the Offeror and the Target jointly) announcing the terms of the Offer.

“Quotation Day” means:

(a)	in relation to any period for which an interest rate for any amount is to be determined (other than any Interest Period referred to in paragraph (b)):

(i)	(in the case of interest rate for any amount in HK dollars) the first day of that period; or

(ii)	(in the case of interest rate for any amount in US dollars) the two London Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days); or

(b)	in relation to any Interest Period the duration of which is selected by the Facility Agent pursuant to Clause 9.3 (Default interest), such date as may be determined by the Facility Agent (acting reasonably).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Banks” means, subject to Clause 26.23 (Reference Banks):

(a)	(in relation to any HIBOR or any Loan or other amount in HK dollars) the principal Hong Kong offices of (i) The Hongkong and Shanghai Banking Corporation Limited and Standard Chartered Bank (Hong Kong) Limited or (ii) such other banks as may be appointed by the Facility Agent after consultation with the Borrower; or

(b)	(in relation to LIBOR or any Loan or other amount in US dollars or any currency other than HK dollars) the principal London offices of (a) HSBC Bank plc and Standard Chartered Bank or (b) such other banks as may be appointed by the Facility Agent after consultation with the Borrower.

“Reimbursement Advance” means any Certain Funds Advance the proceeds of which will be applied towards the reimbursement of payments of Acquisition Consideration by members of the Group (and, where applicable, the funding of the Debt Service Reserve Account).

“Relevant Documents” means:

(a)	the Public Announcement;

(b)	the Offer Document; and

(c)	the Irrevocable Undertakings,

(each a “Relevant Document”).

“Relevant Interbank Market” means (in relation to any HIBOR or any Loan or other amount in HK dollars) the Hong Kong interbank market or (in relation to LIBOR or any Loan or other amount in US dollars or any currency other than HK dollars) the London interbank market.

“Relevant Percentage” means, at any time:

(a)	100%

minus

(b)	the Roll-up Interest (expressed as a percentage of the aggregate issued ordinary shares of the Offeror) that is held by persons that are not members of the Group at such time.

“Relevant Period” has the meaning given to it in Clause 20.1 (Financial definitions).

“Repeating Representations” means each of the representations and warranties set out in Clauses 18.1 (Status) to 18.5 (Validity and admissibility in evidence), Clause 18.9 (No default), paragraph (d) of Clause 18.10 (No misleading information) (to the extent relating to any information supplied since the time when the representations and warranties set out in paragraph (d) of Clause 18.10 (No misleading information) were last made) and Clauses 18.11 (Financial statements) to 18.26 (Applicable Sanctions).

“Required DSRA Balance” means, at any date (a “Determination Date”), the sum of interest that will accrue on the Loan(s) during the period of 6 Months from and including such Determination Date, provided that for the purpose of such calculation it shall be assumed that:

(a)	each Loan shall only be repaid on the Final Maturity Date and no other repayment or prepayment of any Loan shall be made;

(b)	throughout such period of 6 months, the rate of interest applicable to each Loan shall be equal to the rate of interest applicable to such Loan as at such Determination Date; and

(c)	each Loan to be made on such Determination Date has been made in the amount requested by the Borrower pursuant to the applicable Utilisation Request.

“Restricted Party” means a person that is:

(a)	listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List;

(b)	located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or

(c)	otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

“Roll-up Interest” has the meaning given to it in paragraph (a) of Clause 18.24 (Ownership).

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:

(a)	the US government;

(b)	the United Nations;

(c)	the European Union;

(d)	the United Kingdom; and/or

(e)	the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, and Her Majesty’s Treasury (“HMT”),

(together, the “Sanctions Authorities”).

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

“Screen Rate” means:

(a)	in relation to any Loan or Unpaid Sum (that is denominated in HK dollars) and any period relating thereto, the percentage rate per annum equal to the Hong Kong interbank offered rate as displayed on Reuters page HKABHIBOR; or

(b)	in relation to any Loan or Unpaid Sum (that is denominated in US dollars or any currency other than HK dollars) and any period relating thereto, the percentage rate per annum equal to the London interbank offered rate administered by the British Bankers Association (or any other person who takes over the administration of that rate) for the currency of such Loan or Unpaid Sum and such period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen, or, if such page is replaced or such service ceases to be available, such replacement page or service displaying such rate as the Facility Agent may select after consultation with the Borrower and the Lenders.

“Secured Obligations” means all obligations owing or expressed to be owing to the Finance Parties or any of them by the Obligors or any of them under or pursuant to the Finance Documents or any of them whether present or future, actual or contingent (and whether incurred by any Obligor alone or jointly, and whether as principal or surety or in some other capacity).

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means:

(a)	the Offeror Share Charge;

(b)	the Target Share Charge;

(c)	the Account Charge; and

(d)	any other document or instrument creating (or expressing to create) or governing any security (granted in favour of any Finance Party) for any of the obligations of the Borrower under any Finance Document,

(each a “Security Document”).

“Selection Notice” means a notice in substantially the form set out in Part II of Schedule 3 (Requests).

“Settlement Account” means the account of the Borrower to be opened with the The Hongkong and Shanghai Banking Corporation Limited (or another financial institution nominated by the Borrower) with the approval of the Facility Agent as the account for receiving the proceeds of the Loans.

“Specified Exchange Rate” means the exchange rate of one (1) US dollar to seven point seven five (7.75) HK dollars.

“Specified Time” means the applicable time determined in accordance with Schedule 8 (Timetables).

“Subsidiary” means in relation to any company, corporation or entity, a company, corporation or entity:

(a)	which is controlled, directly or indirectly, by the first mentioned company, corporation or entity;

(b)	more than half the issued equity share capital, registered capital or equity interest of which is beneficially owned, directly or indirectly by the first mentioned company, corporation or entity; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company, corporation or entity,

and for this purpose, a company, corporation or entity shall be treated as being controlled by another if that other company, corporation or entity is able (either directly or indirectly and whether pursuant to ownership of share capital, exercise of voting power, contract or otherwise) to (i) direct its affairs and/or policies; and/or (ii) control the majority of the composition of its board of directors or equivalent body.

“Takeovers Code” means The Code on Takeovers and Mergers published by the Securities and Futures Commission, as amended from time to time.

“Target” means Yashili International Holdings Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands. the shares of which are (as at the date of this Agreement) listed on the Main Board of the HKSE (stock code 01230).

“Target Group” means the Target and its Subsidiaries from time to time.

“Target Options” means outstanding share options granted by the Target pursuant to the share option schemes of the Target, whether vested or not.

“Target Share Charge” means the first ranking share charge over Target Shares in the agreed form entered or to be entered into by the Offeror in favour of the Security Agent.

“Target Shares” means ordinary shares in the issued share capital of the Target.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” has the meaning given to such term in Clause 13.1 (Definitions).

“Top-up Interval” means each successive period of 25 Business Days, with the first such period commencing on the first date on which the Offeror shall have acquired any Target Shares or any interest therein.

“Total Commitments” means the aggregate of the Commitments, being HK$13,175,000,000 at the date of this Agreement.

“Trading Day” means a day on which ordinary trading activities are carried out on the Main Board of the HKSE.

“Transaction Agents” means the Facility Agent and the Security Agent (each a “Transaction Agent”).

“Transaction Documents” means the Finance Documents and the Relevant Documents (each a “Transaction Document”).

“Transaction Security” means the Security created or expressed to be created in favour of any or all of the Finance Parties pursuant to or under any or all of the Security Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

“Transfer Date” means, in relation to an assignment by a Lender of any or all of its rights under this Agreement or a transfer by a Lender of any or all of its rights and obligations under this Agreement, the later of:

(a)	the proposed Transfer Date specified in the Assignment Agreement relating to such assignment or (as the case may be) the Transfer Certificate relating to such transfer; and

(b)	the date on which the Facility Agent executes the Assignment Agreement relating to such assignment or (as the case may be) the Transfer Certificate relating to such transfer.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or to benefit from fluctuation in any rate, index, price or other benchmark.

“Unconditional Date” means the date on which the Offer becomes or is declared unconditional in all respects.

“Unpaid Sum” means any sum due and payable but unpaid by any Obligor under any or all of the Finance Documents.

“US” means the United States of America.

“US Tax Obligor” means:

(a)	the Borrower (if it is resident for tax purposes in the US); or

(b)	an Obligor any or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“US$ Equivalent” means, in relation to any amount in HK dollars, the equivalent of such amount in US dollars calculated in accordance with the Specified Exchange Rate.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the Loan (the subject of such Utilisation) is made or to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)	the Mandated Lead Arranger, the Facility Agent, the Security Agent, any Administrative Party, any Finance Party, any Lender or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	a Finance Document, a Security Document or any other agreement or instrument is a reference to that Finance Document, Security Document or other agreement or instrument as amended, novated, supplemented, extended and/or restated from time to time;

(iii)	“acting in concert” has the meaning given to it in the Takeovers Code;

(iv)	a document in “agreed form” is a document which is in the form agreed in writing by or on behalf of an Obligor and the Facility Agent;

(v)	“asset” includes present and future properties, revenues and rights of every description;

(vi)	“disposal” includes any sale, lease, transfer, conveyance, assignment and other disposal of any asset or any interest therein (including, without limitation, any other transaction or arrangement pursuant to which the economic benefit of or beneficial interest in such asset is lost or diluted) and “dispose” shall be construed accordingly;

(vii)	“guarantee” includes any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness (and “guarantor” shall be construed accordingly);

(viii)	“including” shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

(ix)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(x)	“management control” in relation to a company, corporation or entity means the ability to direct the affairs of, and to control more than 50% of the composition of the board of directors or equivalent body of, such company, corporation or entity, which percentage of such board of directors or equivalent body is able to control more than 50% of the voting powers capable of being exercised at such board of directors or equivalent body (including without limitation the right to appoint and remove more than 50% of the directors or equivalent officers of such company, corporation or entity);

(xi)	a Finance Party’s “participation” in any Loan or Unpaid Sum includes an amount (in the currency of such Loan or Unpaid Sum) representing the fraction or portion (attributable to such Lender by virtue of the provisions of this Agreement) of the total amount of such Loan or Unpaid Sum and such Lender’s rights under this Agreement and/or any other Finance Document in respect thereof;

(xii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(xiii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xiv)	any gender shall be construed to include a reference to each other gender;

(xv)	a provision of law is a reference to that provision as amended or re-enacted; and

(xvi)	a time of day is a reference to Hong Kong time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(e)	The “equivalent” of an amount in a given currency (the “specified currency”) is a reference to the amount of any other currency which, when converted into the specified currency utilising the Facility Agent’s spot rate of exchange (or, if no such spot rate of exchange is quoted by the Facility Agent, such other prevailing market rate of exchange selected by the Facility Agent) for the purchase of the specified currency with that other currency at or about 11 a.m. (Hong Kong time) on the applicable date of determination, is equal to the applicable amount in the specified currency.

1.3	Currency symbols and definitions

“HK$”, “Hong Kong Dollars” and “Hong Kong dollars” denote the lawful currency of Hong Kong. “US$”, “US dollar” and “US dollars” denote the lawful currency of the US. “RMB” denotes the lawful currency of the PRC.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders agree to make available to the Borrower a term loan facility (in Hong Kong dollars or, at the election of the Borrower upon the delivery of first Utilisation Request, US dollars) an aggregate amount of up to (or the HK$ Equivalent of which aggregate amount is up to) the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under any or all of the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under any or all of the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under any or all of the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Commitments

(a)	Subject to paragraph (b) below:

(i)	on the date of this Agreement, the amount of the Commitment of each Original Lender is the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders); and

(ii)	after the date of this Agreement:

(A)	the amount of the Commitment of each Original Lender is the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) plus the amount of any Commitment of any other Lender (whether or not an Original Lender) transferred to it in accordance with this Agreement but minus the amount of any Commitment transferred by it in accordance with this Agreement; and

(B)	the amount of the Commitment of any Lender other than an Original Lender is the amount of the Commitment of any other Lender (whether or not an Original Lender) transferred to it in accordance with this Agreement minus the amount of any Commitment transferred by it in accordance with this Agreement.

(b)	The Commitment of any Lender is subject to any cancellation or reduction thereof in accordance with this Agreement.

3.	PURPOSE

3.1	Purpose

The Borrower shall ensure that all amounts borrowed by it under the Facility are applied towards:

(a)	the payment of the Acquisition Consideration;

(b)	the funding of the Debt Service Reserve Account until the aggregate balance standing to the credit thereof is equal to the Required DSRA Balance; and

(c)	the payment of fees and expenses relating to the Facility and/or the Acquisition,

and, without prejudice to the foregoing, the Borrower shall ensure that the proceeds of each Certain Funds Advance shall be applied towards each of paragraphs (a) and (where applicable) (b).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders). The Facility Agent shall notify the Borrower and the Lenders promptly upon being so satisfied (acting on the instructions of the Majority Lenders).

4.2	Further conditions precedent

Subject to Clause 4.3 (Certain funds), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Loan if on the date of the Utilisation Request (relating to such Loan) and on the proposed Utilisation Date (for such Loan):

(a)	the Unconditional Date has occurred;

(b)	the Public Announcement has been issued in substantially the form of the draft Public Announcement delivered to the Facility Agent pursuant to Part I of Schedule 2 (Conditions Precedent) and consistent in all material respects with such draft;

(c)	(in the case of a Certain Funds Advance) no Certain Funds Default is continuing or would result from such proposed Loan or (in the case of a Loan that is not a Certain Funds Advance) no Default is continuing or would result from such proposed Loan; and

(d)	(in the case of a Certain Funds Advance) all of the Certain Funds Representations are true in all material respects (whether before or after giving effect to such proposed Loan) or (in the case of a Loan that is not a Certain Funds Advance) the representations and/or warranties to be repeated by any or all of the Obligors under any or all of the Finance Documents upon the date of any Utilisation Request or any Utilisation Date.

4.3	Certain funds

During the Certain Funds Period (notwithstanding any provision in this Agreement to the contrary) none of the Finance Parties shall:

(a)	unless an Event of Default that constitutes a Certain Funds Default is continuing, be entitled to cancel any of the Commitments of the Lenders, declare any Loan due and payable or payable on demand, rescind, terminate or cancel this Agreement, require prepayment or repayment of or accelerate any or all of the Loans, take any other action under Clause 22.18 (Acceleration) with respect to any Loan or any Commitment of any Lender, or exercise any right of rescission, termination, set-off or counterclaim in respect of any Loan, except that none of the foregoing shall prejudice the provisions of Clause 7.1 (Illegality); or

(b)	by virtue of any Default (other than a Certain Funds Default), refuse to participate in the making of a Loan requested to be made during the Certain Funds Period,

provided that immediately upon the expiry of the Certain Funds Period, all such rights, remedies and entitlements shall be available to the Finance Parties, notwithstanding that such rights, remedies and/or entitlements may not have been used or been available for use during the Certain Funds Period.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of such Loan (the subject of such Utilisation Request) comply with Clause 5.3 (Currency and amount);

(iii)	the proposed first Interest Period complies with Clause 10 (Interest Periods);

(iv)	it specifies whether such Loan is a Certain Funds Advance, whether such Loan is a Compulsory Acquisition Advance and whether such Loan is a Reimbursement Advance;

(v)	in the case of a Loan in US dollars, it specifies a prevailing rate of exchange for conversion of the proceeds of such Loan into HK dollars (the “Conversion Rate”); and

(vi)	in the case of a Certain Funds Advance:

(A)	such Utilisation Request specifies that the proceeds of such Loan shall be paid into the Debt Service Reserve Account until the aggregate balance standing to the credit thereof is equal to the Required DSRA Balance and that the remaining proceeds of such Loan shall be paid:

(1)	into the Settlement Account (or, in the case of a Loan in US dollars, to such financial institution specified by the Borrower in such Utilisation Request as the financial institution that will effect conversion of such proceeds into HK$ at such Conversion Rate and effect payment of such conversion proceeds into the Settlement Account) for application towards settlement of the Acquisition Consideration or any part thereof; or

(2)	(only in the case of a Compulsory Acquisition Advance or a Reimbursement Advance) into such account of the Borrower as specified by the Borrower in such Utilisation Request; and

(B)	such Utilisation Request is accompanied by evidence demonstrating that:

(1)	(A) Target Shares have been tendered for acceptance pursuant to the Offer and the Acquisition Consideration or any part thereof in respect of such Target Shares has become or will become due or (B) (in the case of a Compulsory Acquisition Advance) the Compulsory Acquisition Threshold Date has occurred, the Offeror has acquired and paid for all of the Target Shares that have been tendered for acceptance pursuant to the Offer (being not less than 90% in value of the Target Shares to which the Offer relates), and the Offeror has given notice to the Facility Agent pursuant to paragraph (f)(i) of Clause 21.19 (Offer and Relevant Documents) that it will make Compulsory Acquisition in respect of all of the Target Shares that have not be tendered for acceptance pursuant to the Offer (such Target Shares or, as applicable, the Target Shares referred to in (A), being the “Subject Target Shares”);

(2)	the amount equal to (A) the aggregate Acquisition Consideration to be paid (or, in the case of a Reimbursement Advance, already paid) in respect of such Subject Target Shares (or, in the case of a Loan in US dollars, the equivalent of such aggregate Acquisition Consideration in US$ calculated using such Conversion Rate specified in such Utilisation Request) plus (B) any amount required to be paid in to the Debt Service Reserve Account to ensure that the aggregate amount standing to the credit thereof is not less than the Required DSRA Balance is not less than the proposed amount of such Loan; and

(3)	(in the case of a Reimbursement Advance) the aggregate Acquisition Consideration in respect of such Subject Target Shares has already been paid using cash resources of the Group (and not from the proceeds of any Loan), provided that (in each case) none of such Subject Target Shares is the subject of any such evidence delivered under this paragraph (vi)(B) in respect of any other Utilisation Request.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be Hong Kong dollars or US dollars, provided that if the currency specified in the first Utilisation Request is (i) Hong Kong dollars, then the currency specified in each Utilisation Request must be Hong Kong dollars or (ii) US dollars, then the currency specified in each Utilisation Request must be US dollars.

(b)	The amount of the proposed Loan specified in a Utilisation Request must be:

(i)	(in the case of a proposed Loan in Hong Kong dollars) an amount which (A) does not exceed the Available Facility and (B) is a minimum of HK$1,000,000 or, if less, the Available Facility; or

(ii)	(in the case of a proposed Loan in US dollars) an amount the HK$ Equivalent of which (A) does not exceed the Available Facility and (B) is a minimum of HK$1,000,000 or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met and subject to Clause 7.1 (Illegality), each Lender shall make its participation in each Loan available by the Utilisation Date for such Loan through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to a proportion of such Loan, such proportion being equal to the proportion borne by such Lender’s Available Commitment to the Available Facility immediately prior to making such Loan.

(c)	The Facility Agent shall notify each Lender of the amount and currency of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

5.5	Cancellation of Available Facility

On the expiry of the Availability Period (in New York City):

(a)	the Available Commitment (if any) of each Lender shall be immediately and automatically reduced to zero; and

(b)	the Commitment of each Lender shall be immediately and automatically reduced by the amount (if any) of the Available Commitment of such Lender immediately before the reduction to zero of its Available Commitment in accordance with paragraph (a) above.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loans

The Borrower shall repay each Loan in full on the Final Maturity Date.

6.2	No re-borrowing

The Borrower may not re-borrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or any part thereof (or it becomes unlawful in any applicable jurisdiction for any Affiliate of a Lender for that Lender to do so):

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event and the Facility Agent shall promptly notify the Borrower upon the receipt of such notification from that Lender;

(b)	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled and reduced to zero; and

(c)	the Borrower shall repay that Lender’s participation in each Loan on the last day of the Interest Period for such Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by that Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary cancellation

The Borrower may, if it gives the Facility Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, reduce the Available Facility to zero or by such amount (being a minimum amount of US$10,000,000 and an integral multiple of US$1,000,000) as the Borrower may specify in such notice. Any such reduction of the Available Facility under this Clause 7.2 shall reduce the Commitments of the Lenders rateably. For the avoidance of doubt, if the Available Facility is so reduced on or prior to the date falling 90 days after the date of this Agreement, no commitment fee under Clause 12.1 (Commitment fee) shall be payable in respect of the amount of such reduction.

7.3	Voluntary prepayment of Loans

The Borrower may, if it gives the Facility Agent not less than five (5) Business Days’ prior notice in writing, prepay the whole or any part of any Loan on the last day of any Interest Period relating to such Loan, provided that (in the case of any prepayment of any Loan in part) the amount of such prepayment reduces the amount of such Loan by an amount that is (A) not less than US$10,000,000 and (B) if in excess of US$10,000,000, an integral multiple of US$1,000,000.

7.4	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under Clause 13.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 13.3 (Tax indemnity) or Clause 14 (Increased costs);

the Borrower may, whilst the circumstance giving rise to such requirement or indemnification continues, give the Facility Agent and that Lender (A) notice of its intention to procure the repayment of that Lender’s participation in the Loans and the cancellation of the Commitment of that Lender (a “Cancellation Notice”) or notice of its intention to replace that Lender in accordance with paragraph (d) below (a “Replacement Notice”).

(b)	On receipt of a Cancellation Notice referred to in paragraph (a) above in respect of any Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period relating to any Loan which ends after the Borrower has given a Cancellation Notice under paragraph (a) above in respect of any Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan.

(d)	The Borrower may, in the circumstances set out in paragraph (a) above, on 10 Business Days’ prior notice to the Facility Agent and that Lender (in the form of a Replacement Notice), replace that Lender (a “Replaced Lender”) by requiring such Replaced Lender to (and, to the extent permitted by law, such Replaced Lender shall) transfer in accordance with Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or any other bank, financial institution selected by the Borrower (a “Replacement Lender”) which confirms its willingness to assume and does assume all the obligations of such Replaced Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash payable, free and clear from any and all withholdings and deductions, at the time of such transfer equal to the sum (and in the currency of) of (i) the aggregate outstanding principal amount of such Replaced Lender’s participation in each of the outstanding Loans, (ii) all accrued interest (whether or not due) thereon, (iii) any Break Costs that would have been payable to such Replaced Lender had such Replaced Lender received payment of its participation in each of the Loans and accrued interest thereon and other sums payable under the Finance Documents from the Obligors on the date of such transfer and (iv) all other amounts owing or payable to such Replaced Lender under the Finance Documents.

(e)	The replacement of a Replaced Lender and the transfer of rights and obligations of such Replaced Lender to the applicable Replacement Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Facility Agent or the Security Agent;

(ii)	none of the Finance Parties (including without limitation such Replaced Lender) shall have any obligation to find a Replacement Lender;

(iii)	in no event shall such Replaced Lender be required to pay, account for or surrender to such Replacement Lender for any amount (including without limitation any fees) received or recovered by such Replaced Lender pursuant to the Finance Documents prior to or in respect of any time prior to such transfer;

(iv)	such Replaced Lender shall not be obliged to make such transfer or execute any Transfer Certificate in respect of such transfer unless it is satisfied (acting reasonably) that it has completed all “know your customer” and other similar procedures that it is required to conduct in relation to such transfer to such Replacement Lender;

(v)	such Replaced Lender shall be paid the purchase price in respect of such transfer as set out in paragraph (d) by no later than the time of such transfer, and any and all costs and expenses incurred or to be incurred in connection with such transfer by such Replaced Lender shall be paid by the Borrower to such Replaced Lender no later than the time of such transfer;

(vi)	such Replacement Lender is not an Obligor, a member of the Group or any Affiliate of any of the foregoing;

(vii)	such Replaced Lender shall not be required to make any such transfer to the extent that such transfer is, or would be reasonably likely to result, in breach of or non-compliance with any applicable law or regulation, or any rules or regulations of any applicable securities exchange; and

(viii)	such Replaced Lender shall only be obliged to make such transfer if at the time of such transfer the circumstance giving rise to such requirement for increased payments to such Replaced Lender under Clause 13.2 (Tax gross-up) or such indemnification in favour of such Replaced Lender under Clause 13.3 (Tax indemnity) or Clause 14 (Increased costs) (in each case as referred to in paragraph (a) above) is continuing.

7.5	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 or under Clause 8 (Mandatory Prepayment) shall be irrevocable and,

unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not re-borrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel or reduce all or any part of the Commitments or Available Commitments of the Lenders except at the times and in the manner expressly provided for in this Agreement.

(e)	If any Commitment or Available Commitment of any Lender is cancelled or reduced under this Agreement, such Commitment or Available Commitment so cancelled or reduced may not be subsequently reinstated.

(f)	If the Facility Agent receives a notice under this Clause 7 or under Clause 8 (Mandatory Prepayment) it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

8.	MANDATORY PREPAYMENT

8.1	Proceeds

(a)	For the purposes of this Clause 8.1, Clause 8.2 (Application of mandatory prepayments) and Clause 8.3 (Mandatory Prepayment Account):

“Debt Incurrence” means the incurrence or assumption of any Indebtedness for Borrowed Money by any member of the Group.

“Debt Incurrence Proceeds” means the consideration and/or proceeds receivable by or received or recovered by (or paid to the order of) any member of the Group (including any amount receivable in repayment of intercompany debt) in respect of any Debt Incurrence except for Excluded Debt Incurrence Proceeds and after deducting:

(i)	any reasonable expenses which are incurred by any member of the Group with respect to that Debt Incurrence to persons (who are not members of the Group or Affiliates of members of the Group); and

(ii)	any Tax incurred and required to be paid by the member of the Group (that is making that Debt Incurrence) in connection with that Debt Incurrence (as reasonably determined by such member of the Group, on the basis of existing rates and taking account of any available credit, deduction or allowance).

“Disposal” means any sale, lease, licence, transfer, loan or other disposal of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions) of any member of the Group, or any condemnation, expropriation, confiscation, casualty or similar event or circumstance relating to any asset, undertaking or business of any member of the Group.

“Disposal Proceeds” means the consideration and/or proceeds receivable by or received or recovered by (or paid to the order of) any member of the Group (including any amount receivable in repayment of intercompany debt) in respect of any Disposal except for Excluded Disposal Proceeds and after deducting:

(i)	any reasonable expenses which are incurred by any member of the Group with respect to that Disposal to persons (who are not members of the Group or Affiliates of members of the Group); and

(ii)	any Tax incurred and required to be paid by the member of the Group (whose asset is the subject of such Disposal) in connection with that Disposal (as reasonably determined by such member of the Group, on the basis of existing rates and taking account of any available credit, deduction or allowance).

“Distribution” means, without double-counting:

(i)	any declaration, payment or making of any dividend or other distribution (or interest on any unpaid dividend or distribution), whether in cash or in kind, on or in respect of any Equity Interest of any member of the Target Group or any distribution or return of any share premium or other reserve of any member of the Target Group; and/or

(ii)	any purchase, redemption, reduction, retirement, acquisition, defeasance or repayment by any member of the Target Group, or any cancellation or termination of, any Equity Interest of any member of the Target Group, or any payment (or any payment of interest on any unpaid sum relating to such payment) by any member of the Target Group, whether in cash or in kind, on account of any of the foregoing, or any other arrangement having a similar effect.

“Distribution Proceeds” means the proceeds receivable by or received or recovered by (or paid to the order of) any member of the Group (other than any member of the Target Group) in respect of any Distribution and after deducting:

(i)	any reasonable expenses which are incurred by that member of the Group with respect to the receipt of such Distribution to persons (who are not members of the Group or Affiliates of members of the Group); and

(ii)	any Tax incurred and required to be paid by the member of the Group (that is receiving such Distribution) in connection with that Distribution (as reasonably determined by such member of the Group, on the basis of existing rates and taking account of any available credit, deduction or allowance).

“Equity Issuance Proceeds” means the consideration and/or proceeds receivable by or received or recovered by (or paid to the order of) any member of the Group in respect of any Equity Issuance by any member of the Group except for Excluded Equity Issuance Proceeds and after deducting:

(i)	any reasonable expenses which are incurred by any member of the Group with respect to that Equity Issuance to persons (who are not members of the Group or Affiliates of members of the Group); and

(ii)	any Tax incurred and required to be paid by the member of the Group (that is making that Equity Issuance) in connection with that Equity Issuance (as reasonably determined by such member of the Group, on the basis of existing rates and taking account of any available credit, deduction or allowance).

“Excluded Debt Incurrence Proceeds” means the proceeds of the incurrence by a member of the Group of any Indebtedness for Borrowed Money that falls within paragraphs (b)(i) to (viii) of Clause 21.13 (Financial Indebtedness).

“Excluded Disposal Proceeds” means (without double-counting):

(i)	the proceeds of any disposal of any asset by a member of the Group to the extent that such disposal falls within paragraphs (b)(i), (ii), (v), (vii), (viii), (ix), (xi), (xii), (xiii) or (xiv) of Clause 21.5 (Disposals);

(ii)	the proceeds of any disposal of any asset by a member of the Group to the extent that such disposal falls within paragraph (b)(x) of Clause 21.5 (Disposals) and the terms of the applicable legally binding commitment in respect of such disposal (referred to in paragraph (b)(x) of Clause 21.5 (Disposals)) prohibit such proceeds to be applied towards prepayment of the Loan(s); and/or

(iii)	the proceeds of any disposal by a member of the Group to the extent that such proceeds, when aggregated with the aggregate proceeds of any and all disposals by any or all members of the Group (other than any falling within paragraphs (i) and/or (ii) above), do not exceed (or the equivalent thereof in HK dollars does not exceed) HK$10,000,000 at any time since the date of this Agreement, provided that none of the assets being disposed of pursuant to any disposal falling within any of paragraphs (i), (ii) and/or (iii) shall include any asset that is (or that is expressed to be) subject to any Transaction Security or any Equity Interest in any Obligor or the Target, or any Obligor’s interest in any such asset or Equity Interest.

“Excluded Equity Issuance Proceeds” means (a) the proceeds of any Equity Issuance by a member of the Group in favour of another member of the Group and (b) the proceeds of any Equity Interest which proceeds are not in the form of cash.

(b)	The Borrower shall prepay the Loan(s) and the Available Facility shall be cancelled in the following amounts at the times and in the order of application contemplated by Clause 8.2 (Application of mandatory prepayments):

(i)	the amount of any Debt Incurrence Proceeds;

(ii)	the amount of any Disposal Proceeds;

(iii)	the amount of any Distribution Proceeds; and

(iv)	the amount of any Equity Issuance Proceeds.

8.2	Application of mandatory prepayments

(a)	Any amount to be applied towards prepayment of the Loan(s) or reduction of the Available Facility under paragraph (b) of Clause 8.1 (Proceeds) shall be applied in the following order:

(i)	first, in prepayment of the Loans as contemplated in paragraphs (b) to (e) inclusive below; and

(ii)	secondly, in cancellation of the Available Facility (and the Available Commitments of the Lenders will be cancelled rateably) immediately after application (if any) in accordance with paragraph (a)(i) (or, if no Loan is outstanding, immediately upon receipt or recovery of the applicable Debt Incurrence Proceeds, Disposal Proceeds, Distribution Proceeds or Equity Issuance Proceeds by (or payment of the same to the order of) any member of the Group which gives rise to the requirement for prepayment of the Loan(s) or reduction of the Available Facility pursuant to paragraph (b) of Clause 8.1 (Proceeds).

(b)	Unless the Borrower makes an election under paragraph (d) below, the Borrower shall prepay Loans pursuant to paragraph (b) of Clause 8.1 (Proceeds) promptly upon receipt or recovery of the applicable Debt Incurrence Proceeds, Disposal Proceeds, Distribution Proceeds or Equity Issuance Proceeds by (or payment of the same to the order of) any member of the Group which gives rise to the requirement for such prepayment pursuant to paragraph (b) of Clause 8.1 (Proceeds) (the “Receipt Date”).

(c)	Subject to paragraph (d), a prepayment of the Loan(s) under Clause 8.1 (Proceeds) shall be applied towards all of the Loans rateably.

(d)

Subject to paragraph (e) below, the Borrower may elect that any amount to be applied towards prepayment of the Loan(s) under Clause 8.1 (Proceeds) be applied in prepayment of the Loan(s) (the current Interest Period relating to which is the soonest to expire as at such Receipt Date) on the last day of such Interest Period, and that the remainder of such amount (if any) shall be applied towards prepayment of the Loan(s) (the current Interest Period relating to which is the next soonest to expire as at such Receipt Date) on the last day of such latter-mentioned Interest Period, and this paragraph (d) shall continue to apply with respect to any remainder of such amount until such remainder shall have been fully applied in accordance with this paragraph (d). If the Borrower makes that election then a proportion of each Loan equal to the amount to be so applied towards prepayment of such Loan pursuant to this paragraph (d) will be due and payable on the last day of its then current Interest Period.

(e)	If the Borrower has made an election under paragraph (d) above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan(s) equal to the amount to be so applied towards prepayment of the Loan(s) (the subject of such election) shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

8.3	Mandatory Prepayment Account

(a)	The Borrower shall ensure that any amount of Debt Incurrence Proceeds, Disposal Proceeds, Distribution Proceeds or Equity Issuance Proceeds in respect of which the Borrower has made an election under paragraph (d) of Clause 8.2 (Application of mandatory prepayments) are is paid into the Mandatory Prepayment Account as soon as reasonably practicable after receipt or recovery by (or payment to the order of) a member of the Group.

(b)	The Borrower irrevocably authorises each of the Facility Agent and the Security Agent to apply amounts credited to the Mandatory Prepayment Account to pay amounts due and payable under Clause 8.2 (Application of mandatory prepayments) and/or otherwise under the Finance Documents.

(c)	A Lender, the Security Agent or the Facility Agent with which the Mandatory Prepayment Account is held acknowledges and agrees that (i) the account holder in respect of the Mandatory Prepayment Account shall be entitled to receive any interest accruing on amounts standing to the credit of the Mandatory Prepayment Account (which interest shall be paid in accordance with the mandate relating to the Mandatory Prepayment Account) unless a Default is continuing and (ii) the Mandatory Prepayment Account is subject to the Transaction Security.

(d)	The determination of the Facility Agent as to whether any amount deposited or transferred into or withdrawn or transferred from the Mandatory Prepayment Account is so deposited, transferred or withdrawn on account of any applicable proceeds or any applicable provision of this Clause 8.3 or otherwise, and whether any balance standing to the credit of the Mandatory Prepayment Account represents amounts deposited or transferred into the Mandatory Prepayment Account on account of any applicable proceeds or as referred to or on account of any provision of this Clause 8.3 or otherwise, shall be binding on the Parties.

8.4	Compulsory Acquisition Advance

To the extent that a Compulsory Acquisition Advance is made and the proceeds of such Compulsory Acquisition Advance (other than any part thereof that is paid into the Debt Service Reserve Account) have not been applied towards the payment of the Acquisition Consideration attributable to Target Shares (that are the subject of the Compulsory Acquisition) on or prior to:

(a)	(if no Compulsory Buy-out Notice has been given as at the date falling two months after the Compulsory Acquisition Entitlement Date) the date falling two months after the Compulsory Acquisition Entitlement Date; or

(b)	(if a Compulsory Buy-out Notice has been given as at the date falling two months after the Compulsory Acquisition Entitlement Date) the date falling one month after the date on which any Compulsory Buy-Out Notice is given (or, if any dissenting holder of Target Shares shall have applied to the applicable court with jurisdiction pursuant to Section 88 of the Companies Law (as amended) of the Cayman Islands, the date falling one month after the date of the order by such court in respect of such application or the date on which such application is settled among the parties thereto),

(the “Long Stop Application Date”), the Borrower shall procure that the amount of such proceeds that have not been so applied shall be applied towards prepayment of the Loans as if such proceeds were Debt Incurrence Proceeds received by the Borrower on the Long Stop Application Date (and Clauses 8.2 (Application of mandatory prepayments) and 8.3 (Mandatory Prepayment Account) shall apply accordingly).

SECTION 5

COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan at any time during an Interest Period relating thereto is the percentage rate per annum which is the aggregate of:

(a)	the Margin; and

(b)	the Base Rate for such Loan and such Interest Period.

9.2	Payment of interest

On the last day of each Interest Period relating to a Loan the Borrower shall pay accrued interest on such Loan.

9.3	Default interest

(a)	If an Obligor party hereto fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on such overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two (2) per cent. per annum higher than the rate which would have been payable if such overdue amount had, during the period of non-payment, constituted a Loan in the currency of such overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 9.3 on any overdue amount owing by an Obligor party hereto shall be immediately payable by that Obligor on demand by the Facility Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be two (2) per cent. per annum higher than the rate which would have applied if that Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on any Unpaid Sum will be compounded with that Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

9.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	Subject to the provisions of this Agreement:

(i)	the Borrower may select an Interest Period for any Loan in the Utilisation Request for such Loan or (if such Loan has already been borrowed) in a Selection Notice;

(ii)	each Selection Notice in respect of an Interest Period for any Loan is irrevocable and must be delivered to the Facility Agent by the Borrower not later than three Business Days prior to the commencement of that Interest Period;

(iii)	if the Borrower fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (ii) above in relation to any Interest Period for any Loan, such Interest Period will, subject to paragraphs (b) and (c), be one Month; and

(iv)	the Borrower may (pursuant to paragraph (i) and subject to paragraphs (b) and (c)) select an Interest Period for any Loan of one, two or three Months.

(b)	No Interest Period for a Loan shall extend beyond the Final Maturity Date.

(c)	If, on the Utilisation Date for any Loan, any other Loan is outstanding or is to be made on the same Utilisation Date, the first Interest Period for such first-mentioned Loan shall end on the last day of the then current Interest Period for such latter-mentioned Loan.

(d)	Each Interest Period for any Loan shall start on the Utilisation Date for such Loan or (if already made) on the last day of the preceding Interest Period relating to such Loan.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is no such next Business Day in that calendar month).

10.3	Consolidation of Loans

If two or more Interest Periods relating to Loans end on the same date, then those Loans will, unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period relating to such Loans, be consolidated into, and treated as, a single Loan on the last day of such first-mentioned Interest Period.

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if the Base Rate for any sum and any Interest Period relating thereto is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by (in the case of HIBOR) noon (Hong Kong time) or (in the case of LIBOR) noon (London time) on the Quotation Day for such Interest Period, the applicable Base Rate shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	Subject to any alternative basis agreed and consented to as contemplated by paragraphs (a) and (b) of Clause 11.3 (Alternative basis of interest or funding), if a Market Disruption Event occurs in relation to a Loan for any Interest Period relating thereto, then the rate of interest on each Lender’s participation in that Loan at any time during that Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin; and

(ii)	(subject to paragraph (b)) the percentage rate per annum notified to the Facility Agent by that Lender, as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period (or such later date as may be acceptable to the Facility Agent), as the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select (provided that if such percentage rate per annum is below zero, then such percentage rate per annum shall be deemed to be zero).

(b)	In relation to a Market Disruption Event (in respect of any Loan and any Interest Period relating thereto) falling within paragraph (c)(ii), if the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above in respect of such Loan and such Interest Period is less than the Base Rate for such Loan and such Interest Period or if a Lender shall fail to notify the Facility Agent of any such percentage rate per annum pursuant to paragraph (a)(ii) above in respect of such Loan and such Interest Period, then the cost of that Lender of funding its participation in such Loan for such Interest Period shall be deemed, for the purposes of paragraph (a)(ii) above, to be equal to the Base Rate for such Loan and such Interest Period, and such Lender shall be deemed to have notified the Facility Agent of such cost of funding pursuant to paragraph (a)(ii) above.

(c)	In this Agreement “Market Disruption Event” means in relation to any Loan and any Interest Period relating thereto:

(i)	(A) at or about (in the case of a Loan in Hong Kong dollars) noon (Hong Kong time) or (in the case of a Loan in US dollars) noon (London time) on the Quotation Day for such Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine the Base Rate for such Loan and such Interest Period or (B) the Base Rate for such Loan and such Interest Period is zero or negative; or

(ii)	as at 5 p.m. (Hong Kong time) on the Business Day immediately following the Quotation Day for such Loan and such Interest Period, the Facility Agent has received notifications from a Lender or Lenders (whose aggregate participations in such Loan exceed 35 per cent. of such Loan) that (A) the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of the Base Rate for such Loan and such Interest Period or (B) matching deposits are not available to it or them in the Relevant Interbank Market in the ordinary course of business to fund its or their participation(s) in such Loan for such Interest Period.

(d)	In a Market Disruption Event occurs in relation to any Loan and any Interest Period relating thereto, the Facility Agent shall promptly notify the Lenders and the Borrower hereof upon becoming aware of the same.

11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest under this Agreement.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(c)	For the avoidance of doubt, in the event that no substitute basis is agreed at the end of such thirty-day period, the rate of interest shall continue to be determined in accordance with Clause 11.2 (Market disruption).

11.4	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or any Unpaid Sum being paid by or recovered from any Obligor on a day other than the last day of an Interest Period for that Loan or that Unpaid Sum.

(b)	Each Finance Party shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs in relation to any Loan or any Unpaid Sum and any Interest Period relating thereto.

12.	FEES

12.1	Commitment fee

(a)

The Borrower shall pay to the Facility Agent (for the account of each Lender) a commitment fee in Hong Kong dollars computed and accruing on a daily basis at the rate of 0.30 per cent. per annum on that Lender’s Available

Commitment on each day during the Commitment Fee Period. For such purposes, such Lender’s commitment fee in respect of any day during the Availability Period shall be calculated on such Lender’s Available Commitment at the close of business in Hong Kong (or, if any such day is not a Business Day, the immediately preceding Business Day).

(b)	The accrued commitment fee under paragraph (a) is payable in arrears:

(i)	on the last day of each successive period of three Months which ends during the Availability Period;

(ii)	on the last day of the Availability Period; and

(iii)	if a Lender’s Commitment is reduced to zero before the last day of the Availability Period, on the day on which such reduction to zero becomes effective.

(c)	“Commitment Fee Period” means the period from and including the date falling 90 days after the date of this Agreement to and including the last day of the Availability Period.

12.2	Cash confirmation fee

The Borrower shall pay to the Mandated Lead Arranger (for their own account) a fee in the amount and at the times agreed in a Fee Letter.

12.3	Agency fee

The Borrower shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4	Security Agency fee

The Borrower shall pay to the Security Agent (for its own account) a security agency fee in the amount and at times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

(a)	In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	All payments to be made by an Obligor party hereto to any Finance Party under any of the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor is required to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable by an Obligor party hereto to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If an Obligor party hereto is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor party hereto making such Tax Deduction or payment shall deliver to the Facility Agent for the Finance Party entitled to the payment (to which such Tax Deduction relates) evidence reasonably satisfactory to that Finance Party that such Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

13.3	Tax indemnity

(a)	Without prejudice to Clause 13.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under any of the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within three Business Days of demand by the Facility Agent, promptly indemnify each Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 13.3 shall not apply to:

(i)	any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated; or

(ii)	any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located.

(b)	A Finance Party intending to make a claim under paragraph (a) shall notify the Facility Agent of the event giving rise to such claim, whereupon the Facility Agent shall notify the Borrower thereof.

(c)	A Finance Party shall, on receiving a payment from the Borrower under this Clause 13.3, notify the Facility Agent.

13.4	Tax Credit

If an Obligor party hereto makes a Tax Payment in respect of a Finance Party and that Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

that Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had such Tax Payment not been made or required to be made by that Obligor.

13.5	Stamp taxes

The Borrower shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document; and

(b)	within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs in relation to any or all stamp duty, registration and/or other similar Taxes paid or payable in respect of any Finance Document.

13.6	Indirect Tax

(a)	All amounts set out or expressed in any Finance Document to be payable by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by any Finance Party to any Party under or in connection with any Finance Document, that Party shall pay to such Finance Party (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of such Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all Indirect Tax incurred by that Finance Party in respect of such costs or expenses to the extent that such Finance Party reasonably determines that it is not entitled to credit or repayment in respect of such Indirect Tax.

13.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that requesting Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that requesting Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that requesting Party reasonably requests for the purposes of that requesting Party’s compliance with FATCA.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party as soon as reasonably practicable.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)	if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as that Party provides such requested confirmation, forms, documentation or other information.

(e)	If the Borrower is a US Tax Obligor, or where the Facility Agent reasonably believes that its obligations under FATCA require it, each Lender shall, within ten Business Days of:

(i)	where the Borrower is a US Tax Obligor and such Lender is an Original Lender, the date of this Agreement;

(ii)	where the Borrower is a US Tax Obligor and such Lender has become a Lender after the date of this Agreement, the date on which such Lender becomes a Lender; and/or

(iii)	where the Borrower is not a US Tax Obligor, the date of a request from the Facility Agent,

supply to the Facility Agent:

(iv)	a withholding certificate on Form W-8 or Form W-9 (or any successor form) (as applicable); or

(v)	any withholding statement and other documentation, authorisations and waivers as the Facility Agent may require to certify or establish the status of such Lender under FATCA.

The Facility Agent shall provide any withholding certificate, withholding statement, documentation, authorisations and waivers it receives from a Lender pursuant to this paragraph (e) to the Borrower and shall be entitled to rely on any such withholding certificate, withholding statement, documentation, authorisations and waivers provided without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with this paragraph (e).

(f)	Each Lender agrees that if any withholding certificate, withholding statement, documentation, authorisations and/or waivers provided to the Facility Agent pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, it shall promptly update such withholding certificate, withholding statement, documentation, authorisations and/or waivers or promptly notify the Facility Agent in writing of its legal inability to do so. The Facility Agent shall provide any such updated withholding certificate, withholding statement, documentation, authorisations and waivers to the Borrower. The Facility Agent shall not be liable for any action taken by it under or in connection with this paragraph (f).

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions), the Borrower shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation made, enacted, issued or put into effect after the date of this Agreement; or

(iii)	the implementation or application of, or compliance with, Basel III or any law or regulation that implements or applies Basel III.

The terms “law” and “regulation” in this paragraph (a) shall include, without limitation, any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement:

“Basel III” means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Increased Costs” means:

(i)	a reduction in the rate of return from the Facility (or any part thereof) or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by that Finance Party of any of its obligations under any Finance Document or any participation of that Finance Party in any Loan or Unpaid Sum.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Facility Agent of the event giving rise to such claim, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, when making a claim for any Increased Costs under Clause 14.1 (Increased costs), provide a certificate confirming the amount of such Increased Costs so claimed and setting out reasonable particulars of such Finance Party’s calculation of such Increased Costs.

14.3	Exceptions

Clause 14.1 (Increased costs) does not apply to any Increased Cost to the extent such Increased Cost is:

(a)	attributable to a Tax Deduction that is required by law to be made by an Obligor and that is already compensated for by Clause 13.2 (Tax gross-up);

(b)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (a) of Clause 13.3 (Tax indemnity) applied); or

(c)	incurred by a Finance Party or an Affiliate of a Finance Party and is attributable to the wilful breach by such Finance Party or such Affiliate of any law or regulation.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 13 (Tax Gross Up And Indemnities) or Clause 14 (Increased costs).

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party, within three Business Days of demand, for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

15.3	Conduct of business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any such claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

16.	OTHER INDEMNITIES

16.1	Currency indemnity

(a)	If any sum due from any Obligor party hereto under any or all of the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of such conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt or recovery of that Sum.

(b)	Each Obligor party hereto waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2	Other indemnities

(a)	The Borrower shall, within three Business Days of demand, indemnify each of the Finance Parties against any cost, loss or liability incurred by that Finance Party as a result of:

(i)	the occurrence of any Event of Default;

(ii)	the any information produced or approved by any Obligor or any member of the Group being or being alleged to be misleading and/or deceptive in any respect;

(iii)	any enquiry, investigation, subpoena (or similar order) or legal or arbitral proceedings with respect to any Obligor or with respect to any transactions contemplated or financed under any Finance Document;

(iv)	a failure by an Obligor to pay any amount due under a Finance Document on its due date and in the currency in which such amount is due, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(v)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(vi)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

(b)

The Borrower shall, within three Business Days of demand by an Administrative Party, indemnify each of the Finance Parties, their Affiliates and their respective officers, directors, agents, employees, representatives and/or advisers (each an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs and expenses (“Indemnified Amounts”), joint or several, that may be incurred by, or asserted or awarded against, that Indemnified Party, in each case arising out of or in connection with any investigation, litigation, arbitration, administrative proceeding, regulatory enquiry or proceeding relating to or in connection with (i) the use of the proceeds of the Loan(s) (or any part thereof) and/or (ii) the Acquisition (or any part thereof), or the preparation of any defence with respect thereto, except to the extent that such Indemnified Amounts have been caused by the gross negligence or wilful misconduct of that Indemnified Party. Any Indemnified Party may rely on this paragraph (b). When a Finance Party makes any claim for any Indemnified Amount under this paragraph (b), such Finance Party shall provide reasonable particulars of such Indemnified Amount and the amount thereof.

16.3	Indemnity to the Facility Agent and the Security Agent

The Borrower shall promptly indemnify each of the Facility Agent and the Security Agent against any cost, loss or liability incurred by the Facility Agent or the Security Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	the taking, holding, protection or enforcement of the Transaction Security;

(d)	(in the case of the Security Agent) acting as Security Agent under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the Security Agent’s gross negligence or wilful misconduct);

(e)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent by the Finance Documents or by law; and/or

(f)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

Each of the Facility Agent and the Security Agent may, in priority to any payment to the Finance Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 16.3 (Indemnity to the Facility Agent and the Security Agent) and (in the case of the Security Agent) shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to the Facility Agent and/or the Security Agent.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Borrower shall promptly on demand pay each of the Administrative Parties the amount of all costs and expenses (including without limitation legal fees) reasonably incurred by any or all of them in connection with the negotiation, preparation, printing, execution, delivery, syndication and perfection of:

(a)	this Agreement and/or any other documents referred to in this Agreement; and/or

(b)	all other Finance Documents executed after the date of this Agreement and any other documents referred to in such other Finance Documents,

provided that the Borrower’s aggregate liability for such legal fees incurred by the Administrative Parties in relation to this Agreement and/or other Finance Documents executed prior to or upon the Initial Utilisation Date shall not exceed the applicable amount set out in the Fee Letter between the Borrower and the Mandated Lead Arranger.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.9 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse each of the Facility Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by it in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Borrower shall within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under any Finance Document and/or any Transaction Security, and/or any proceedings instituted by or against any Finance Party as a consequence of taking or holding any Transaction Security.

17.4	Security Agency expenses

The Borrower shall promptly on demand pay the Security Agent the amount of all costs and expenses (including legal fees) incurred by it in connection with the administration or release of any Transaction Security created pursuant to any Security Document.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

Each Obligor party hereto makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Status

(a)	It is a company, duly incorporated and validly existing under the laws of (in the case of the Borrower) the Cayman Islands or (in the case of the Offeror) the British Virgin Islands.

(b)	Each of it and its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations

(a)	The obligations expressed to be assumed by it in each Transaction Document to which it is a party are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered in accordance with Clause 4 (Conditions of Utilisation) or Clause 24 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

(b)	Without affecting the generality of paragraph (a) above, each Security Document to which it is a party creates the security interests which that Security Document purports to create and such security interests are valid and effective.

18.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the constitutional documents of it or any of its Subsidiaries; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any asset of it or any of its Subsidiaries.

18.4	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities (as applicable) contemplated by the Transaction Documents to which it is a party.

18.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;

(b)	to make the Transaction Documents to which it is a party admissible in evidence in its jurisdiction of incorporation;

(c)	to enable it to create all of the Transaction Security expressed to be created by it pursuant to any or all of the Security Documents to which it is a party and to ensure that such Transaction Security has the priority and ranking it is expressed to have; and/or

(d)	for it and its Subsidiaries to carry on their respective business, and which are material,

have been obtained or effected and are in full force and effect.

18.6	Governing law and enforcement

(a)	The choice of law of each Transaction Document to which it is a party will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in the jurisdiction of the governing law of any Transaction Document in relation to such Transaction Document will be recognised and enforced in its jurisdiction of incorporation.

18.7	Deduction of Tax

It is not required under the law applicable where it is incorporated or resident or at its address specified in this Agreement to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to any or all of the Finance Documents or the transactions contemplated by the Finance Documents, except (a) that stamp duty in the Cayman Islands will be payable in respect of any Finance Document that is executed in, brought into or produced before a court in the Cayman Islands and (b) for any filing in relation to any Security Document specified in such Security Document (which will be effected by the earlier of the time required under applicable law and the time specified under any Finance Document).

18.9	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document to which it is a party.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which any asset of it or any of its Subsidiaries is subject which might have a Material Adverse Effect.

18.10	No misleading information

(a)	Any factual information contained in any or all of the Transaction Documents or provided by or on behalf of any Obligor or any member of the Group in connection with any or all of the Transaction Documents, the Facility and/or the Acquisition was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Any financial projections provided by or on behalf of any Obligor or any member of the Group in connection with any or all of the Transaction Documents, the Facility and/or the Acquisition have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from the information provided to any or all of the Finance Parties in connection with any or all of the Transaction Documents, the Facility and/or the Acquisition and no information has been given or withheld that results in such information being untrue or misleading in any material respect.

(d)	All information supplied by or on behalf of any Obligor or any member of the Group is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect, provided that the representations and warranties under this Clause 18.10, to the extent that they relate to information concerning members of the Target Group that is provided to the Finance Parties prior to the date on which the Target becomes a Subsidiary of the Borrower shall be made to the best of the knowledge of each Obligor party hereto (after making due enquiries).

18.11	Financial statements

(a)	Its financial statements most recently supplied to the Facility Agent (which, as at the date of this Agreement, are its Original Financial Statements in the case of the Borrower) were prepared in accordance with IFRS consistently applied save to the extent expressly disclosed in such financial statements.

(b)	Its financial statements most recently supplied to the Facility Agent (which, as at the date of this Agreement, are its Original Financial Statements in the case of the Borrower) give a true and fair view of and represent its financial condition and operations (consolidated in the case of the Borrower) as at the end of and during the applicable period to which such financial statements relate, save to the extent expressly disclosed in such financial statements.

(c)	There has been no material adverse change in its business or financial condition or the business or consolidated financial condition of the Group since the date of the Original Financial Statements of the Borrower.

18.12	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in Clause 22.7 (Insolvency proceedings); or

(b)	event or circumstance described in Clause 22.8 (Creditors’ process),

has been taken or, to the knowledge of each Obligor party hereto, threatened in relation to any member of the Group and none of the circumstances described in this Clause 18.12 (Insolvency) applies to any member of the Group.

18.13	Pari passu ranking

(a)	Its payment obligations under the Finance Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

(b)	The Transaction Security has or (subject to satisfaction of the Perfection Requirements) will have the ranking in priority which it is expressed to have in the Security Document(s) governing or evidencing such Transaction Security.

18.14	No proceedings pending or threatened

No litigation, arbitration, investigation or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened, or are pending, against it or any of its Subsidiaries.

18.15	Compliance with laws

(a)	No member of the Group has breached any law or regulation which breach has or could reasonably be expected to have a Material Adverse Effect.

(b)	Each member of the Group has conducted its businesses in compliance with applicable anti-corruption laws in all material respects and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

18.16	Environmental compliance

(a)	Each member of the Group is in compliance with Clause 21.9 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or could reasonably be expected to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or could reasonably be expected, if determined against it or that member of the Group, to have a Material Adverse Effect.

18.17	Authorised Signatures

Any person specified as its authorised signatory under Schedule 2 (Conditions Precedent) or paragraph (a)(iv) of Clause 19.6 (Information: miscellaneous) is authorised to sign Utilisation Requests and Selection Notices (in the case of the Borrower only) and other notices on its behalf.

18.18	Offer and Related Documents

(a)	The Offer Document and all ancillary documents thereto (which ancillary documents are consistent in all material respects with the terms of the Public Announcement) issued by or on behalf of the Offeror to holders of the Target Shares and/or Target Options in relation to the Offer contain all the terms of the Offer and reflect the terms of the Public Announcement in all material respects.

(b)	None of the Relevant Documents or the terms of the Offer or any of the Call and Put Options has been amended, varied or modified except as expressly permitted under Clause 21.19 (Offer and Relevant Documents), and the Offeror has not waived any of its rights under or pursuant to any of the Relevant Documents or the terms of the Offer, except as expressly permitted under Clause 21.19 (Offer and Relevant Documents).

(c)	None of the Offeror or the Borrower has assigned, transferred or otherwise disposed of any of its rights or obligations under any of the Relevant Documents or in respect of any of the the Call and Put Options (except for any assignment or disposal constituted by any Transaction Security).

(d)	None of the Offeror, the Borrower, any member of the Group or (to the extent that such acquisition is made with the consent of any member of the Group or otherwise within the control of any member of the Group) any person acting in concert with the Offeror has acquired any Target Share or Target Option or any interest therein at any time during the period starting from the date falling 3 months prior to the date of the Public Announcement in any way that would oblige the Offeror to amend or modify the terms of the Offer or (except as a result of acquisition of Target Shares pursuant to acceptances under the Offer) make any Compulsory Acquisition.

18.19	No immunity

In any proceedings taken in its jurisdiction of incorporation in relation to any of the Transaction Documents, it will not be entitled to claim for itself, or any of its assets, immunity from suit, execution, attachment or other legal process.

18.20	Private and commercial acts

Its execution of the Transaction Documents to which it is a party constitutes, and its exercise of its rights and performance of its obligations thereunder will constitute private and commercial acts done and performed for private and commercial purposes.

18.21	Financial Indebtedness and Security

(a)	No member of the Group has any Financial Indebtedness outstanding other than as permitted under Clause 21.13 (Financial Indebtedness).

(b)	No Security exists over all or any of the present or future assets of any member of the Group other than any Security permitted under Clause 21.4 (Negative pledge).

18.22	Legal and beneficial owner

It is the absolute legal owner and beneficial owner of the assets subject to the Transaction Security created by it.

18.23	Shares

(a)	Any Equity Interests which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of any entity any of the Equity Interests in which are subject to Transaction Security do not and could not restrict or inhibit any transfer of those Equity Interests on creation or on enforcement of any Transaction Security, and none of the Obligors or members of the Group has entered into or is party to any agreement or arrangement relating to the exercise of any voting rights attaching to, any such Equity Interests (other than the Transaction Documents) or any agreement or arrangement that could restrict or inhibit any transfer of any such Equity Interests on creation or enforcement of any Transaction Security.

(b)	Except for the Call and Put Options, there are no agreements in force which provide for the issue, allotment, transfer or disposal of, or grant any person the right to call for the issue, allotment, transfer or disposal of, any Equity Interest in the Offeror (including any option or right of pre-emption or conversion).

(c)	Except for the Relevant Documents, there are no agreements in force (to which any member of the Group or any person acting in concert with any member of the Group is party) which provide for the issue, allotment, transfer or disposal of, or grant any person the right to call for the issue, allotment, transfer or disposal of, any Equity Interest in the Target (including any option or right of pre-emption or conversion).

18.24	Ownership

(a)

The Borrower directly legally and beneficially owns 100% of the Equity Interests in the Offeror (other than up to 14.7% of the issued ordinary shares of the Offeror that are issued to persons that are not members of the Group pursuant to the Offeror Roll-up (the “Roll-up Interest”)), and exercises management control over the Offeror, and no Security (other than Transaction Security), third party rights or competing interests subsist over or affect any such Equity Interests, and none of the Borrower or any other member of the Group is party to any agreement or under any commitment to give or create any such Security, third party right or competing interests.

(b)	The Borrower directly or indirectly beneficially owns at least 93% of the Equity Interests (of each class) in Inner Mongolia Mengniu, and exercises management control over Inner Mongolia Mengniu, and no Security (other than Transaction Security), third party rights or competing interests subsist over or affect any such Equity Interests, and none of the Borrower or any other member of the Group is party to any agreement or under any commitment to give or create any such Security, third party right or competing interests.

(c)	COFCO Limited is the single largest shareholder of the Borrower (as construed in accordance with Clause 22.13 (Change of control)).

18.25	No prior business

The Offeror:

(a)	has not traded, carried on any business or activity or entered into any transaction; and

(b)	does not own any asset nor has it incurred any liabilities or commitments (actual or contingent, present or future),

in each case of any kind whatsoever, except to the extent expressly permitted by Clause 21.8 (Holding company).

18.26 Applicable Sanctions

None of the Obligors, nor any of their respective Subsidiaries, nor any joint venture in which any of them or their respective Subsidiaries participates, nor any of the respective directors, officers or employees of any or all of the foregoing, nor, to the knowledge of the Obligors, any persons acting on behalf of any or all of the foregoing:

(a)	is a Restricted Party; or

(b)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

18.27	List of Subsidiaries

The List of Subsidiaries delivered to the Facility Agent pursuant to Part I of Schedule 2 (Conditions Precedent) is true, complete and accurate in all material respects and shows the following information: each member of the Group (other than the Offeror), including current name, its jurisdiction of incorporation or organisation, its issued share capital or registered capital, and percentage of equity interest attributable to the Borrower (direct or indirect) and its principal activities.

18.28	Repetition

(a)	The Repeating Representations are deemed to be made by each Obligor party hereto on:

(i)	the date of each Utilisation Request; and

(ii)	the first day of each Interest Period relating to a Loan,

in each case by reference to the facts and circumstances then existing.

(b)	The representations and warranties set out in paragraphs (a) to (c) of Clause 18.10 (No misleading information), to the extent that they relate to any Transaction Document or any other information that is (in each case) delivered to any or all of the Finance Parties after the date of this Agreement, shall be made at the time when such Transaction Document or such other information (as at the case may be) is so delivered, by reference to the facts and circumstances then existing

(c)	The representations and warranties set out in Clause 18.27 (List of Subsidiaries) shall be made at the time when the List of Subsidiaries is delivered to the Facility Agent pursuant to Part I of Schedule 2 (Conditions Precedent), by reference to the facts and circumstances then existing.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Borrower shall supply or procure the supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years, the audited consolidated financial statements and annual reports of the Group for that financial year audited by an independent firm of certified public accountants;

(b)	as soon as the same become available, but in any event within 90 days after the first half of each of its financial years, the unaudited consolidated financial statements of the Group for that financial half year (and any report issued by the Borrower in respect of that financial half year) reviewed by an independent firm of certified public accountants;

(c)	(after the Target has become a member of the Group) as soon as the same become available, but in any event within 120 days after the end of each of the Target’s financial years, the audited consolidated financial statements and annual reports of the Target Group for that financial year audited by an independent firm of certified public accountants; and

(d)	(after the Target has become a member of the Group) as soon as the same become available, but in any event within 90 days after the first half of each of the Target’s financial years, the unaudited consolidated financial statements of the Target Group for that financial half year (and any report issued by the Target in respect of that financial half year) reviewed by an independent firm of certified public accountants.

19.2	Compliance Certificate

(a)	The Borrower shall supply to the Facility Agent, with each set of financial statements delivered under paragraphs (a) and/or (b) of Clause 19.1 (Financial statements), a Compliance Certificate:

(i)	setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants) as at the date as at which (and in respect of the Relevant Period ending on the date as at which) such financial statements were prepared; and

(ii)	confirming that no Default has occurred and is continuing or, if a Default is continuing, specifying the nature of such Default and the steps being taken to remedy such Default.

(b)	Each Compliance Certificate delivered under paragraph (a) shall be signed by one director of the Borrower for and on behalf of the Borrower.

19.3	Requirements as to financial statements

(a)	The Borrower shall ensure that each set of financial statements delivered or procured pursuant to Clause 19.1 (Financial statements) in respect of the Group or the Target Group shall be certified by a director of (in the case of the Group) the Borrower or (in the case of the Target Group) the Target as fairly representing the consolidated financial condition and operations of the Group or the Target Group (as the case may be) as at the end of and during the applicable period to which such financial statements relate.

(b)	The Borrower shall procure that each set of financial statements of the Group delivered pursuant to Clause 19.1 (Financial statements) is prepared using IFRS, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for the Group (as the case may be) unless, in relation to any set of financial statements, it notifies the Facility Agent that there has been a change in IFRS, the accounting practices or reference periods and the auditors of the Borrower deliver to the Facility Agent:

(i)	a description of any change necessary for those financial statements to reflect the IFRS, accounting practices and reference periods upon which the Original Financial Statements of the Group were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 20 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Original Financial Statements of the Group.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements of the Group were prepared.

19.4	Year-end

The Borrower shall procure that the last day of each financial year of each member of the Group falls on 31 December.

19.5	Auditors

The Borrower shall ensure that the auditors of the Group (and (with effect from the time when the Target becomes a member of the Group) the Target Group) shall be one of the internationally recognised “big four” firms of accountants.

19.6	Information: miscellaneous

(a)	Each Obligor party hereto shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(i)	all documents dispatched by an Obligor to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(ii)	promptly upon becoming aware of them, the details of any litigation, investigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor or any member of the Group and which might, if adversely determined, have a Material Adverse Effect;

(iii)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Facility Agent) may reasonably request;

(iv)	promptly, such further information regarding the Acquisition or any Relevant Document as any Finance Party (through the Facility Agent) may reasonably request;

(v)	promptly, notice of any change in authorised signatories of any Obligor signed by a director or company secretary of such Obligor accompanied by specimen signatures of any new authorised signatories of such Obligor; and

(vi)	promptly, a copy of the Public Announcement upon the issuance thereof.

(b)	Each Obligor party hereto shall promptly notify the Facility Agent of

(i)	any change in the ownership of or Equity Interests in any Obligor (other than any change in the public shareholders of the Borrower); and

(ii)	any change in the constitutional documents of any Obligor.

(c)	Each Obligor party hereto shall supply each of the Facility Agent and the Security Agent with or procure the supply to each of the Facility Agent and the Security Agent of such information as it may from time to time reasonably require for the performance of its rights and obligations under the Finance Documents.

19.7	Notification of default

(a)	Each Obligor party hereto shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by one director of the Borrower on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying such Default and the steps, if any, being taken to remedy it).

19.8	Use of websites

(a)	Each Obligor party hereto may satisfy its obligations under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Facility Agent (the “Designated Website”) if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of such information by this method;

(ii)	both the Facility Agent and the Borrower are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	such information is in a format previously agreed between the Borrower and the Facility Agent.

(b)	If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Facility Agent shall notify the Borrower accordingly and each Obligor party hereto shall, at its own cost, supply information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event each Obligor party hereto shall, at its own cost, supply the Facility Agent with at least one copy in paper form any information required to be provided by it under this Agreement.

(c)	The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Facility Agent.

(d)	Each Obligor party hereto shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	it becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

(e)	If any Obligor party hereto notifies the Facility Agent under paragraph (d)(i) or (d)(v) above, all information to be provided by any Obligor party hereto under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to such notification are no longer continuing.

(f)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. Each Obligor party hereto shall at its own cost comply with any such request within ten Business Days.

19.9	“Know your customer” checks

(a)	Each Obligor party hereto shall promptly upon the request of any Transaction Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by such Transaction Agent (for itself or on behalf of any Lender (including for any Lender on behalf of any prospective new Lender)) in order for such Transaction Agent, such Lender or any prospective new Lender to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

(b)	Each Lender shall promptly upon the request of any Transaction Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by such Transaction Agent (for itself) in order for such Transaction Agent to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

20.	FINANCIAL COVENANTS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under any of the Finance Documents or any Commitment is in force.

20.1	Financial definitions

In this Agreement:

“Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness for or in respect of Indebtedness for Borrowed Money.

“EBITDA” means, in respect of any period, the consolidated operating profit of the Group for that period before taxation:

(a)	before deducting any Finance Charges in respect of that period;

(b)	not including any accrued interest owing to any member of the Group;

(c)	after adding back any amount attributable to the amortisation or depreciation of assets of members of the Group;

(d)	before taking into account any exceptional, one-off, non-recurring or extraordinary items;

(e)	after deducting the amount of any profit (or adding back the amount of any loss) for that period of any member of the Group which is attributable to minority interests (that is, any interest in any Subsidiary of the Borrower that is held or owned by any person that is not a member of the Group);

(f)	after deducting the amount of any profit of any Non-Group Entity to the extent that the amount of such profit included in the consolidated financial statements of the Group exceeds the amount actually received in cash by members of the Group during such period through distributions by such Non-Group Entity;

(g)	before taking into account any unrealised gains or losses on any derivative instrument (other than any derivative instrument which is accounted for on a hedge accounting basis); and

(h)	before taking into account any gain or loss arising from an upward or downward revaluation of any asset at any time after the Original Financial Statements of the Borrower,

in each case, to the extent otherwise added or included (in the case of (b) or (e) (in the case of any profit referred to therein) or (f)), deducted (in the case of (a), (c) or (e) (in the case of any loss referred to therein)), or taken into account (in the case of (d), (g) or (h)), as the case may be, for the purposes of determining the consolidated operating profit of the Group for that period before taxation.

“Finance Charges” means, for any period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and/or other finance payments in respect of Borrowings paid or payable by any member of the Group (calculated on a consolidated basis) or capitalised in respect of that period:

(a)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(b)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement;

(c)	if a Joint Venture (that is not a member of the Group) is accounted for by the Group on a proportionate consolidation basis, after adding the Group’s share of the finance costs of that Joint Venture for that period; and

(d)	taking no account of any unrealised gains or losses on any derivative instruments other than any derivative instruments which are accounted for on a hedge accounting basis.

“Financial Year” means the annual accounting period of the Group ending on 31 December each year.

“Interest Cover” means, in relation to any Relevant Period, the ratio of EBITDA to Finance Charges in respect of such Relevant Period.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, joint venture, association, partnership or other entity.

“Leverage” means, in respect of any Relevant Period, the ratio of Net Debt on the last day of that Relevant Period to EBITDA in respect of that Relevant Period.

“Net Debt” means, at any time:

(a)	Total Debt at such time

less

(b)	the aggregate cash held and beneficially owned by members of the Group (on a consolidated basis) at such time, provided that if such cash is subject to any Security or Quasi-Security (other than Transaction Security), such cash shall only be included in this paragraph (b) to the extent of the amount of that portion of the Total Debt that is secured by such cash at such time.

“Non-Group Entity” means any investment or entity (which is not itself a member of the Group (including associates and Joint Ventures)) in which any member of the Group has an ownership interest.

“Relevant Period” means each period of twelve months ending on the last day of any Financial Year or ending on the last day of the first half of any Financial Year.

“Tangible Net Worth” means, at any time, the aggregate of the amounts paid up (or credited as paid up) on the issued share capital of the Borrower and the aggregate amount of the reserves of the Group:

(a)	including (to the extent not otherwise included) any balance standing to the credit of the consolidated profit and loss account of the Borrower;

(b)	deducting (to the extent not otherwise deducted) any debit balance on the consolidated profit and loss account of the Borrower;

(c)	deducting any amount in respect of any interest of any person (that is not a member of the Group) in any Subsidiary of the Borrower;

(d)	deducting (to the extent otherwise included) any amount shown in respect of goodwill (including goodwill arising only on consolidation) or other intangible assets of the Group or any member thereof;

(e)	deducting (to the extent otherwise included) any amount set aside for taxation, deferred taxation or bad debts;

(f)	deducting (to the extent otherwise included) any amounts arising from an upward revaluation of assets made at any time after the date of the Original Financial Statements of the Borrower; and

(g)	deducting any amount in respect of any dividend or distribution declared, recommended or made by any member of the Group to the extent that such dividend or distribution is payable to a person that is not a member of the Group and is not provided for in and deducted from the most recent financial statements of the Group, and so that no amount shall be included or excluded more than once.

“Total Debt” means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Borrowings at that time but:

(a)	excluding any such obligations to any other member of the Group; and

(b)	including, in the case of any Finance Lease only, its capitalised value; and

(c)	excluding, for the avoidance of doubt, any trade payable incurred by any member of the Group in its ordinary course of trading provided that the payment terms of such trade payable are not longer than 90 days, and so that no amount shall be included or excluded more than once.

20.2	Financial condition

The Borrower shall ensure that:

(a)	Leverage: Leverage in respect of each Relevant Period shall not exceed 3.0 : 1;

(b)	Interest Cover: Interest Cover in respect of each Relevant Period shall not be less 5.0 : 1; and

(c)	Tangible Net Worth: Tangible Net Worth (or the equivalent thereof in HK$) shall not at any time (with effect from time when the Target becomes a Subsidiary of the Borrower) be less than RMB4,000,000,000.

20.3	Financial testing

The financial covenants set out in Clause 20.2 (Financial condition) shall be calculated in accordance with IFRS and tested by reference to each of the financial statements of the Group delivered pursuant to paragraphs (a) and (b) of Clause 19.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate).

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under any of the Finance Documents or any Commitment is in force.

21.1	Authorisations

Each Obligor party hereto shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Facility Agent of,

any Authorisation required to enable it to perform its obligations under the Transaction Documents and/or to ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document in its jurisdiction of incorporation and/or the jurisdiction of the governing law of any Transaction Document to which it is party.

21.2	Compliance with laws

Each Obligor party hereto shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Transaction Documents or could reasonably be expected to have a Material Adverse Effect.

21.3	Pari passu ranking

(a)	Each Obligor party hereto shall ensure that its payment obligations under the Finance Documents rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

(b)	Without prejudice to paragraph (a), each Obligor party hereto shall ensure that any and all Transaction Security expressed to be created by it under any or all of the Security Documents enjoys the priority which such Transaction Security is expressed to have.

21.4	Negative pledge

In this Clause 21.4, “Quasi-Security” means any arrangement or transaction described in paragraph (b) below.

(a)	No Obligor party hereto shall, and each Obligor party hereto shall procure that no member of the Group will, create or permit to subsist any Security over any of its assets.

(b)	No Obligor party hereto shall, and each Obligor party hereto shall procure that no member of the Group will:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any Obligor or any other member of the Group or any Affiliate of any of the foregoing;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into or permit to subsist any title retention arrangement;

(iv)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where such arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of any asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any Security or Quasi-Security listed in Schedule 6 (Existing Security) provided that the principal amount secured by that Security or Quasi-Security does not exceed the amount stated (in respect of that Security or Quasi-Security) and is not increased at any time after the date of this Agreement;

(ii)	any Security or Quasi-Security over any asset of any member of the Target Group which Security or Quasi-Security is subsisting as at the time when the Target becomes a member of the Group, provided that the principal amount secured by that Security or Quasi-Security is not increased at any time after the time when the Target becomes a member of the Group;

(iii)	any Security or Quasi-Security (“Replacement Security”) that replaces any Security or Quasi-Security falling within paragraph (c)(i)

or (c)(ii) (“Original Security”) pursuant to the refinancing of any Financial Indebtedness secured by or related to such Original Security being so replaced (“Original Financial Indebtedness”), provided that (A) such Replacement Security only secures or relates to Financial Indebtedness which refinances such Original Financial Indebtedness (“New Financial Indebtedness”) and which is permitted under this Agreement, (B) such Replacement Security subsists over and/or relates to the same assets over which such Original Security subsisted or to which such Original Security related and (C) the aggregate principal amount secured by such Replacement Security does not exceed the aggregate principal amount of such Original Financial Indebtedness that is so refinanced by such New Financial Indebtedness, and is not increased after the date on which such New Financial Indebtedness is first incurred;

(iv)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of such member of the Group, provided that such netting or set-off arrangement does not allow any credit balance or asset of:

(A)	any Obligor to be set off or applied against any debit balance or obligations of any person (other than such Obligor itself); or

(B)	any member of the Group (that is not an Obligor) to be set off or applied against any debit balance or obligations of any person (other than a member of the Group);

(v)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:

(A)	hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or

(B)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to any hedging transaction and provided that such arrangement does not allow any credit balance or asset of (1) any Obligor to be set off or applied against any debit balance or obligations of any person (other than such Obligor itself) or (2) any member of the Group (that is not an Obligor) to be set off or applied against any debit balance or obligations of any person (other than a member of the Group);

(vi)	any lien arising by operation of law and in the ordinary course of trading, provided that the debt which is secured thereby is paid when due or contested in good faith by appropriate proceedings and properly provisioned;

(vii)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)	that Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured by that Security or to which such Quasi-Security relates has not been increased in contemplation of, or since, the acquisition of that asset by a member of the Group; and

(C)	either:

(1)	that Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset by a member of the Group; or

(2)	the aggregate principal amount secured by that Security or to which such Quasi-Security relates, when aggregated with the aggregate principal secured by any or all other Security falling within this paragraph (vii)(C)(2) and/or paragraph (viii)(C)(2) or to which any or all other Quasi-Security falling within this paragraph (vii)(C)(2) and/or paragraph (viii)(C)(2) relates, does not exceed (or the equivalent thereof in US dollars) does not exceed US$25,000,000;

(viii)	any Security or Quasi-Security over or affecting any asset of any person which becomes a member of the Group after the date of this Agreement, where that Security or Quasi-Security is created prior to the date on which that person becomes a member of the Group, if:

(A)	that Security or Quasi-Security was not created in contemplation of the acquisition of any interest in that person by any member of the Group;

(B)	the principal amount secured by that Security or to which that Quasi-Security relates has not increased in contemplation of or since the acquisition of any interest in that person by any member of the Group; and

(C)	either:

(1)	that Security or Quasi-Security is removed or discharged within three months of that person becoming a member of the Group; or

(2)	the aggregate principal amount secured by that Security or to which such Quasi-Security relates, when aggregated with the aggregate principal secured by any or all other Security falling within this paragraph (viii)(C)(2) and/or paragraph (vii)(C)(2) or to which any or all other Quasi-Security falling within this paragraph (viii)(C)(2) and/or paragraph (vii)(C)(2) relates, does not exceed (or the equivalent thereof in US dollars) does not exceed US$25,000,000;

(ix)	any Security or Quasi-Security created pursuant to any Finance Document;

(x)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group; or

(xi)	any Security over any asset of any Onshore Group Member securing indebtedness of any Onshore Group Member the principal amount of which (when aggregated with the aggregate principal amount of any and all other indebtedness which has the benefit of Security given by any one or more Onshore Group Members other than any permitted under paragraphs (c)(i) to (x) above) does not exceed US$50,000,000 (or its equivalent in another currency or currencies).

(d)	Notwithstanding paragraph (c), each Obligor party hereto shall ensure that no Security or Quasi-Security shall subsist over any asset that is (or that is expressed to be) subject to any Transaction Security or any interest therein, or any Obligor’s interest in any Equity Interest in the Offeror or the Target, except for (i) any Security or Quasi-Security constituted by any Finance Document and (ii) (in the case of the Debt Service Reserve Account or the Mandatory Prepayment Account) any set-off rights of the applicable account bank (with which the Debt Reserve Account or, as the case may be, the Mandatory Prepayment Account is established) falling within paragraph (c)(iv) which set-off rights are waived (to the fullest extent permitted by law) pursuant to the acknowledgment to the applicable notice of assignment countersigned by such account bank pursuant to the terms of the Account Charge.

21.5	Disposals

(a)	No Obligor party hereto shall, and each Obligor party hereto shall procure that no member of the Group will, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	of trading stock, inventory or cash made in the ordinary course of the day to day business of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality and for a similar purpose;

(iii)	of any obsolete vehicles, plant and equipment for cash;

(iv)	constituted by the transfer by the Offeror of any Target Shares (that are (A) attributable to any Roll-up Interest held by persons that are not members of the Group in the Offeror and (B) not subject to Transaction Security) pursuant to the Call and Put Options, provided that such Roll-up Interest is re-purchased by the Offeror and cancelled upon such transfer;

(v)	constituted by the establishment of joint ventures between members of the Group and Danone Asia Pte Ltd and/or its Subsidiaries as described in the public announcement made by the Borrower concerning “Framework Agreement between Mengniu and Danone” on 20 May 2013;

(vi)	constituted by any sale to any person (other than a member of the Group) of any Target Shares by the Offeror on arm’s length terms and for a consideration in cash only, provided that:

(A)	the Unconditional Date has occurred and the Offeror has acquired and paid for all of the Target Shares that have been tendered for acceptance under the Offer but (1) the Compulsory Acquisition Entitlement Date has not occurred on or prior to the date falling 4 months after the date on which the Offer Document is dispatched to the shareholders of the Target or (2) the Offeror has given notice to the Facility Agent pursuant to paragraph (f)(i) of Clause 21.19 (Offer and Relevant Documents) that it will not make any Compulsory Acquisition;

(B)	such sale is required to maintain the listing status of the Target on the Main Board of the HKSE and the aggregate number of Target Shares so sold (whether on one or more occasions) does not exceed the minimum number of Target Shares that are required to be disposed of by the Offeror in order to maintain the listing status of the Target on the Main Board of the HKSE in accordance with the Listing Rules;

(C)	no Event of Default is continuing and no Default would result from such sale; and

(D)

the proceeds of such sale are applied in accordance with Clause 8.2 (Application of mandatory prepayments) and arrangements satisfactory to the Facility Agent (acting reasonably) shall have been entered into to ensure that such sale shall not be completed and no Transaction Security over such

Target Shares shall be released except against simultaneous payment of the proceeds of such sale to the Facility Agent (or into the Mandatory Prepayment Account) for application in accordance with Clause 8.2 (Application of mandatory prepayments) (and for the avoidance of doubt any such release shall not in any way prejudice any Transaction Security over Target Shares that are not the subject of such sale);

(vii)	of any asset from a member of the Group (that is not an Obligor) to a member of the Group (that is not an Obligor), provided that if there is any difference between the Borrower’s direct or indirect ownership (expressed as a percentage) in the equity capital of such first-mentioned member of the Group and the Borrower’s direct or indirect ownership (expressed as a percentage) in the equity capital of such latter-mentioned member of the Group, such sale, lease, transfer or other disposal is made on arm’s length terms;

(viii)	constituted by the investment of cash (that is not immediately required in the Group’s business) in short term cash equivalent investments or the realisation of such cash equivalent investments for cash, in each case in the ordinary course of business of the member of the Group making such investment or realization (as the case may be);

(ix)	constituted by the discounting by a member of the Group of its book debts for cash collection in the ordinary course of its business and not for the purpose of raising Financial Indebtedness;

(x)	that any member of the Group is under any legally binding commitment to make, provided that such commitment is subsisting as at the date of this Agreement and has been disclosed to the Mandated Lead Arranger in writing prior to the date of this Agreement (or, in the case of any such commitment of any member of the Target Group, is subsisting as at the date when the Target becomes a member of the Group);

(xi)	constituted by the making by a member of the Group of the declaration and payment of any lawful dividend in cash to its shareholders out of its distributable profits or reserves;

(xii)	constituted by the conversion of the indebtedness (in an aggregate principal amount of up to RMB200,000,000) owing to any member of the Group by the entity known as (the “Counterparty”) into shares in such Counterparty on arm’s length terms;

(xiii)	constituted by any re-organisation solely among members of the Group that is permitted under Clause 21.6 (Merger);

(xiv)	constituted by any Finance Lease or hire purchase agreement entered into by a member of the Group (for the acquisition or leasing of any equipment or machinery required by such member of the Group) in its ordinary course of business; and/or

(xv)	of any asset where the higher of the market value or consideration receivable in respect of such asset (when aggregated with the higher (in each case) of the market value or consideration receivable in respect of each other asset the subject of any other sale, lease, transfer or other disposal by any one or more members of the Group since the date of this Agreement, other than any permitted under paragraphs (b)(i) to (xiv) above) does not exceed US$10,000,000 (or its equivalent in another currency or currencies).

(c)	Notwithstanding paragraph (b), no Obligor party hereto shall sell, lease, transfer or otherwise dispose of any asset that is (or that is expressed to be) subject to any Transaction Security (or any interest therein), or any Obligor’s interest in any Equity Interest in the Offeror or the Target, other than (i) in the case of Target Shares, any sale or disposal falling within paragraph (b)(vi) or (ii) any withdrawal from the Debt Service Reserve Account or the Mandatory Prepayment Account permitted to be made by the terms of the Account Charge.

21.6	Merger

No Obligor party hereto shall, and each Obligor party hereto shall procure that no member of the Group will, enter into any amalgamation, demerger, merger or corporate reconstruction other than:

(a)	(in the case of a member of the Group that is not the Offeror) any solvent amalgamation or solvent merger effecting an acquisition that is permitted under paragraph (b)(v) of Clause 21.11 (Acquisitions), provided that:

(i)	(where the Borrower is involved in such amalgamation or merger) the Borrower is the surviving entity of such amalgamation or merger and all of the obligations of or expressed to be assumed by the Borrower under the Finance Documents shall be and continue to be legal, valid, binding and enforceable as against such surviving entity after such amalgamation or merger;

(ii)	(where the Borrower is involved in such amalgamation or merger) the Borrower shall have, at the time of such merger, delivered (at its own cost) to the Facility Agent legal opinions (in form and substance satisfactory to the Facility Agent, acting reasonably) relating to the laws of all applicable jurisdictions and issued by legal counsel acceptable to the Facility Agent (acting reasonably) confirming satisfaction of the requirements under paragraph (a)(i); and

(iii)	none of the legality, validity, binding nature, enforceability, priority or effectiveness of any Finance Document or any Transaction Security (or any part thereof) will be adversely affected by such amalgamation or merger, and all assets subject to any Transaction Security prior to such amalgamation or merger shall continue to be subject to such Transaction Security upon and after such amalgamation or merger; and/or

(b)	any amalgamation, demerger, merger or corporate reconstruction (in each case on a solvent basis) solely between members of the Group (that are not Obligors) which (i) does not involve any transfer of any asset from, or any transfer of any Equity Interest in, any member of the Group to any person that is not a member of the Group and (ii) if there is any difference between the Borrower’s direct or indirect ownership (expressed as a percentage) in the equity capital of any member of the Group that is involved in such amalgamation, demerger, merger or corporate reconstruction and the Borrower’s direct or indirect ownership (expressed as a percentage) in the equity capital of any other member of the Group that is involved in or that results from such amalgamation, demerger, merger or corporate reconstruction, then such amalgamation, demerger, merger or corporate reconstruction is made on arm’s length terms.

21.7	Change of business

Each Obligor party hereto shall procure that no material change is made to the general nature or scope of the business of such Obligor, or of the Group taken as a whole, from that carried on at the date of this Agreement.

21.8	Holding company

The Offeror shall not trade, carry on any business or activity, enter into any transactions, own any assets or incur any liability or commitment (actual or contingent, present or future), in each case of any kind whatsoever, except for:

(a)	payment of the Acquisition Consideration;

(b)	the issuance of ordinary shares of the Offeror in favour of the Borrower;

(c)	its ownership of the Target Shares and receipt of Distributions in respect of the Target Shares;

(d)	the incurrence of any Indebtedness for Borrowed Money expressly permitted under paragraph (b)(ix) of Clause 21.13 (Financial Indebtedness);

(e)	the ownership of any credit balances in its respective bank accounts;

(f)	the ownership of rights and the incurrence of obligations and liabilities incurred under the Transaction Documents to which it is a party, and the execution, delivery and performance of the Transaction Documents to which it is a party;

(g)	acting as a holding company for Target Shares and the incurrence of non-material administrative expenses in the course of so acting as holding company for Target Shares; and

(h)	the carrying out of any activity directly related to any of the foregoing.

21.9	Environmental compliance

Each Obligor party hereto shall (and each Obligor party hereto shall procure that each member of the Group will) comply in all material respects with all Environmental Law, obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under any Environmental Law or any Environmental Permits, in each case to the extent that failure to do so could reasonably be expected to have a Material Adverse Effect.

21.10	Environmental Claims

Each Obligor party hereto shall inform the Facility Agent in writing as soon as reasonably practicable upon becoming aware of:

(a)	any Environmental Claim which has been commenced or (to the best of such Obligor’s knowledge and belief) is threatened against any member of the Group; or

(b)	any facts or circumstances which will or might reasonably be expected to result in any Environmental Claim being commenced or threatened against any member of the Group,

in each case where such Environmental Claim might reasonably be expected, if determined against any member of the Group, to have a Material Adverse Effect.

21.11	Acquisitions

(a)	No Obligor party hereto shall, and each Obligor party hereto shall procure that no member of the Group will, acquire any company, business, assets or undertaking or make any investment.

(b)	Paragraph (a) above does not apply to:

(i)	the Acquisition;

(ii)	the re-purchase by the Offeror of shares in the Offeror (that are attributable to any Roll-up Interest) pursuant to the Call and Put Options;

(iii)	the subscription of shares by the Borrower in the Offeror where such subscription is entirely funded from the proceeds of the Loan(s);

(iv)	the subscription of shares by a member of the Group (that is not an Obligor) in another member of the Group (that is not an Obligor), provided that if there is any difference between the Borrower’s direct or indirect ownership (expressed as a percentage) in the equity capital of such first-mentioned member of the Group and the Borrower’s direct or indirect ownership (expressed as a percentage) in the equity capital of such latter-mentioned member of the Group, such subscription is made on arm’s length terms; and/or

(v)	the acquisition of shares in companies or businesses which are in substantially the same line of business as the Group, provided that (A) such acquisition would result in an increase in the earnings per share of the Borrower (calculated by reference to the latest 12-month period for which the amount of earnings per share of the Borrower is available and on a pro forma basis as if such acquisition had been made at the commencement of such period) and (B) such acquisition and would not, and could not reasonably be expected to, have a Material Adverse Effect and is made on terms that are not less favourable to members of the Group than arm’s length terms.

21.12	Loans and guarantees

(a)	No Obligor party hereto shall, and each Obligor party hereto shall procure that no member of the Group will, make any loans, grant any credit or give any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

(b)	Paragraph (a) above does not apply to:

(i)	any loan, credit, guarantee or indemnity expressly required to be given under the Transaction Documents;

(ii)	any loan or credit granted by a member of the Group in its ordinary course of business and on arm’s length terms; and

(iii)	any loan or credit owing by a member of the Group (that is not an Obligor) to a member of the Group (that is not an Obligor), provided that if there is any difference between the Borrower’s direct or indirect ownership (expressed as a percentage) in the equity capital of such first-mentioned member of the Group and the Borrower’s direct or indirect ownership (expressed as a percentage) in the equity capital of such latter-mentioned member of the Group, such loan or credit is on arm’s length terms.

21.13	Financial Indebtedness

(a)	No Obligor party hereto shall, and each Obligor party hereto shall procure that no other member of the Group will, incur any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	any Financial Indebtedness incurred under any Finance Document;

(ii)

any Indebtedness for Borrowed Money owing by a member of the Group (that is not an Obligor) to a member of the Group (that is not an Obligor), provided that if there is any difference between the Borrower’s direct or indirect ownership (expressed as a percentage) in the equity capital of such first-mentioned member of the Group and the

Borrower’s direct or indirect ownership (expressed as a percentage) in the equity capital of such latter-mentioned member of the Group, such Indebtedness for Borrowed Money is on arm’s length terms;

(iii)	any Indebtedness for Borrowed Money of any member of the Group that is subsisting as at the date of this Agreement and set out in Schedule 7 (Existing Indebtedness), provided that the aggregate principal amount of such Indebtedness for Borrowed Money does not exceed the amount set out (in respect of such Indebtedness for Borrowed Money) in Schedule 7 (Existing Indebtedness) and is not increased at any time after the date of this Agreement;

(iv)	any Indebtedness for Borrowed Money of any member of the Target Group that is subsisting as at the time when the Target becomes a member of the Group, provided that the aggregate principal amount of such Indebtedness for Borrowed Money is not increased at any time after the time when the Target becomes a member of the Group;

(v)	any Indebtedness for Borrowed Money incurred by a member of the Group (“Refinancing”) to refinance any Indebtedness for Borrowed Money of such member of the Group falling within paragraph (b)(iii) or (b)(iv) (the “Refinanced Financial Indebtedness”), provided that (A) the aggregate principal amount of such Refinancing does not exceed the outstanding principal amount of such Refinanced Financial Indebtedness so refinanced and is not increased at any time after the first incurrence of such Refinancing, (B) the aggregate outstanding principal amount of such Refinanced Financial Indebtedness is permanently reduced by the aggregate principal amount of such Refinancing promptly upon the incurrence of such Refinancing and (C) such Refinancing is incurred by the same member of the Group that has incurred such Refinanced Financial Indebtedness;

(vi)	any Indebtedness for Borrowed Money incurred by an Onshore Group Member provided that such incurrence would not result in any non-compliance with Clause 20.2 (Financial condition);

(vii)	any currency and/or interest rate hedging entered into by any Obligor with respect to the Facility;

(viii)	any Treasury Transaction entered into by any Onshore Group Member on arm’s length terms to hedge exposures arising in the ordinary course of business and not for speculative purposes; and

(ix)

any Indebtedness for Borrowed Money incurred by any member of the Group (other than an Onshore Group Member) where all of the proceeds of such Indebtedness for Borrowed Money are applied in prepayment of the Facility in accordance with Clause 8.2 (Application of mandatory prepayments), provided that (in the case of any such Indebtedness for Borrowed Money incurred by the Offeror) all of the Loan(s) shall be prepaid in full and all other amounts outstanding under the Finance Documents will be repaid in full pursuant to such prepayment and no Finance Party shall be under any obligation (actual or contingent) to make available any further Loan following such prepayment.

(c)	In the case where an Obligor enters into any currency and/or interest rate hedging with respect to the Facility with any Lender (or any Affiliate of any Lender), the Parties shall, promptly upon the request of the Arranger, enter into such amendments and/or supplements to the Finance Documents as the Arranger may require (acting reasonably) to ensure that the Transaction Security is extended to secure the obligations of the Obligors under such currency and/or interest rate hedging on a pari passu basis with the Secured Obligations.

21.14	Debt Service Reserve Account

(a)	Each Obligor party hereto shall ensure that with effect from the Initial Utilisation Date, the aggregate balance standing to the credit of the Debt Service Reserve Account shall not at any time be less than the Required DSRA Balance at such time.

(b)	Without prejudice to the rights of the Security Agent under the Security Documents, none of the Obligors party hereto shall be entitled to receive, withdraw, transfer or otherwise apply any amount standing to the credit of the Debt Service Reserve Account (except that while no Default is continuing, the Borrower may apply any amount standing to the credit of the Debt Service Reserve Account towards payment of interest on any Loan falling due from the Borrower under the Finance Documents, provided that such amount is directly paid from the Debt Service Reserve Account into an account in the name of the Facility Agent for the purposes of application towards payment of such interest).

21.15	Refinancing plan

The Borrower shall:

(a)	by no later than 6 Months after the Initial Utilisation Date, deliver to the Facility Agent a refinancing plan setting out in reasonable detail the proposed arrangements to refinance the Facility (including without limitation the proposed sources of such refinancing (including by way of debt-raising, securities issuance or placement and/or equity issuance or otherwise), fundraising methodologies and strategies, proposed amounts and timeline and alternative backstop options to repay and/or prepay the Facility and all amounts outstanding under the Finance Documents in full as soon as is practicable, and in any event no later than the Final Maturity Date); and

(b)	use all reasonable endeavours to implement such refinancing plan in accordance with its terms.

21.16	Access

Each Obligor party hereto shall:

(a)	on request of the Facility Agent or the Security agent, provide the Facility Agent and Security Agent with any information the Facility Agent or the Security Agent may reasonably require about the Charged Property and/or any Obligor’s compliance with the terms of the Security Documents; and

(b)	permit each of the Security Agent, its representatives, delegates, professional advisers and contractors, free access at all reasonable times and on reasonable notice at the cost of the Borrower, (i) to inspect and take copies and extracts from the books, accounts and records of each of the Obligors and members of the Group and (ii) to view the Charged Property (without becoming liable as mortgagee in possession).

21.17	Sanctions

None of the Obligors party hereto shall (or shall permit or authorise any other person to), and each of the Obligors party hereto shall ensure that none of the Obligors or members of the Group shall (or shall permit or authorise any other person to), directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan or other transaction(s) contemplated by any Finance Document to fund any trade, business or other activities (a) involving or for the benefit of any Restricted Party, or (b) in any other manner that would reasonably be expected to result in any Obligor, any member of the Group or any Finance Party being in breach of any Sanctions (if and to the extent applicable to any of them) or becoming a Restricted Party.

21.18	Further Assurance

(a)	Each Obligor party hereto shall (and shall procure that each other member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by any or all of the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of any Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent provided by or pursuant to any or all of the Finance Documents or by law;

(ii)	to confer on the Security Agent Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to any or all of the Security Documents; and/or

(iii)	to facilitate the realisation of any or all of the assets which are, or are intended to be, the subject of any Transaction Security.

(b)	Each Obligor party hereto shall (and shall procure that each other member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or any or all of the Finance Parties by or pursuant to any or all of the Finance Documents.

(c)	Each Obligor party hereto shall ensure that each of the Perfection Requirements is complied with promptly and in any event before the final date on which it is necessary to carry out any such Perfection Requirement in order to achieve and ensure the perfection, protection and priority of each Security Document and the security created thereunder.

(d)	In respect of any Security Document executed after the date of this Agreement (other than those falling within paragraph 4(b) of Part I of Schedule 2 (Conditions Precedent)), each Obligor party hereto shall ensure that there shall be delivered to the Facility Agent and the Security Agent, promptly upon such execution, all of the documents and evidence specified in Part II of Schedule 2 (Conditions Precedent) with respect to such Security Document and each Obligor party to such Security Document

21.19	Offer and Relevant Documents

(a)	Each of the Borrower and the Offeror shall ensure that the Public Announcement is issued (in all material respects) in the same form as the form delivered under Clause 4.1 (Initial conditions precedent), that the terms and conditions of the Offer Document (and the terms of the Offer thereunder contained) reflect in all material respects the terms of the Public Announcement and that the Offer Document shall be despatched to the holders of the Target Shares and holders of the Target Options on or prior to 10 September 2013 (and in any case within such period as permitted under the Takeovers Code or by the Securities and Futures Commission).

(b)	The Offeror shall not, and the Borrower shall procure that the Offeror shall not (except with the prior written consent of the Facility Agent acting on the instructions of all of the Lenders) declare the Offer unconditional, or accept as satisfaction of any condition to the Offer, unless valid acceptances thereunder have been received in respect of Target Shares which would result in the Offeror holding 50.1% or more of the voting rights of the Target upon acquisition by it of such Target Shares.

(c)	The Offeror shall not, and the Borrower shall procure that the Offeror shall not (except with the prior written consent of the Facility Agent acting on the instructions of all of the Lenders):

(i)

take, and shall procure that no person acting in concert with it will take, or permit to be taken any step as a result of which the offer price or consideration under the Offer is, or may be required to be, increased beyond HK$3.5 per Target Share, or the consideration under the Offer for cancellation of any Target Option is, or may be required to be, increased, or the consideration under the Offer (to the extent non-cash)

is, or may be required to be, changed from the terms set out in the Public Announcement (except for any increase in the cash consideration under the Target Shares and/or the Target Options under the Offer which is paid from cash resources of the Group, provided that the Borrower and the Offeror shall have provided satisfactory evidence to the Lenders (acting reasonably) prior to making such increase that such cash resources are available and have been set aside for the purposes of paying such increased consideration);

(ii)	waive, treat as satisfied (when not actually satisfied) or fail to invoke any condition to the Offer (or any circumstance or event which is or could reasonably be expected to be construed to be covered by a condition of the Offer) or waive any provision of or any of its rights under any Relevant Document, except:

(A)	the treating as satisfied of any condition to the Offer where it is expressly stated in the Public Announcement that such condition is already treated as satisfied; and/or

(B)	any waiver of the condition to the Offer that valid acceptances thereunder have been received in respect of Target Shares which would result in the Offeror and persons acting in concert with it holding more than 75% of the voting rights of the Target provided that such condition may only be waived to the extent that valid acceptances shall have been received in respect of Target Shares which would result in the Offeror (together with persons acting in concert with the Offeror) holding 50.1% or more of the voting rights of the Target upon acquisition by it (and such other persons) of Target Shares that have been tendered for acceptance pursuant to the Offer;

(iii)	amend, supplement, add to, extend, renew or revise any terms of the Offer or any Relevant Document after the same has been issued or executed by the parties thereto, as the case may be (except for any extension of the Offer Period where the extended Offer Period complies with paragraph (d) below) or the terms of any of the Call and Put Options;

(iv)	terminate, rescind, supersede, cancel or agree to terminate, rescind, supersede or cancel any Relevant Document (other than the termination of the Offer) or any of the Call and Put Options;

(v)	assign, transfer, novate or otherwise dispose of any or all of its rights and/or obligations under any Relevant Document or in respect of any of the Call and Put Options, except for any assignment or disposal of any such rights constituted by the creation of Transaction Security over such rights; or

(vi)	do or permit to be done anything (including without limitation any acquisition by any member of the Group or (to the extent that such acquisition is made with the consent of any member of the Group or otherwise within the control of any member of the Group) any person acting in concert with the Offeror of any Target Shares or any interest thereon on terms other than as set out in the Public Announcement or the Offer Document) that may require it or any person acting in concert with it to (A) extend the Offer Period, except where the extended Offer Period complies with paragraph (d) below or (B) make a mandatory offer under Rule 26 of the Takeovers Code in respect of any Equity Interests in the Target.

(d)	The Offeror shall ensure that the Offer Period shall expire on or prior to:

(i)	(if the Unconditional Date has not occurred on or prior to the Election Date) the Election Date; or

(ii)	(if the Unconditional Date has occurred on or prior to the Election Date) the date that is 4 months after the date on which the Offer Document is despatched to the shareholders of the Target.

The Offeror may extend the Offeror Period provided that the extended Offer Period complies with the foregoing provisions of this paragraph (d), and the Offeror shall give the Facility Agent written notice of such extension no later than 3 Business Days after the date of such extension.

(e)	None of the Obligors party hereto shall (and the Borrower shall procure that no member of the Group or any of its Affiliates shall), without the prior written consent of the Facility Agent acting on the instructions of all of the Lenders, issue any press release or other publicity in relation to the Offer which makes reference to the Facility or to any of the Finance Parties unless such publicity is required by applicable law or regulation or by any applicable stock exchange or by the Takeovers Code or the Securities and Futures Commission (in which case each of the Borrower and the Offeror shall notify the Facility Agent of such requirement as soon as reasonably practicable upon becoming aware of it and consult with the Finance Parties with respect to the contents of such publicity).

(f)	If the Compulsory Acquisition Threshold Date occurs:

(i)	the Offeror shall notify in writing the Facility Agent by no later than the date that is 4 months after the date on which the Offer Document is despatched to the shareholders of the Target, as to whether the Offeror intends to make any Compulsory Acquisition; and

(ii)	if the Offeror notifies the Facility Agent under paragraph (f)(i) that the Offeror intends to make any Compulsory Acquisition, the Offeror shall, and the Borrower shall procure that the Offeror shall, promptly, and in any event no later than 2 months after the Compulsory Acquisition Entitlement Date, give the Compulsory Buy-Out Notice to the holders of all of the Target Shares (to which the Offer relates and which have not already been tendered for acceptance under the Offer) in accordance with Section 88 of the Companies Law (as amended) of the Cayman Islands to compulsorily acquire all of such Target Shares for a cash consideration (only) equal to that specified in the Offer,

(g)	Each of the Borrower and the Offeror shall promptly notify the Facility Agent of the occurrence of the Compulsory Acquisition Threshold Date and of the occurrence of the Compulsory Acquisition Entitlement Date.

(h)	Each of the Borrower and the Offeror shall keep the Facility Agent informed as to the status and progress of the Offer and, in particular, will from time to time and promptly upon request give to the Facility Agent reasonable details as to the current level of acceptances of the Offer and such other matters relevant to the Offer and/or the Offer Document as the Facility Agent may reasonably request.

(i)	Each of the Borrower and the Offeror shall promptly upon request deliver to the Facility Agent a copy of (i) every material certificate delivered by receiving agents to it and/or its advisers pursuant to the Takeovers Code and (ii) every announcement made, and every statement or document sent by, it and/or the Target to any or all of the holders of Target Shares in connection with the Offer.

(j)	Each Obligor party hereto shall, in respect of the Acquisition and/or the Offer:

(i)	comply in all material respects with the Takeovers Code; and

(ii)	comply with all other laws and regulations applicable to the Acquisition and/or the Offer and ensure that any and all Authorisations required or appropriate in respect of the Acquisition or any part thereof shall be promptly obtained (and shall, promptly upon the request of the Facility Agent (acting reasonably), provide certified copies of such Authorisations to the Facility Agent).

21.20	Preservation of claims

Each Obligor party hereto shall comply in all material respects with the provisions of the Relevant Documents to which it is a party.

21.21	Conditions subsequent

(a)	Each of the Borrower and the Offeror shall ensure that upon the acquisition by the Offeror of any Target Shares or any interest therein:

(i)	all of such Target Shares (except any Target Shares acquired pursuant to the Offer from the holder of such Target Shares that is not a member of the Group and that has elected pursuant to the terms of the Offer to exchange such Target Shares for a Roll-up Interest together with cash (“Roll-up Target Shares”)); and

(ii)	at least 80% of such Roll-up Target Shares,

shall immediately be made subject to Transaction Security under the Target Share Charge (whether through the execution and delivery of a supplement thereto in accordance with the terms of the Target Share Charge or otherwise).

(b)	Each of the Borrower and the Offeror shall ensure that:

(i)	no later than 7 Business Days after the last day of each Top-up Interval;

(ii)	no later than 10 Business Days after the last day of the Offer Period; and

(iii)	no later than 7 Business Days after the Compulsory Acquisition Completion Date,

additional Roll-up Target Shares (that are not already subject to Transaction Security under the Target Share Charge) shall be made subject to Transaction Security under the Target Share Charge (whether through the execution and delivery of a supplement thereto in accordance with the terms of the Target Share Charge or otherwise) to ensure that the Target Shares that are subject to Transaction Security under the Target Share Charge constitute at least the Relevant Percentage of (in the case of paragraph (i)) the aggregate Target Shares held or owned by the Offeror as at the last day of such Top-up Interval or (in the case of paragraph (ii)) the aggregate Target Shares that have been tendered for acceptance under the Offer on or prior the expiry of the Offer Period or (in the case of paragraph (iii)) the aggregate Target Shares held or owned by the Offeror as at the Compulsory Acquisition Completion Date.

(c)

If the Unconditional Date occurs, the Offeror shall (and each other Obligor party hereto shall procure that the Offeror will) have acquired, and paid in full the Acquisition Consideration for, all of the Target Shares that have been tendered for acceptance under the Offer (excluding, for the avoidance of doubt, any Target Shares that are the subject of any Compulsory Acquisition), in each case by no later than the 7th Business Day after the Utilisation Date relating to any Loan that is requested in relation to such Target Shares, and that the Offeror shall directly beneficially own 50.1% or more of the voting rights of the Target by no later than 7 Business Days after the Unconditional Date.

(d)	If the Offeror shall have given notice pursuant to paragraph (f)(i) of Clause 21.19 (Offer and Relevant Documents) that it intends to make any Compulsory Acquisition, the Offeror shall ensure that it will (and the Borrower shall procure that the Offeror will) have acquired, and paid in full the Acquisition Consideration for, all of the Target Shares, and that the Offeror shall directly beneficially own all of the Target Shares by no later than the earlier of:

(i)	the date falling 40 days after the date on which any Compulsory Buy-Out Notice is given; or

(ii)	the date falling 100 days after the Compulsory Acquisition Entitlement Date,

(or, in the case of any dissenting holder of Target Shares applying to the applicable court with jurisdiction pursuant to Section 88 of the Companies Law (as amended) of the Cayman Islands and such court confirming, allowing or ordering that the Compulsory Acquisition is to proceed in relation to that dissenting holder who has brought such court application or a settlement is reached with that dissenting holder to enable such Compulsory Acquisition to proceed in relation to that dissenting holder, by no later than 10 days after the date of the order by such court or such settlement) (“Compulsory Acquisition Completion Date”).

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 22.1 (Non-payment) to Clause 22.17 (Material adverse change) is an Event of Default.

22.1	Non-payment

An Obligor does not pay on the due date any amount pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment of such amount is made within three (3) Business Days of its due date.

22.2	Financial covenants

Any requirement of Clause 20 (Financial covenants) or Clause 21.14 (Debt Service Reserve Account) is not satisfied.

22.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above will occur in respect of such failure to comply if such failure to comply is capable of remedy and is remedied within ten (10) Business Days (or, in the case of Clause 21.21 (Conditions subsequent), five (5) Business Days) of the earlier of (i) the Facility Agent giving notice to the Borrower or such Obligor or (ii) the Borrower or such Obligor becoming aware of such failure to comply.

22.4	Misrepresentation

Any representation or statement made or deemed to be made by any Obligor in any or all of the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.5	Cross default

Any:

(a)	Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period;

(b)	Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);

(c)	commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described); or

(d)	creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described), provided that no Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness and/or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above (for any and all members of the Group) is less than US$10,000,000 (or its equivalent in any other currency or currencies).

22.6	Insolvency

(a)	A member of the Group is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(b)	the value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities); or

(c)	a moratorium is declared in respect of any indebtedness of any member of the Group.

22.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision, bankruptcy, judicial management or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group (other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor);

(b)	a composition or arrangement with any creditor of any member of the Group, or an assignment for the benefit of creditors generally of any member of the Group or a class of such creditors;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrator, administrative receiver, compulsory manager, provisional supervisor, planner, plan administrator, judicial manager or other similar officer in respect of any member of the Group or any of its assets; or

(d)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction, provided that no Event of Default shall occur under this Clause 22.7 in relation to any winding-up petition against a member of the Group that is (i) initiated by a creditor of any member of the Group (that is not itself a member of the Group), (ii) frivolous and vexatious and contested by such member of the Group in good faith through applicable proceedings or procedures and (iii) discharged, dismissed or struck out within fourteen (14) days after such winding-up petition has been made.

22.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any member of the Group unless (i) such expropriation, attachment, sequestration, distress or execution is discharged within fourteen (14) days and (ii) the aggregate value of any and all assets of any or all members of the Group that are subject to any or all events of expropriation, attachment, sequestration, distress and/or execution does not exceed US$5,000,000 (or its equivalent in any other currency or currencies).

22.9	Government intervention

(a)	The authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any Governmental Agency or any other governmental, regulatory or other authority in relation to any member of the Group or any of its assets; or

(b)	by or under the authority of any Governmental Agency or any other governmental, regulatory or other authority, any Equity Interest in any member of the Group, or the whole or any part (the aggregate book value of which is not less than US$5,000,000 or its equivalent in any other currency or currencies) of the revenues and/or assets of any or all members of the Group, is seized, nationalised, expropriated or compulsorily acquired.

22.10	Unlawfulness or ineffective security

(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under any of the Transaction Documents;

(b)	any obligation or obligations of any Obligor under any Transaction Document are not or cease to be legal, valid, binding or enforceable;

(c)	any Transaction Document ceases to be in full force and effect; or

(d)	any Transaction Security created or expressed to be created or evidenced by any or all of the Security Documents is not or ceases to be effective, or does not or ceases to have the priority which it is expressed to have.

22.11	Repudiation

An Obligor repudiates a Transaction Document or evidences an intention to repudiate any Transaction Document or any Transaction Security.

22.12	Cessation of business

The Borrower or the Group (taken as a whole) suspends or ceases to carry on all or a material part of its business or of the business of the Group taken as a whole.

22.13	Change of control

At any time:

(a)	on or after the date of this Agreement, the Borrower does not or ceases to directly legally and beneficially own 100% of the Equity Interests in the Offeror (other than other than up to 14.7% of the issued ordinary shares of the Offeror that are issued pursuant to the Offeror Roll-up and that are held by persons that are not members of the Group) free and clear of any Security (other than Transaction Security), or does not or ceases to exercise, or is not or ceases to be entitled to exercise, management control over the Offeror;

(b)	on or after the date of this Agreement, the Borrower does not or ceases to directly or indirectly beneficially own at least 93% of the Equity Interests (of each class) in Inner Mongolia Mengniu, in each case free and clear of any Security, or does not or ceases to exercise, or is not or ceases to be entitled to exercise, management control over Inner Mongolia Mengniu;

(c)	on or after the date of this Agreement, COFCO Limited is not or ceases to constitute the single largest shareholder of the Borrower;

(d)	on or after the date on which the Offeror and/or persons acting in concert with the Offeror has acquired 50.1% or more of the voting rights of the Target, the Offeror does not or ceases to directly or indirectly beneficially own at least 50.1% of the Equity Interests (of each class) in the Target free and clear of any Security (other than Transaction Security); or

(e)	on or after the date on which the Offeror and/or persons acting in concert with the Offeror has acquired all of the Target Shares, the Offeror does not directly legally and beneficially own 100% of the Equity Interests in the Target free and clear of any Security (other than Transaction Security).

For the purposes hereof, “single largest shareholder” of the Borrower means a person whose beneficial interest in each class of shares of the Borrower (expressed as a percentage of such class of shares of the Borrower) is larger than the beneficial interest of any other person in such class of shares of the Borrower (expressed as a percentage of such class of shares of the Borrower), provided that for such purposes the beneficial interest in shares of the Borrower held by persons acting in concert (other than COFCO Limited and persons acting in concert with COFCO Limited) shall be aggregated and deemed to be held by a single person.

22.14	Suspension or Cessation of Listing

(a)	The Borrower Shares cease to be listed on the Main Board of the HKSE;

(b)	the Target Shares cease to be listed on the Main Board of the HKSE other than as a result of the Target becoming wholly-owned by the Offeror;

(c)	the trading of the Borrower Shares on the Main Board of the HKSE has been suspended for more than 15 consecutive Trading Days (or, in the case of any suspension required in connection with the Acquisition or pending any clearance from the HKSE of any announcement or circular in respect of any solvent merger or acquisition transaction of any member of the Group, 30 consecutive Trading Days); or

(d)	the trading of the Target Shares on the Main Board of the HKSE has been suspended for more than 15 consecutive Trading Days (or, in the case of any suspension pending any clearance from the HKSE of any announcement or circular in respect of any solvent merger or acquisition transaction of any member of the Target Group, 30 consecutive Trading Days), excluding any such suspension of the trading of the Target Shares required in connection with the Acquisition.

22.15	Target Share Charge

At any time on or after the date falling 10 Business Days after the expiry of the Offer Period (or, if the Compulsory Acquisition Threshold Date has occurred as at the expiry of the Offer Period and the Offeror has given notice to the Facility Agent that the Offeror intends to undertake Compulsory Acquisition pursuant to paragraph (f)(i) of Clause 21.19 (Offer and Relevant Documents), at any time on or after the date falling 7 Business Days after the Compulsory Acquisition Completion Date), the Target Shares that are subject to Transaction Security under the Target Share Charge do not or cease to constitute at least the Relevant Percentage of Target Shares held or owned by the Offeror at such time (subject to reasonable rounding to avoid fractional Target Shares being made subject to such Transaction Security), except where shortfall is remedied within five (5) Business Days after the time when such shortfall arises.

22.16	Audit qualification

The auditors of the Group or (at any time after the Target becomes a member of the Group) the Target Group qualify any of the audited annual consolidated financial statements of the Group or (at any time after the Target becomes a member of the Group) the Target Group, in a manner that could reasonably be expected to be materially adverse to the interests of the Finance Parties.

22.17	Material adverse change

Any event or circumstance occurs which (individually or together with other events or circumstances) could reasonably be expected to have a Material Adverse Effect.

22.18	Acceleration

On and at any time after the occurrence of an Event of Default, the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower (subject to Clause 4.3 (Certain funds)):

(a)	without prejudice to the participations of any or all of the Lenders in any Loans then outstanding:

(i)	cancel the Commitments of the Lenders and reduce them to zero whereupon they shall immediately be cancelled and reduced to zero; or

(ii)	cancel any part of the Commitments of the Lenders and reduce them accordingly, whereupon the applicable part of the Commitments of the Lenders shall be cancelled (and the Commitments of the Lenders shall be reduced accordingly), provided that such reduction of the Commitments of the Lenders shall be applied towards the Commitments of the Lenders rateably;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(d)	exercise, or direct the Security Agent to exercise, any or all of its rights, remedies and powers under any of the Finance Documents.

SECTION 8

CHANGES TO PARTIES

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights under this Agreement; or

(b)	transfer by novation any of its rights and/or obligations under this Agreement,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

23.2	Conditions of assignment or transfer

(a)	The consent of the Obligors shall not be required for any assignment or transfer by the Existing Lender of any or all of its rights and/or obligations under any or all of the Finance Documents to the New Lender, except that during the Certain Funds Period, unless a Certain Funds Default is continuing, a Lender may only transfer its obligations under this Agreement (including any Commitment) or any part thereof to (i) any authorized institution (as defined in the Banking Ordinance (Cap. 155)) which has a credit rating from any recognised credit rating agency that is the same as or higher than the credit rating assigned by such credit rating agency to an Original Lender or (ii) any Original Lender.

(b)	The Existing Lender shall, simultaneously with the assignment or transfer by it of rights and/or obligations under this Agreement to the New Lender, assign to the New Lender a proportionate share of the rights held by it (in its capacity as Lender) under or in connection with the other Finance Documents (excluding the Fee Letters).

(c)	A transfer by the Existing Lender to the New Lender will be effective only if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with in respect of such transfer.

(d)	An assignment by the Existing Lender to the New Lender will be effective only if the procedure and conditions set out in Clause 23.6 (Procedure for assignment) are complied with in respect of such assignment (subject to paragraph (c) of Clause 23.6 (Procedure for assignment)).

23.3	Assignment or transfer fee

The New Lender shall, on the date upon which the Assignment Agreement or Transfer Agreement relating to the applicable assignment or transfer by the Existing Lender to the New Lender is delivered to the Facility Agent, pay to the Facility Agent (for its own account) a fee of US$2,500.

23.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, the Existing Lender makes no representation or warranty and assumes no responsibility to the New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor, any member of the Group, or any Affiliate of any of the foregoing;

(iii)	the performance and observance by any Obligor of its obligations under any of the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	The New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Obligors, members of the Group and their related entities in connection with its participation in this Agreement and/or the other Finance Documents and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Obligors, members of the Group and their related entities whilst any amount is or may be outstanding under any of the Finance Documents or any commitment represented by any Commitment is in force.

(c)	Nothing in any Finance Document obliges the Existing Lender to:

(i)	accept a re-assignment or re-transfer from the New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any of the Finance Documents or otherwise.

23.5	Procedure for transfer

(a)

Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer), a transfer by the Existing Lender of any or all of its rights and obligations under this Agreement is effected on the Transfer Date in accordance with paragraph (c) below, provided that the Transfer Certificate in respect of such transfer shall have been delivered to the Facility Agent no later than the date falling five (5) Business Days prior to the proposed Transfer Date specified in such Transfer Date. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Facility Agent shall not be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to the transfer from the Existing Lender to the New Lender (the subject of such Transfer Certificate).

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under this Agreement each of the Obligors party hereto and the Existing Lender shall be released from further obligations towards one another under this Agreement and their respective rights against one another under this Agreement shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors party hereto and the New Lender shall assume obligations towards one another and/or acquire rights against one another under this Agreement which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	each Transaction Agent, the Mandated Lead Arranger, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been originally party hereto as a Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer (the subject of such Transfer Certificate) and to that extent each Transaction Agent, the Mandated Lead Arranger and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)	the New Lender shall become a Party as a “Lender”.

23.6	Procedure for assignment

(a)	Subject to the conditions set out in paragraph (d) below and Clause 23.2 (Conditions of assignment or transfer), an assignment by the Existing Lender of any or all of its rights under this Agreement may be effected on the Transfer Date in accordance with paragraph (b) below, provided that the Assignment

Agreement in respect of such assignment shall have been delivered to the Facility Agent no later than the date falling five (5) Business Days prior to the proposed Transfer Date specified in such Assignment Agreement. The Facility Agent shall, subject to paragraph (d)(ii), as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of assignment in such Assignment Agreement;

(ii)	the Existing Lender will be released by each Obligor party hereto and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of release in such Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and shall be bound by obligations equivalent to the Relevant Obligations.

(c)	The Existing Lender may utilise procedures other than those set out in this Clause 23.6 to assign its rights under the Finance Documents (but not, without the consent of the applicable Obligor or unless in accordance with Clause 23.5 (Procedure for transfer), to obtain a release by an Obligor from the obligations owed to that Obligor by the Existing Lender nor the assumption of equivalent obligations by the New Lender) provided that the conditions set out in paragraph (d) below are complied with.

(d)	An assignment by the Existing Lender to the New Lender (whether pursuant to an Assignment Agreement or paragraph (c) above) will only be effective on:

(i)	receipt by the Facility Agent (whether in an Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it were an Original Lender; and

(ii)	performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to the New Lender. The Facility Agent shall promptly notify the Existing Lender and the New Lender of the completion of such checks. The Facility Agent shall not be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender or any document delivered to it pursuant to paragraph (c) above unless it is satisfied that it has completed all “know your customer” and other similar procedures that it is required (or deems desirable) to conduct in relation to such assignment to the New Lender.

(e)	The procedure set out in this Clause 23.6 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of assignment of such right or release or assumption of obligation or prohibit or restrict any assignment of such right or release or assumption of such obligation, unless such prohibition or restriction shall not be applicable to the applicable assignment, release and assumption or each condition of any applicable assignment, release and assumption shall have been satisfied.

23.7	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

23.8	Existing consents and waivers

The New Lender shall be bound by any consent, waiver, election or decision given or made by the Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the applicable assignment or transfer from the Existing Lender to the New Lender.

23.9	Exclusion of Transaction Agents’ liabilities

In relation to any assignment or transfer pursuant to this Clause 23, each Party acknowledges and agrees that none of the Transaction Agents shall be obliged to:

(a)	enquire as to the accuracy of any representation or warranty made by, or the status of, any person in respect of its eligibility as a Lender;

(b)	attend to any registration or perfection requirements required in connection with such assignment or transfer or to ensure that such registration or perfection requirements are completed; and/or

(c)	provide the New Lender with any information regarding any previous amendments or waivers in relation to any Finance Document.

23.10	Sub-participation

For the avoidance of doubt, each Lender may grant sub-participations in respect of any or all of its rights and/or obligations under any Finance Document to any person.

23.11	Assignments and transfers to Obligor group

A Lender may not assign or transfer any of its rights and/or obligations under any Finance Document to any Obligor or any Affiliate of any Obligor, except with the prior written consent of all of the Lenders.

23.12	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release such Lender from any of its obligations under the Finance Documents, or substitute the beneficiary of the relevant charge, assignment or other Security for such Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any rights that are more extensive than those required to be made or granted to such Lender under the Finance Documents.

23.13	Universal succession

If a Lender is or is to be merged with any other person by universal succession, such Lender shall, at its own cost within forty-five days of that merger furnish to the Facility Agent:

(a)	an original or certified true copy of a legal opinion issued by a qualified legal counsel practising law in its jurisdiction of incorporation confirming that all such Lender’s assets, rights and obligations generally have been duly vested in the succeeding entity who has succeeded to all relationships as if those assets, rights and obligations had been originally acquired, incurred or entered into by such succeeding entity; and

(b)	an original or certified true copy of a written confirmation by either that Lender’s legal counsel or such other legal counsel acceptable to the Facility Agent and for the benefit of the Facility Agent (in its capacity as agent of the Finance Parties) that the laws of Hong Kong and of the jurisdiction in which the Facility Office of such Lender is located recognise such merger by universal succession under the applicable foreign laws.

If such Lender, in a universal succession, does not comply with the requirements under this Clause 23.13, the Facility Agent has the right to decline to recognise the applicable succeeding entity and demand such Lender and such succeeding entity to either sign and deliver a Transfer Certificate to the Facility Agent evidencing the transfer of all rights and obligations of such Lender under the Finance Documents to that succeeding entity, or provide or enter into such documents, or make such arrangements acceptable to the Facility Agent (acting on the advice of the Facility Agent’s legal counsel (any legal costs so incurred shall be borne by such Lender) in order to establish that all rights and obligations of such Lender under the Finance Documents have been transferred to and assumed by such succeeding entity.

24.	CHANGES TO THE OBLIGORS

No Obligor party hereto may assign or transfer any or all of its rights or obligations under any or all of the Finance Documents, except with the prior written consent of all of the Lenders.

25.	DISCLOSURE OF INFORMATION

Any Finance Party may deliver copies of the Finance Documents and/or disclose any information received by it under or pursuant to any Finance Document or any other information about any Obligor, the Group and/or the Finance Documents as that Finance Party shall consider appropriate to:

(a)	any of its Affiliates or any of their respective representatives in any jurisdiction (the “Permitted Parties”);

(b)	its head office and any other branch;

(c)	any other Finance Party;

(d)	any of the professional advisers, insurers, insurance brokers or service providers of it or any person referred to in paragraphs (a) to (c) (provided that in the case of a professional adviser, insurer, insurance broker or service provider, they are under a duty of confidentiality, contractual or otherwise, to such person referred to in paragraphs (a) to (c));

(e)	any Obligor;

(f)	any person permitted by any Obligor;

(g)	any person to the extent required for the purpose of any litigation, arbitration or regulatory proceedings or procedure or in connection with any preservation or enforcement of any right or remedy under any Finance Document or any Transaction Security;

(h)	any person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation or by the rules or requirements of any applicable securities exchange or regulatory or self-regulatory body or authority;

(i)	any employee or officer of any Finance Party or any Permitted Party (where such disclosure is reasonably required for the performance of the duties or functions of such employee or officer);

(j)	any rating agency, insurer or insurance broker of, or any direct or indirect provider of credit protection to it or any Permitted Party (or any of its Affiliates, head office or other branch);

(k)	any investor, arranger, lender, trustee, manager, administrator or any participant in, or party to, directly or indirectly, any securitisation scheme or transaction or any scheme or transaction relating to the issuance of notes or other debt secured by any indebtedness or obligations under (or payments under which are funded by or made by reference to payments under) any Finance Document, or any similar scheme or transaction;

(l)	any person to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) in or over all or any of its rights under any Finance Document pursuant to Clause 23.12 (Security over Lenders’ rights);

(m)	any court or tribunal or regulatory, supervisory, governmental, quasi-governmental authority, securities exchange, self regulatory body or authority which has jurisdiction over that Finance Party (or any Permitted Party);

(n)	any other person:

(i)	to (or through) whom that Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under any Finance Document;

(ii)	with (or through) whom that Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Facility, any Finance Document, any Obligor or any member of the Group, or who invests directly or indirectly in any such sub-participation or other transaction; or

(iii)	who acquires or is proposing to acquire any interest in, or enters into or is proposing to enter into any merger, amalgamation or other similar arrangement with, that Finance Party; or

(o)	any agent or adviser of any person referred to in paragraph (n) above.

This Clause is not, and shall not be deemed to constitute, an express or implied agreement by any Finance Party with any Obligor for a higher degree of confidentiality than that prescribed in Section 47 of the Banking Act of Singapore and in the Third Schedule to the Banking Act of Singapore. This Clause supersedes any previous agreement between any of the Parties relation to the confidentiality of any such information or of any Finance Document.

SECTION 9

THE FINANCE PARTIES

26.	ROLE OF THE TRANSACTION AGENTS AND THE MANDATED LEAD ARRANGER

26.1	Appointment of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Finance Party (other than the Facility Agent) authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Appointment of the Security Agent

(a)	Each Finance Party (other than the Security Agent) appoints the Security Agent to act as its security agent and trustee under and in connection with the Finance Documents.

(b)	The Security Agent declares that it shall hold the Transaction Security on trust for the Finance Parties on the terms contained in this Agreement.

(c)	Each Finance Party (other than the Security Agent) authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.3	Duties of the Facility Agent

(a)	Subject to paragraph (b) below, the Facility Agent shall promptly forward to a party to any Finance Document the original or a copy of any document which is delivered to the Facility Agent for that party by any other party to any Finance Document.

(b)	Without prejudice to Clause 23.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (a) above shall not apply to any Assignment Agreement or any Transfer Certificate or any notice or confirmation under paragraph (d)(i) of Clause 23.6 (Procedure for assignment).

(c)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to any party to any Finance Document.

(d)	If the Facility Agent receives notice from any party to any Finance Document referring to a Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

(e)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than any Administrative Party) under a Finance Document it shall promptly notify the Lenders.

(f)	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. The Facility Agent shall have no other duties, obligations and responsibilities save as expressly provided for in the Finance Documents to which it is a party (and no others shall be implied).

26.4	Duties of the Security Agent

(a)	The Security Agent shall promptly inform the Facility Agent of the contents of any notice or document or payment received by it (in its capacity as security agent and/or trustee for the Finance Parties) from any Obligor under any Finance Document.

(b)	Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to the Facility Agent.

(c)	If the Security Agent receives notice from any party to any Finance Document referring to a Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Facility Agent.

(d)	The Security Agent shall have no other duties, obligations and responsibilities save as expressly provided for in the Finance Documents to which it is a party (and no others shall be implied).

26.5	Role of the Mandated Lead Arranger

Except as specifically provided in the Finance Documents to which it is a party, the Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.6	No fiduciary duties

(a)	Nothing in this Agreement constitutes any Administrative Party as a trustee or fiduciary of any other person (except, in the case of the Security Agent, to the extent expressly provided in Clause 26.2 (Appointment of the Security Agent)).

(b)	No Administrative Party shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.7	Business with the Group

(a)	Each Administrative Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor, any member of the Group or any Affiliate of any of the foregoing.

(b)	Each of the Finance Parties hereby irrevocably waives, in favour of each Transaction Agent, any conflict of interest which may arise by virtue of such Transaction Agent acting in various capacities under the Finance Documents or for other customers of such Transaction Agent. Each of the Finance Parties acknowledges that each Transaction Agent and its affiliates (together, the “Agent Parties”) may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which a Finance Party may regard as conflicting with its interests and may possess information (whether or not material to the Finance Parties), other than as a result of such Transaction Agent acting as agent or security agent or trustee under the Finance Documents, that such Transaction Agent may not be entitled to share with any Finance Party.

(c)	Each of the Finance Parties agrees that each of the Agent Parties may deal (whether for its own or its customers’ account) in, or advise on, securities of any party and that such dealing or giving of advice, will not constitute a conflict of interest for the purposes of the Finance Documents.

26.8	Rights and discretions of the Facility Agent

(a)	The Facility Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(ii)	any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Finance Parties) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any party to any Finance Document, the Majority Lenders or the applicable Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of each Obligor.

(c)	Without prejudice to paragraph (b), for the purposes of any Utilisation or Utilisation Request relating to any Utilisation, the Facility Agent shall be entitled to rely on the confirmation given by the Borrower in such Utilisation Request that the Unconditional Date has occurred, unless the Facility Agent shall have been notified to the contrary by a Finance Party.

(d)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(e)	The Facility Agent may act in relation to the Finance Documents through its personnel, agents and affiliates. The Facility Agent shall not be liable for the acts or omissions of any such agents provided that it has acted in good faith in the selection of such agents.

(f)	The Facility Agent may disclose to any other party to any Finance Document any information it reasonably believes it has received as agent under any Finance Document.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Mandated Lead Arranger is obliged to (i) do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality or (ii) disclose any information that is stated to be confidential.

(h)	The Facility Agent is not obliged to disclose to any Finance Party any details of any rate notified to the Facility Agent by any Lender for the purpose of paragraph (a)(ii) of Clause 11.2 (Market disruption) or the identity of any such Lender.

26.9	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any such instructions so given by the Majority Lenders will be binding on all of the Finance Parties.

(c)	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the applicable Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with such instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the applicable Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Facility Agent is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party’s prior written consent) in any legal or arbitration proceedings relating to any Finance Document, provided that (i) nothing herein shall prejudice the ability of the Facility Agent to bring, defend or conduct any proceedings in its capacity as Facility Agent (in the name of the Facility Agent) and (ii) this paragraph (e) shall not apply to any legal or arbitral proceedings relating to the perfection, preservation or protection of rights under any Security Document or the enforcement of any Security Document.

26.10	Rights and discretions of the Security Agent

(a)	The Security Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(ii)	any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Security Agent may assume (unless it has received notice to the contrary from the Facility Agent) that:

(i)	no Default has occurred;

(ii)	any right, power, authority or discretion vested in any party to any Finance Document, the Majority Lenders or the applicable Lenders has not been exercised; and

(iii)	(if it receives any instructions or directions from the Facility Agent to take any action in relation to any Transaction Security) all applicable conditions under the Finance Documents for taking that action have been satisfied.

(c)	The Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Security Agent may act in relation to the Finance Documents through its personnel, agents and affiliates. The Security Agent shall not be liable for the acts or omissions of any such agents provided that it has acted in good faith in the selection of such agents.

(e)	The Security Agent may disclose to any other party to any Finance Document any information it reasonably believes it has received as security agent and/or trustee under any Finance Document.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to (i) do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality or (ii) disclose any information that is stated to be confidential.

26.11	Facility Agent’s instructions to the Security Agent

(a)	The Security Agent shall, unless a contrary indication appears in a Finance Document, exercise any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Facility Agent (or, if so instructed by the Facility Agent, refrain from exercising any right, power, authority or discretion vested in it as Security Agent) and shall be entitled to assume that (i) any instructions received by it from the Facility Agent are duly given by or on behalf of the Finance Parties in accordance with the terms of the Finance Documents and (ii) (unless it has received actual notice of revocation) any instructions or directions given by the Facility Agent have not been revoked. The Security Agent shall not be obliged to act in accordance with the instructions given by any or all of the Finance Parties (other than the Facility Agent).

(b)	The Security Agent shall be entitled to request instructions, or clarification of any direction, from the Facility Agent as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers and discretions and the Security Agent may refrain from acting unless and until those instructions or clarification are received by it.

(c)	The Security Agent shall be entitled to carry out all dealings with the other Finance Parties through the Facility Agent and may give to the Facility Agent any notice or other communication required to be given by the Security Agent to any or all of the other Finance Parties.

(d)	The Security Agent may refrain from acting in accordance with the instructions of the Facility Agent until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with such instructions.

(e)	In the absence of instructions from the Facility Agent, the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(f)	The Security Agent is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party’s prior written consent) in any legal or arbitration proceedings relating to any Finance Document, provided that (i) nothing herein shall prejudice the ability of the Security Agent to bring, defend or conduct any proceedings in its capacity as Security Agent (in the name of the Security Agent) and (ii) this paragraph (f) shall not apply to any legal or arbitral proceedings relating to the perfection, preservation or protection of rights under any Security Document or the enforcement of any Security Document.

26.12	Responsibility for documentation

No Administrative Party:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Administrative Party, any Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated under any Finance Document;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or any Transaction Security; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.13	Exclusion of liability

(a)	Without limiting paragraph (b) below, a Transaction Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any cost, loss or liability incurred by any Party as a consequence of:

(i)	such Transaction Agent having taken or having omitted to take any action under or in connection with any Finance Document or any Transaction Security, unless directly caused by such Transaction Agent’s gross negligence or wilful misconduct; or

(ii)	any delay (or any related consequences) in crediting an account with an amount required under any of the Finance Documents to be paid by such Transaction Agent if such Transaction Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by such Transaction Agent for that purpose.

(b)	No Party (other than a Transaction Agent) may take any proceedings against any officer, employee or agent of such Transaction Agent in respect of any claim it might have against such Transaction Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Security and any officer, employee or agent of such Transaction Agent may rely on this Clause.

(c)	Neither Transaction Agent shall be responsible for making, or have any duty to make, any investigation in respect of or in any way be liable whatsoever for:

(i)	the nature, status, creditworthiness or solvency of any Obligor, any member of the Group or any other person;

(ii)	the execution, legality, validity, adequacy (including without limitation adequacy of security, if any, relating to), admissibility in evidence or enforceability of any Finance Document or any other document entered into in connection therewith;

(iii)	the title, ownership, value, sufficiency or existence of any Charged Property;

(iv)	the registration, filing, protection or perfection of any Security Document or the priority of any Transaction Security;

(v)	the scope, adequacy, accuracy or completeness of any representations, warranties or statements made by or on behalf of, or any information (whether oral or written) supplied by or on behalf of, any Obligor, any member of the Group, or any other person under or in connection with any Finance Document or any document entered into in connection therewith;

(vi)	the performance or observance by any Obligor or any other person with any provisions of any Finance Document or in any document entered into in connection therewith or the fulfilment or satisfaction of any conditions contained therein or relating thereto or as to the existence or occurrence at any time of any default, event of default or similar event contained therein or any waiver or consent which has at any time been granted in relation to any of the foregoing;

(vii)	the existence, accuracy or sufficiency of any legal or other opinions, searches, reports, certificates, valuations or investigations delivered or obtained or required to be delivered or obtained at any time in connection with any Finance Document;

(viii)	the title of any Obligor to any Charged Property;

(ix)	the compliance of the provisions and contents of and the manner and formalities applicable to the execution of any Finance Document and any documents connected therewith, and/or compliance of any such provisions, contents, manner and/or formalities with any applicable laws or regulations;

(x)	the failure by any Obligor to obtain or comply with any Authorisation or other authority in connection with the origination, sale or purchase of any of the Charged Property or the failure to effect or procure registration of or to give notice to any person in relation to or otherwise protect the security created or purported to be created by or pursuant to any Transaction Security or other documents entered into in connection therewith;

(xi)	the failure to call for delivery of documents of title to or require any transfers, legal mortgages, charges or other further assurances in relation to any of the assets the subject matter of any of the Finance Documents or any other document;

(xii)	any accounts subject to any Transaction Security or any other accounts, books, records or files maintained by any Obligor, or any other person in respect of any of the Charged Property; or

(xiii)	any other matter or thing relating to or in any way connected with any Transaction Security or any document entered into in connection therewith whether or not similar to the foregoing.

(d)	Neither Transaction Agent shall be responsible for any loss or damage, or any failure or delay in the performance of its obligations under any Finance Document if it is prevented from so performing its obligations by any reason which is beyond the control of such Transaction Agent, including, but not limited to, any existing or future law or regulation, any existing or future act of governmental authority, Act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure or any money transmission system or any event where, in the reasonable opinion of such Transaction Agent, performance of any duty or obligation under or pursuant to any Finance Document would or may be illegal or would result in such Transaction Agent being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action (whether or not having the force of law) of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organisation to which such Transaction Agent is subject.

(e)	Notwithstanding any other term or provision of this Agreement to the contrary, no Transaction Agent shall be liable under any circumstances for special, punitive, indirect or consequential loss or damage of any kind whatsoever, whether or not foreseeable, or for any loss of business, goodwill, opportunity or profit, whether arising directly or indirectly and whether or not foreseeable, even if such Transaction Agent is actually aware of or has been advised of the likelihood of such loss or damage and regardless of whether the claim for such loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise. For the avoidance of doubt, the provisions of this Clause shall survive any termination or expiry of this Agreement or any resignation or removal of any Transaction Agent.

(f)	Nothing in this Agreement shall oblige any Administrative Party to carry out any “know your customer”, anti-money laundering or other checks in relation to any person on behalf of any Lender and each of the Lenders confirms to each Administrative Party that it is solely responsible for any such checks it is required to carry out and that it may not rely on any such checks made by, or any statement in relation to such checks made by, any Administrative Party.

26.14	Additional protection for the Security Agent in relation to Transaction Security

(a)	The Security Agent may accept without investigation, requisition or objection such right and title as any Obligor may have to any of the Charged Property and the other Security created in favour of the Security Agent (as agent and/or trustee for the other Finance Parties) by any Security Document and shall not be bound or concerned to examine or enquire into or be liable for any defect or failure in the right or title of any Obligor to all or any of the Charged Property whether such defect or failure was known to the Security Agent or might have been discovered upon examination or enquiry and whether capable of remedy or not, and shall not be liable for or bound to require any Obligor to remedy any defect in its right or title to any Charged Property.

(b)	The Security Agent shall not be liable for any failure, omission or defect in perfecting, protecting or further assuring any Transaction Security including (without prejudice to the generality of the foregoing) (i) any failure, omission or defect in registering or filing or procuring registration or filing of, or otherwise protecting or perfecting any Transaction Security or the priority thereof or the right or title of any person in or to the assets comprised in any Transaction Security by registering under any applicable registration laws in any applicable territory any notice or other entry prescribed by or pursuant to the provisions of any such laws and (ii) any failure or omission to require any further assurances in relation to any Transaction Security.

(c)	The Security Agent shall not be responsible for any unsuitability, inadequacy or unfitness of any Charged Property as security for any or all of the obligations under any or all of the Finance Documents and shall not be obliged to make any investigation into, and shall be entitled to assume, the suitability, adequacy and fitness of any Charged Property as security for any or all of the obligations under any or all of the Finance Documents.

(d)	The Security Agent shall not be responsible for investigating, monitoring or supervising the observance or performance by any person in respect of any Charged Property or otherwise.

(e)	The Security Agent shall not be responsible for any loss, damage, cost, charge, claim, demand, expense, judgment, action, proceeding or other liability (including, without limitation, in respect of Taxes) or any Indirect Taxes charged or chargeable in respect thereof (“Security Agency Liability”) occasioned to any Transaction Security however caused, whether by an act or omission of any Obligor or any other person (including, without limitation, any bank, broker, depositary, warehouseman or other intermediary or any clearing system or operator thereof) acting in accordance with or contrary to the provisions of any of the Finance Documents or otherwise and irrespective of whether any Transaction Security is held by or to the order of any of such persons, unless such Security Agency Liability has been finally judicially determined to have resulted from the fraud, wilful default or gross negligence of the Security Agent.

(f)	Without prejudice to the obligations of the Obligors relating to insurance under the Finance Documents, the Security Agent shall not be under any obligation to insure any of the Transaction Security or any deeds or documents of title or other evidence in respect of any Transaction Security or to require any other person to maintain any such insurance or monitor the adequacy of any such insurance and shall not be responsible for any Security Agency Liability which may be suffered as a result of the lack of or inadequacy of any such insurance.

(g)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the applicable insurers of any material fact relating to the risk assumed by the applicable insurers or any other information of any kind, unless the Facility Agent has requested it to do so in writing and the Security Agent has failed to do so within fourteen days after receipt of that request.

(h)	The Security Agent shall not be responsible for any Security Agency Liability occasioned by the operation (whether by any Obligor or otherwise) of any account subject to any Transaction Security whether by depreciation in value or by fluctuation in exchange rates or otherwise unless such Security Agency Liability is attributable to the operation of such account by the Security Agent after the enforcement of Transaction Security over such account and has been finally judicially determined to have been occasioned by the fraud, wilful misconduct or gross negligence of the Security Agent.

(i)	The Security Agent shall not be liable for any decline in the value nor any loss realised upon any sale or other disposition of any of the Charged Property made pursuant to any Finance Document.

(j)	The Security Agent shall have no responsibility whatsoever to any Obligor or any other Finance Party as regards any deficiency which might arise because the Security Agent is subject to any Tax in respect of all or any of the Charged Property, the income therefrom or the proceeds thereof.

(k)	The Security Agent shall not be obliged (whether or not directed by the Finance Parties) to perfect the legal title to any Transaction Security in its name or any of the related collateral security if, in its opinion, such perfection would or might result in the Security Agent becoming liable to or incurring any obligation to any Obligor under any Transaction Security or any of the related collateral security and/or in its opinion, there is or would be insufficient cash to discharge, in accordance with the provisions of the Finance Documents, such liabilities or obligations as and when they arise.

(l)

The Security Agent shall not, nor shall any receiver appointed pursuant to any Finance Document or any attorney or agent of the Security Agent by reason of taking possession of the whole or any part of the Charged Property or any other reason whatsoever and whether as mortgagee in possession or on any other basis whatsoever, be liable to account for anything except actual receipts or be liable for any loss or damage arising from the realisation of the whole or any part of the Charged Property or any other property, assets, rights or undertakings of whatsoever nature whether or not owned by any Obligor or any other person or in which any Obligor or any other person has an interest, from any act, default or omission in relation to all or any of the Charged Property or any other property, assets, rights or undertakings of whatsoever nature whether or not owned by any Obligor or any other person or in which any Obligor or any other person has an interest or from any act, default or omission in relation to the whole or any part of the Charged Property or from any exercise or non-exercise by it of any right, remedy or power conferred upon it in relation to the whole or any part of the Charged Property or any other property, assets, rights or undertakings of whatsoever nature whether or not owned by any Obligor or any other person or in which any Obligor or any other person has an interest, by or pursuant to any Finance Document or otherwise, unless such loss or damage is finally judicially determined to have been caused by its fraud, wilful default or gross negligence.

(m)	The Security Agent shall not be liable for any failure to:

(i)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(ii)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;

(iii)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

(iv)	take, or to require any of the Obligors to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

(v)	require any further assurances in relation to any of the Security Documents.

(n)	The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

(o)	Each Obligor party hereto acknowledges that any account subject to any Transaction Security will not be protected by the Deposit Protection Scheme under the Deposit Protection Scheme Ordinance (Cap 581) and repayment of any amount standing to the credit of any such account is not guaranteed by the Hong Kong SAR Government’s Exchange Fund.

26.15	No Independent Power

The Finance Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Security Documents except through the Security Agent.

26.16	Releases

Upon a disposal of any asset (forming part of the Charged Property):

(a)	pursuant to the enforcement of the Transaction Security by a Receiver or the Security Agent; or

(b)	where such disposal is permitted under the Finance Documents (and such asset is not required to be made subject to Transaction Security following such disposal in accordance with the Finance Documents), the Security Agent shall (at the cost of the Borrower) release that asset from the Transaction Security and is authorised to execute, without the need for any further authority from the Finance Parties, any release of the Transaction Security or other claim (pursuant to any Security Document) over that asset and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

26.17	Winding up of Trust

If the Security Agent, with the approval of the Majority Lenders, determines that (a) all of the Secured Obligations and all other obligations secured by any or all of the Security Documents have been fully and finally discharged and (b) none of the Finance Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents, the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents.

26.18	Lenders’ indemnity to the Transaction Agents

(a)	Each Lender shall (in the proportion determined in accordance with paragraph (b) below) indemnify each of the Transaction Agents, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by such Transaction Agent (otherwise than by reason of such Transaction Agent’s gross negligence or wilful misconduct) in acting as Transaction Agent under the Finance Documents (unless such Transaction Agent has been reimbursed by any Obligor pursuant to a Finance Document in respect of the same cost, loss or liability).

(b)	Each Lender’s proportion of such cost, loss or liability shall be:

(i)	if there is any Loan then outstanding, the proportion borne by (A) such Lender’s aggregate participations in the Loan(s) then outstanding to (B) the aggregate amount of the Loans then outstanding;

(ii)	if no Loan is then outstanding and the Available Facility is then greater than zero, the proportion borne by (A) such Lender’s Available Commitment to (B) the Available Facility; or

(iii)	if no Loan is then outstanding and the Available Facility is then zero:

(A)	if the time when the Available became zero falls after the time when each Loan ceased to be outstanding, the proportion borne by (A) such Lender’s Available Commitment immediately before the Available Facility became zero to (B) the Available Facility immediately before the Available Facility became zero; or

(B)	if the time when each Loan ceased to be outstanding falls upon or after the time when the Available Facility became zero, the proportion borne by (A) such Lender’s aggregate participations in the Loan(s) outstanding (immediately before the time when each Loan ceased to be outstanding) to (B) the aggregate amount of the Loans outstanding (immediately before the time when each Loan ceased to be outstanding).

26.19	Resignation of the Transaction Agents

(a)	A Transaction Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively a Transaction Agent may resign by giving notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Transaction Agent.

(c)	If the Majority Lenders have not appointed a successor Transaction Agent in accordance with paragraph (b) above within 30 days after the applicable notice of resignation was given, the retiring Transaction Agent (after consultation with the Borrower) may appoint a successor Transaction Agent.

(d)	The retiring Transaction Agent shall make available to the successor Transaction Agent such documents and records and provide such assistance as the successor Transaction Agent may reasonably request for the purposes of performing its functions as Transaction Agent under the Finance Documents.

(e)	A Transaction Agent’s resignation notice shall only take effect upon (i) the appointment of a successor to such Transaction Agent and (ii) (in the case of the Security Agent) the assignment or transfer of all of the Transaction Security held by the retiring Security Agent to that successor.

(f)	Upon the appointment of a successor Transaction Agent, the retiring Transaction Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26 (and any agency fees for the account of such retiring Transaction Agent shall cease to accrue from such date and shall instead accrue in favour of such successor Transaction Agent).

(g)	After consultation with the Borrower, the Majority Lenders may, by giving not less than 30 days’ notice to a Transaction Agent, require it to resign in accordance with paragraph (b) above. In this event, such Transaction Agent shall resign in accordance with paragraph (b) above.

(h)	Any successor Transaction Agent and each of the other Parties shall have the same rights and obligations among themselves as they would have had had such successor Transaction Agent been originally party hereto as such Transaction Agent.

(i)	Clauses 16 (Other indemnities) and 17 (Costs and expenses) shall survive and remain in full force and effect in favour of any Transaction Agent notwithstanding the resignation or replacement of such Transaction Agent.

26.20	Confidentiality

(a)	In acting as agent and/or (in the case of the Security Agent) trustee for the Finance Parties, each Transaction Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of a Transaction Agent, it may be treated as confidential to that division or department and such Transaction Agent shall not be deemed to have notice of it.

(c)	No Transaction Agent shall be obliged to disclose to any Finance Party any information supplied to it by any Obligor or any Affiliate of any Obligor on a confidential basis and for the purpose of evaluating whether any waiver or amendment is or may be required or desirable in relation to any Finance Document.

26.21 Relationship with the Lenders

(a)	Subject to Clause 28.2 (Distributions by the Transaction Agents), each Transaction Agent may treat each person shown in the records of the Facility Agent as a Lender at the opening of business (in the place of the Facility Agent’s principal office as notified to the Finance Parties from time to time) as a Lender acting through its Facility Office:

(i)	entitled to or liable for an payment due under any Finance Document on that day as a Lender; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered as a Lender on that day,

unless it has received not less than five Business Days’ prior notice from (in the case of the Facility Agent) that Lender or (in the case of the Security Agent) the Facility Agent to the contrary in accordance with the terms of this Agreement.

(b)	Each Finance Party shall provide each Transaction Agent with such information that such Transaction Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable such Transaction Agent to perform its functions as Transaction Agent.

26.22	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each of the Lenders confirms to each Administrative Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of the Obligors, members of the Group and their respective Affiliates;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, any Transaction Security and/or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or any Transaction Security;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any party to any Finance Document or any of its respective assets under or in connection with any Finance Document or any Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or any Transaction Security;

(d)	the adequacy, accuracy and/or completeness of any information provided by any Transaction Agent, any party to any Finance Document or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of the Charged Property or any part thereof, the priority of any Transaction Security or the existence of any Security affecting any Charged Property or any part thereof.

26.23	Reference Banks

If any Reference Bank (or, if any Reference Bank is not a Lender, the Lender of which such Reference Bank is an Affiliate) ceases to be a Lender, the Facility Agent shall (if the Majority Lenders so request and in consultation with the Borrower) appoint a Lender or an Affiliate of a Lender to replace such first-mentioned Reference Bank.

26.24	Deduction from amounts payable by Transaction Agents

If any Party owes an amount to any Transaction Agent under any of the Finance Documents, any Transaction Agent may, after giving notice to such Party, deduct an amount not exceeding that amount from any payment to such Party which such Transaction Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of that amount owed by such Party to such Transaction Agent. For the purposes of the Finance Documents such Party shall be regarded as having received any amount so deducted.

26.25	Facility Agent’s management time

Any amount payable to the Facility Agent under Clause 16.3 (Indemnity to the Facility Agent and the Security Agent), Clause 17 (Costs and expenses) and/or Clause 26.18 (Lenders’ indemnity to the Transaction Agents) shall include the cost of utilising the Facility Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the Borrower and the Lenders, and shall be in addition to any fee paid or payable to the Facility Agent under Clause 12 (Fees).

26.26	Anti-Money Laundering and Terrorism

For so long as The Hongkong and Shanghai Banking Corporation Limited or any of its Affiliates is a Transaction Agent, such Transaction Agent may take and instruct any delegate to take any action which it in its sole discretion considers appropriate so as to comply with any applicable law, regulation, request of a public or regulatory authority or any HSBC Group policy which relates to the prevention of fraud, money laundering, terrorism or other criminal activities or the provision of financial and other services to sanctioned persons or entities. Such action may include but is not limited to the interception and investigation of transactions on accounts (particularly those involving the international transfer of funds) including the source of the intended recipient of fund paid into or out of accounts. In certain circumstances, such action may delay or prevent the processing of instructions, the settlement of transactions over the accounts or a Transaction Agent’s performance of its obligations under the Finance Documents. Where possible, such Transaction Agent will use reasonable endeavours to notify the relevant Parties of the existence of such circumstances. Neither any Transaction Agent nor any delegate of any Transaction Agent will be liable for any loss (whether direct or consequential and including, without limitation, loss of profit or interest) caused in whole or in part by any actions which are taken by that Transaction Agent or any delegate of that Transaction Agent pursuant to this Clause. For the purposes of this Clause, the “HSBC Group” means HSBC Holdings plc, its subsidiaries and associated companies.

26.27 Force Majeure

Notwithstanding anything to the contrary in any Finance Document, no Transaction Agent shall in any event be liable for any failure or delay in the performance of its obligations under any Finance Document if it is prevented from so performing such obligations by any circumstances beyond the control of such Transaction Agent, including without limitation, existing or future law or regulation, any existing or future act of governmental authority, Act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any money transmission system.

26.28	Perpetuity period

The perpetuity period (if applicable) for the trusts constituted under the Finance Documents shall be 80 years from the date of this Agreement.

26.29	Delegation

(a)	The Security Agent may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

(b)	The delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent may think fit in the interests of the Finance Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any delegate or sub-delegate.

26.30	Additional security trustees

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate security trustee or as a co-security trustee jointly with it (i) if it considers that appointment to be in the interests of the Finance Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Borrower and the Facility Agent of that appointment.

(b)	Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Agent by this Agreement and the other Finance Documents) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to any person, and any costs and expenses incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers (whether by set-off or otherwise) any amount from or in respect of any Obligor (the “Relevant Obligor”), other than through a Transaction Agent and in accordance with Clause 28 (Payment mechanics), (such amount being a “Recovered Amount”) and applies that amount to a payment due under any of the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of such receipt or recovery, to the Facility Agent;

(b)	the Facility Agent shall determine whether such receipt or recovery is in excess of the amount that the Recovering Finance Party would have been paid had such receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to such receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made (by reference to such receipt or recovery) in accordance with Clause 28.5 (Partial payments).

27.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 28.5 (Partial payments) towards the obligations owing to such Sharing Finance Parties.

27.3	Recovering Finance Party’s rights

On a distribution by the Facility Agent under Clause 27.2 (Redistribution of payments), as between such Relevant Obligor and the Recovering Finance Party, an amount of such Recovered Amount equal to such Sharing Payment shall be treated as not having been paid by such Relevant Obligor (and such Relevant Obligor or, if such Relevant Obligor is not party hereto, the Borrower shall be liable to the Recovering Finance Party for a debt equal to such Sharing Payment, which debt is immediately due and payable).

27.4	Reversal of redistribution

To the extent that any part of such Recovered Amount received or recovered by a Recovering Finance Party (which Recovered Amount gives rise to any Sharing Payment) becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to (i) the appropriate part of its share of such Sharing Payment (that is attributable to such Recovered Amount so repayable and repaid by such Recovering Finance Party) together with (ii) an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on such part of such Sharing Payment (or such part of such Recovered Amount to which such Sharing Payment is attributable) which that Recovering Finance Party is required to pay ((i) and (ii) being collectively the “Redistributed Amount”); and

(b)	as between such Relevant Obligor and each Sharing Finance Party, an amount equal to such Redistributed Amount shall be treated as not having been paid by such Relevant Obligor (and such Relevant Obligor or, if such Relevant Obligor is not party hereto, the Borrower shall be liable to such Sharing Finance Party for a debt equal to such Redistributed Amount, which debt is immediately due and payable).

27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which that Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of those legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10

ADMINISTRATION

28.	PAYMENT MECHANICS

28.1	Payments to the Facility Agent

(a)	On each date on which an Obligor party hereto or a Lender is required to make a payment under a Finance Document, that Obligor or that Lender (as the case may be) shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement (in place of settlement) of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of the currency of such payment with such bank as the Facility Agent specifies.

(c)	A Transaction Agent shall not be liable to account for interest on money paid to it by or recovered from any Obligor. Monies held by a Transaction Agent need not be segregated except as required by law.

28.2	Distributions by the Transaction Agents

(a)	Each payment received or recovered by the Facility Agent under any Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor), Clause 28.4 (Clawback), Clause 28.5 (Partial payments) and Clause 26.24 (Deduction from amounts payable by Transaction Agents), be made available by the Facility Agent as soon as practicable after receipt or recovery to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of the currency of such payment.

(b)	If the Security Agent receives or recovers any amount from or in respect of any Obligor under or in connection with any Finance Document, it shall promptly notify the Facility Agent, and the Facility Agent shall instruct the Security Agent to make available such amount, subject to Clause 28.3 (Distributions to an Obligor), Clause 28.4 (Clawback), Clause 28.5 (Partial payments), Clause 28.12 (Permitted Deductions) and Clause 26.24 (Deduction from amounts payable by Transaction Agents), as soon as practicable after receipt or recovery to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of the currency of such payment. The Security Agent shall be entitled to rely on any instructions of the Facility Agent in making any distribution or effecting any payment under any Finance Document.

(c)	The Facility Agent shall distribute payments received or recovered by it (and shall instruct the Security Agent to distribute payments received or recovered by the Security Agent) in relation to all or any part of a Loan to the applicable Lender(s) indicated in the records of the Facility Agent as being so entitled on the applicable date, provided that the Facility Agent is authorised to distribute (and/or instruct the Security Agent to distribute) payments to be made on the date on which any assignment or transfer becomes effective pursuant to Clause 23 (Changes to the Lenders) to the applicable Lender(s) so entitled immediately before such assignment or transfer took place regardless of the period to which such payments relate.

(d)	Neither Transaction Agent is under any obligation to make payment to any Finance Party on account of any amount owing by any Obligor to such Finance Party in the same currency as that in which such latter-mentioned amount is denominated.

28.3	Distributions to an Obligor

A Transaction Agent may (with the consent of the Obligor referred to below or in accordance with Clause 29 (Set-off)) apply any amount received by it for any Obligor party hereto in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under any or all of the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)	Where a sum is to be paid to a Transaction Agent under the Finance Documents for another Party, that Transaction Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	To the extent that a Transaction Agent pays an amount to another Party and it proves to be the case that such Transaction Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by such Transaction Agent shall on demand refund the same to such Transaction Agent together with interest on that amount from the date of payment to the date of receipt by such Transaction Agent, calculated by such Transaction Agent to reflect its cost of funds.

28.5	Partial payments

(a)

If any Transaction Agent receives or recovers an amount from or in respect of any Obligor under or in connection with any Finance Document which amount is insufficient to, or is not applied to, discharge all the amounts then due and payable by such Obligor under the Finance Documents and/or (in the case of any receipt or recovery under any Security Document) all the amounts then due and payable by any or all of the Obligors under any or all of the Finance Documents, then (subject, in the case of any receipt or recovery under any Security Document, to the provisions of such Security Document) such amount shall be applied (or, in the case of any receipt or recovery by the Security Agent, the Facility Agent shall instruct the Security Agent to apply such amount) towards the obligations of such Obligor to the Finance Parties under the Finance Documents and/or (in the case of any receipt or recovery under any Security Document) any and all amounts then due and payable by any or all of the Obligors to any or all of the Finance Parties under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any costs, charges, losses, liabilities and/or expenses incurred by the Security Agent and/or any receiver(s) in connection with the exercise or enforcement of any Transaction Security and/or rights and/or remedies under any Security Document giving rise to the receipt or recovery of such amount;

(ii)	secondly, in or towards payment pro rata of any unpaid fees, costs and expenses of any Administrative Party under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any accrued interest, fee (other than as provided in paragraph (a)(ii) above) or commission due to any or all of the Finance Parties but unpaid under the Finance Documents;

(iv)	fourthly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(iii) to (v) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor party hereto.

28.6	No set-off by Obligors

All payments to be made by any Obligor party hereto under any or all of the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days

(a)	Any payment which is due to be made under a Finance Document on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum pursuant to paragraph (a) above, interest is payable on such principal or Unpaid Sum at the rate applicable on the original due date.

28.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, Hong Kong dollar is the currency of account and payment for any sum from an Obligor party hereto under any Finance Document.

(b)	Each repayment or prepayment of any Loan shall be made in the currency in which such Loan was denominated when it was made.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which such interest is payable was denominated when such interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which such costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than Hong Kong dollar shall be paid in that other currency.

28.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in this Agreement to, and any obligations arising under this Agreement in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.10	Investment of Proceeds

Prior to the application of the proceeds of any Transaction Security in accordance with Clause 28.2 (Distributions by the Transaction Agents) and/or Clause 28.5 (Partial payments), the Security Agent may, at its discretion, hold all or part of those proceeds in a suspense or impersonal account(s) in the name of the Security Agent or the Facility Agent with any financial institution (including itself) and for so long as the Security Agent thinks fit (any interest (if any) accruing on the balance of such account(s) being credited to such account(s)) pending the application from time to time of those proceeds at the Security Agent’s discretion in accordance with the provisions of this Clause 28.

28.11	Currency Conversion

(a)	For the purpose of or pending the discharge of any of the Secured Obligations the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at the spot rate at which the Security Agent is able to purchase the currency in which the applicable Secured Obligations are due with such moneys received or recovered.

(b)	The obligations of any Obligor to pay or discharge any Secured Obligations in the due currency shall only be satisfied to the extent of the amount in the due currency so purchased (after deducting the costs of conversion) and actually applied towards the discharge of the applicable Secured Obligations.

28.12	Permitted Deductions

The Security Agent shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Tax or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Tax which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (except in connection with its remuneration for performing its duties under this Agreement).

28.13	Sums received by Obligors

If any of the Obligors party hereto receives any sum which, pursuant to any of the Finance Documents, should have been paid to the Security Agent, that sum shall promptly be paid to the Security Agent for application in accordance with this Clause 28.

29.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor party hereto under any or all of the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If such obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of such set-off.

30.	NOTICES

30.1	Communications in writing

Any communication to be made by a Party to another Party under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of an Original Obligor, that identified with its name below;

(b)	in the case of any Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of a Transaction Agent, that identified with its name below,

or any substitute address or fax number or department or officer as that Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one Party to another Party under or in connection with any Finance Documents will be effective:

(i)	if by way of fax, only when received in legible form; or

(ii)	if by way of letter, only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to a Transaction Agent under or in connection with any Finance Document will be effective only when actually received by that Transaction Agent and then only if it is expressly marked for the attention of the department or officer identified with that Transaction Agent’s signature below (or any substitute department or officer as that Transaction Agent shall specify for this purpose).

(c)	All notices from or to an Obligor party hereto under or in connection with any Finance Document shall be sent through the Facility Agent.

(d)	All notices from the Security Agent to any Lender or from any Lender to the Security Agent under or in connection with any Finance Document shall be sent through the Facility Agent.

(e)	Any communication or document made or delivered to the Borrower in accordance with this Clause 30 will be deemed to have been made or delivered to each of the Obligors party hereto.

30.4	Notification of address and fax number

Promptly upon changing its own address or fax number, the Facility Agent shall notify the other Parties.

30.5	Electronic communication

(a)	Any communication to be made between the Facility Agent and a Lender under or in connection with any Finance Document may be made by electronic mail or other electronic means, if the Facility Agent and that Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Facility Agent and a Lender under or in connection with a Finance Document will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

(c)	Each of the Lenders acknowledges and agrees that any electronic communication made by the Facility Agent to a Lender shall be in non-encrypted form unless, in relation to any Lender:

(i)	prior written notice has been given by such Lender to the Facility Agent that electronic communication to be received by it shall be in encrypted form; and

(ii)	the encryption tool to be used has been agreed between such Lender and the Facility Agent.

(d)	Each Obligor party hereto agrees and acknowledges that electronic means of communication may not be secure or virus or error free and could be intercepted, corrupted, lost, destroyed or arrive late, and none of the Finance Parties or their Affiliates will be liable to any Obligor for any of such occurrences. Each Finance Party may monitor, record and retain communications between such Finance Party and any other Party or any Obligor.

30.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of (in the case of any interest, commission or fee in HK dollars) 365 days or (in the case of any interest, commission or fee in US dollars or any currency other than HK dollars) 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver or constitute an election to affirm any Finance Document. No election by a Finance Party to affirm any Finance Document shall be effective unless it is in writing. No single or partial exercise of any right or remedy by any Finance Party shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)	Subject to Clause 34.2 (Exceptions) any term of any Finance Document (other than the Fee Letters) may be amended or waived only in writing and with the consent of the Majority Lenders and the Obligor(s) party thereto. Any such amendment or waiver so made with such consent will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

34.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of, or any change in the currency of, any payment of principal, interest, fees or commission payable;

(iv)	an increase in, or any change in the currency of, any Commitment;

(v)	an extension of the period of availability for utilisation of any Commitment or the Facility (or any part thereof);

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	a change to an Obligor;

(viii)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(A)	the Charged Property; or

(B)	the manner in which the proceeds of enforcement of any Transaction Security are distributed

(except for any release required under Clause 26.16 (Releases) or in accordance with the terms of the Security Document(s) governing Transaction Security over the applicable Charged Property); or

(ix)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 23 (Changes to the Lenders), Clause 26.16 (Releases) or this Clause 34,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may not be effected without the consent of that Administrative Party.

(c)	If a Lender reasonably believes that an amendment or waiver may constitute a “material modification” for the purposes of FATCA that may result (directly or indirectly) in a Party being required to make a FATCA Deduction and that Lender notifies the Borrower and the Facility Agent accordingly, that amendment or waiver may not be effected without the consent of that Lender.

35.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

36.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

37.	ENFORCEMENT

37.1	Jurisdiction of Hong Kong

(a)	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 37.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

37.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Offeror:

(a)	irrevocably appoints the Borrower as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document; and

(b)	agrees that failure by the Borrower to notify the Offeror of any process will not invalidate the proceedings concerned.

The Borrower irrevocably accepts its appointment as set out in this Clause 37.2.

37.3	Waiver of Immunity

Each Obligor party hereto irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a)	suit;

(b)	jurisdiction of any court;

(c)	relief by way of injunction or order for specific performance or recovery of property;

(d)	attachment of its assets (whether before or after judgment); and

(e)	execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL LENDERS

Name of Original Lender	Commitment (HK$)

The Hongkong and Shanghai Banking Corporation Limited	6,587,500,000

Standard Chartered Bank (Hong Kong) Limited	6,587,500,000

SCHEDULE 2

CONDITIONS PRECEDENT

Part I

Conditions Precedent to Initial Utilisation

1.	Original Obligors

(a)	A copy of the constitutional documents of each Original Obligor.

(b)	A copy of a resolution of the board of directors of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and any Selection Notice) to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party; and

(iv)	in the case of the Offeror, resolving that it is in the best interests of the Offeror to enter into the transactions contemplated by the Transaction Documents to which it is a party, giving reasons.

(c)	A specimen of the signature of each person authorised by any resolution referred to in paragraph (b) above.

(d)	A copy of a resolution signed by all the holders of the issued shares in the Offeror, approving the terms of, and the transactions contemplated by, the Transaction Documents to which the Offeror is a party.

(e)	A certificate from each Original Obligor (signed by a director thereof) confirming that borrowing, guaranteeing and/or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing, security or similar limit binding on it to be exceeded.

(f)	A certificate of an authorised signatory of each Original Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is a true, correct and complete copy and is in full force and effect as at a date no earlier than the date of this Agreement.

2.	Relevant Documents

(a)	A copy of the latest draft of the Public Announcement (that has been submitted to the Securities and Futures Commission).

(b)	A copy of each Irrevocable Undertaking dated no later than the date of the Public Announcement duly executed by each of the parties thereto.

3.	Legal opinions

(a)	A legal opinion in relation to the laws of Hong Kong from Clifford Chance substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion in relation to the laws of the Cayman Islands from Mourant Ozannes, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	A legal opinion in relation to the laws of the British Virgin Islands from Mourant Ozannes, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4.	Finance Documents

(a)	Each of the Finance Documents duly executed by the parties thereto, except for the Security Documents, any Utilisation Request or any Selection Notice.

(b)	Each of the following Security Documents, duly executed by the parties thereto:

(i)	the Offeror Share Charge;

(ii)	the Target Share Charge; and

(iii)	the Account Charge.

(c)	All documents and evidence required pursuant to the following provisions of the Security Documents referred to in paragraph (b) above:

(i)	clause 4.1(a)(i) to 4.1(a)(ix) of the Offeror Share Charge;

(ii)	clause 4.2.1(d), 4.3.1 and 4.3.2 of the Target Share Charge; and

(iii)	clause 4.1.1 and 4.1.2 of the Account Charge.

(d)	Evidence of the filing of the Account Charge and the Offeror Share Charge in the register of members and charges of the Borrower.

(e)	Letter of instruction from the Offeror to UBS AG concerning delivery of Target Shares, countersigned by the Security Agent

5.	Other documents and evidence

(a)	A copy of the List of Subsidiaries.

(b)	The Original Financial Statements.

(c)	Evidence that the Debt Service Reserve Account and the Mandatory Prepayment Account have been opened.

(d)	A copy of the shareholder resolutions of the Offeror amending the memorandum and articles of association of the Offeror as required pursuant to the terms of the Offeror Share Charge.

Part II

Documents and evidence to be

Delivered in respect of additional Security Documents

In respect of each Security Document executed by any Obligor after the date of this Agreement (other than any Security Document delivered under paragraph 4(b) of Part I of this Schedule 2), each of the following in form and substance satisfactory to the Facility Agent (acting on the instruction of Majority Lenders):

1.	Each such Security Document duly executed and delivered by each party thereto.

2.	A copy of the constitutional documents of such Obligor.

3.	A copy of a resolution of the board of directors of such Obligor:

(a)	approving the terms of, and the transactions contemplated by, each such Security Document and resolving that it execute each such Security Document;

(b)	authorising a specified person or persons to execute each such Security Document on its behalf;

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with any such Security Document; and

(d)	resolving that it is in the best interests of such Obligor to enter into the transactions contemplated by such Security Document, giving reasons.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	A copy of a resolution signed by all the holders of the issued shares of or equity interests in such Obligor, approving the terms of, and the transactions contemplated by, such Security Document.

6.	A certificate of such Obligor (signed by a director thereof) confirming that securing the Total Commitments would not cause any borrowing, guaranteeing, security or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of such Obligor certifying that each copy document listed in this Part II of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of such Security Document.

8.	Copies of constitutional documents of any company, corporation or entity any of the Equity Interests in which are expressed to be subject to security under such Security Document.

9.	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by such Security Document or for the validity and enforceability of any Finance Document.

10.	If available, the latest audited financial statements of such Obligor.

11.	A legal opinion of the legal advisers to the Facility in the jurisdiction of incorporation or establishment of such Obligor, in relation to the laws of such jurisdiction.

12.	A legal opinion of the legal advisers to the Facility Agent in the jurisdiction of any laws that are expressed to govern such Security Document, in relation to the laws of such jurisdiction.

13.	Evidence that any process agent specified in such Security Document (if any) has accepted its appointment in relation to such Obligor.

SCHEDULE 3

REQUESTS

Part I

Form of Utilisation Request

From:	[name of Borrower]

To:	[name of Facility Agent] as Facility Agent

Dated:

Dear Sirs

Facility Agreement dated [                    ] between, among others, [                    ] as borrower, [                    ] and [                    ] as offeror, [                    ] as arrangers, [                    ] as facility agent and [                    ] as security agent (as amended from time to time, the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in or construed for the purposes of the Facility Agreement shall have the same meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount of such Loan:	[ ] or, if less, the [US$ Equivalent of] Available Facility

Currency of such Loan:	[HK dollars][US dollars]

First Interest Period relating to such Loan:	(subject to the provisions of the Facility Agreement) [ ]

[Financial institution for conversion	[ ]]+
of the proceeds of the Loan into HKdollars (“Conversion Bank”)

[Conversion Rate	[ ]]++

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Facility Agreement is satisfied on the date of this Utilisation Request.

[Such Loan is a Certain Funds Advance [and a Compulsory Acquisition Advance] [and a Reimbursement Advance] and the proceeds of such Loan shall firstly be paid into the

+	Only in the case of a Certain Funds Advance in US dollars (other than a Compulsory Acquisition Advance or a Reimbursement Advance).
++	Only in the case of a Certain Funds Advance in US dollars (including without limitation a Compulsory Acquisition Advance or a Reimbursement Advance).

Debt Service Reserve Account until the aggregate balance standing to the credit thereof is equal to the Required DSRA Balance, and the remaining proceeds of such Loan shall be [paid into [[insert details of the Settlement Account] for application towards payment of the Acquisition Consideration]* [or] [paid to the following account of the Conversion Bank specified above: [            ], which Conversion Bank will effect conversion of such proceeds into HK$ at the Conversion Rate specified above and effect payment of such conversion proceeds into the Settlement Account (for application towards settlement of the Acquisition Consideration or any part thereof)]** [or] [the following account of the Borrower: [        ]*** ].

[Such Loan is not a Certain Funds Advance and the proceeds of such Loan should be credited to [account]].

4.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[name of Borrower]

*	In the case of a Certain Funds Advance in HK dollars (other than a Compulsory Acquisition Advance or a Reimbursement Advance).
**	In the case of a Certain Funds Advance in US dollars (other than a Compulsory Acquisition Advance or a Reimbursement Advance).
***	In the case of a Compulsory Acquisition Advance or a Reimbursement Advance.

Part II

Form of Selection Notice

From:	[name of Borrower]

To:	[name of Facility Agent] as Facility Agent

Dated:

Dear Sirs

Facility Agreement dated [                    ] between, among others, [                    ] as borrower, [                    ] and [                    ] as offeror, [                    ] as arrangers, [                    ] as facility agent and [                    ] as security agent (as amended from time to time, the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Selection Notice. Terms defined in or construed for the purposes of the Facility Agreement shall have the same meaning in this Selection Notice.

2.	We refer to the following Loan[s] with an Interest Period ending on [ ]:

[            ]*

3.	[We request that the next Interest Period for the above Loan[s] be [ ]].***

[or]

[We request that the above Loans not be consolidated at the end of the current Interest Period and that the next Interest Period for each of such Loans be as follows: [            ]].#

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for [name of Borrower]

*	Insert details of all Loans which have an Interest Period ending on the same date.
***	Use this option if sub-division is not required and the applicable Loans are to be consolidated.
#	Use this option if the applicable Loans are not to be consolidated.

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	[ ] as Facility Agent

From:	[name of the Existing Lender] (the “Existing Lender”) and [name of the New Lender] (the “New Lender”)

Dated:

Facility Agreement dated [                    ] between, among others, [                    ] as borrower, [                    ] and [                    ] as offeror, [                    ] as arrangers, [                    ] as facility agent and [                    ] as security agent (as amended from time to time, the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Transfer Certificate. Unless otherwise defined herein, terms defined in or construed for the purposes of the Facility Agreement shall have the same meaning in this Transfer Certificate.

2.	We refer to Clause 23.5 (Procedure for transfer) of the Facility Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, in accordance with Clause 23.5 (Procedure for transfer) of the Facility Agreement, all or part of the Existing Lender’s Commitment specified in the Schedule hereto and all or part of the Existing Lender’s participation(s) in the applicable Loan(s) specified in the Schedule hereto, in each case together with related rights and obligations under the Facility Agreement.

(b)	The Existing Lender hereby assigns to the New Lender, with effect from the Transfer Date, a portion of the rights held by it (in its capacity as Lender) under or in connection with the Finance Documents (other than the Facility Agreement and the Fee Letters) which corresponds with the rights and obligations under the Facility Agreement transferred pursuant hereto.

(c)	The proposed Transfer Date is [ ].

(d)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) of the Facility Agreement and the payment details of the New Lender are set out in the Schedule hereto.

3.	The New Lender expressly acknowledges:

(a)	the limitations on the Existing Lender’s obligations set out in paragraphs (a) and (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders) of the Facility Agreement; and

(b)	that it is the responsibility of the New Lender to ascertain whether any document is required or any formality or other condition requires to be satisfied to effect or perfect the transfer contemplated by this Transfer Certificate or otherwise to enable the New Lender to enjoy the full benefit of each Finance Document.

4.	The New Lender confirms that it is a “New Lender” within the meaning of Clause 23.1 (Assignments and transfers by the Lenders) of the Facility Agreement.

5.	The Existing Lender (to the best of its knowledge) and the New Lender confirm that the New Lender is not an Obligor or an Affiliate of an Obligor, or the consent of each Lender to the transfer contemplated hereby has been obtained.

6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

7.	This Transfer Certificate is governed by the laws of Hong Kong.

8.	This Transfer Certificate has been entered into by the Existing Lender and the New Lender on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment[(s)]/participation(s) in Loans(s) to be transferred, and other particulars

Commitment / participation(s) in Loans transferred
Commitment transferred:	[ ]

of which the Available Commitment transferred:	[ ]

Participation(s) in outstanding Loan(s) transferred	[ ]

Administration particulars:
[New Lender’s receiving account:	[ ]]
Address:	[ ]
Telephone:	[ ]
Facsimile:	[ ]
Attn/Ref:	[ ]

[name of Existing Lender]	[name of New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [                    ].

[name of Facility Agent] as Facility Agent

By:

Date:

Note: it is the New Lender’s responsibility to ascertain whether any other document is required, or any formality or other condition is required to be satisfied, to effect or perfect the transfer contemplated in this Transfer Certificate or to give the New Lender full enjoy of the Finance Documents and/or the Transaction Security.

SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

To:	[ ] as Facility Agent

From:	[name of Borrower]

Dated:

Dear Sirs

Facility Agreement dated [                    ] between, among others, [                    ] as borrower, [                    ] and [                    ] as offeror, [                    ] as arrangers, [                    ] as facility agent and [                    ] as security agent (as amended from time to time, the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Compliance Certificate. Terms used in or construed for the purposes of the Facility Agreement shall have the same meaning in this Compliance Certificate.

2.	We confirm that: [insert details of covenants to be certified]

3.	[We confirm that no Default is continuing.]*

Signed:
	Director	Director
	of	of
	[Borrower]	[Borrower]

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 6

EXISTING SECURITY

SCHEDULE 7

EXISTING INDEBTEDNESS

Name of member of Group owing Financial Indebtedness	Lender	Term	Total principal amount of Financial Indebtedness

China Mengniu Dairy Company Limited	Rabobank	1 year	HK$ 500,000,000.00

China Mengniu Dairy Company Limited	Westpac Banking Corporation	1 year	USD 50,000,000.00

China Mengniu Dairy Company Limited	Standard Chartered Bank (Hong Kong) Limited	1 year	USD 55,000,000.00

China Mengniu Dairy Company Limited	Mizuho Bank	1 year	USD 50,000,000.00

China Mengniu Dairy Company Limited	Rabobank	1 year	USD 100,000,000.00

China Mengniu Dairy Company Limited	China Merchants Bank (Shenzhen Branch)	184 days	HK$ 900,000,000.00

China Mengniu Investment Company Limited	Bank of China (Hong Kong)	1 year	HK$ 485,000,000.00

| Name of member of Group owing Financial Indebtedness | Lender | Term | Maturity Date | Total outstanding amount of Financial Indebtedness |
|---|---|---|---|---|
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Bank of China (Hohhot Xinhua Branch) (中国银行呼和浩特新华支行) | 6 months | 7/23/2013 | USD 635,849.88 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Bank of China (Hohhot Xinhua Branch) (中国银行呼和浩特新华支行) | 6 months | 8/5/2013 | USD 876,037.12 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Bank of China (Hohhot Xinhua Branch) (中国银行呼和浩特新华支行) | 6 months | 8/5/2013 | USD 885,021.60 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Bank of China (Hohhot Xinhua Branch) (中国银行呼和浩特新华支行) | 6 months | 8/5/2013 | USD 890,150.40 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Bank of China (Hohhot Xinhua Branch) (中国银行呼和浩特新华支行) | 6 months | 8/19/2013 | USD 1,314,055.68 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Bank of China (Hohhot Xinhua Branch) (中国银行呼和浩特新华支行) | 6 months | 8/19/2013 | USD 876,037.12 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Bank of China (Hohhot Xinhua Branch) (中国银行呼和浩特新华支行) | 6 months | 8/19/2013 | USD 310,752.00 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Bank of China (Hohhot Xinhua Branch) (中国银行呼和浩特新华支行) | 6 months | 8/20/2013 | USD 445,156.74 |

| Name of member of Group owing Financial Indebtedness | Lender | Term | Maturity Date | Total outstanding amount of Financial Indebtedness |
|---|---|---|---|---|
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Bank of China (Hohhot Xinhua Branch) (中国银行呼和浩特新华支行) | 6 months | 8/20/2013 | USD 696,518.46 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Bank of China (Hohhot Xinhua Branch) (中国银行呼和浩特新华支行) | 6 months | 8/28/2013 | USD 311,481.56 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Bank of China (Hohhot Xinhua Branch) (中国银行呼和浩特新华支行) | 6 months | 8/28/2013 | USD 816,782.52 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Bank of China (Hohhot Xinhua Branch) (中国银行呼和浩特新华支行) | 6 months | 8/28/2013 | USD 734,529.86 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Bank of China (Hohhot Xinhua Branch) (中国银行呼和浩特新华支行) | 6 months | 9/18/2013 | USD 3,273,427.00 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Bank of China (Hohhot Xinhua Branch) (中国银行呼和浩特新华支行) | 6 months | 9/30/2013 | USD 2,775,000.00 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Bank of China (Hohhot Xinhua Branch) (中国银行呼和浩特新华支行) | 6 months | 9/30/2013 | USD 2,772,225.00 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Bank of China (Hohhot Xinhua Branch) (中国银行呼和浩特新华支行) | 6 months | 10/8/2013 | USD 280,644.00 |

| Name of member of Group owing Financial Indebtedness | Lender | Term | Maturity Date | Total outstanding amount of Financial Indebtedness |
|---|---|---|---|---|
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Bank of China (Hohhot Xinhua Branch) (中国银行呼和浩特新华支行) | 6 months | 10/8/2013 | USD 845,581.00 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Bank of China (Hohhot Xinhua Branch) (中国银行呼和浩特新华支行) | 6 months | 10/8/2013 | USD 352,000.00 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Bank of China (Hohhot Xinhua Branch) (中国银行呼和浩特新华支行) | 6 months | 10/8/2013 | USD 112,640.00 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Bank of China (Hohhot Xinhua Branch) (中国银行呼和浩特新华支行) | 6 months | 10/14/2013 | USD 160,992.00 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Bank of China (Hohhot Xinhua Branch) (中国银行呼和浩特新华支行) | 6 months | 10/21/2013 | USD 112,640.00 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | China Merchants Bank (Hohhot Branch) (招商银行呼和浩特营业部) | 3 months | 8/2/2013 | USD 234,000.00 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | China Merchants Bank (Hohhot Branch) (招商银行呼和浩特营业部) | 3 months | 8/14/2013 | USD 760,307.71 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | China Merchants Bank (Hohhot Branch) (招商银行呼和浩特营业部) | 6 months | 11/5/2013 | USD 517,000.00 |

| Name of member of Group owing Financial Indebtedness | Lender | Term | Maturity Date | Total outstanding amount of Financial Indebtedness |
|---|---|---|---|---|
| Inner Mongolia Mengniu Dairy (Group) Company Limited | China Merchants Bank (Hohhot Branch) (招商银行呼和浩特营业部) | 3 months | 8/22/2013 | USD 741,201.84 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Industrial Bank Co., Ltd. (Hohhot Branch) (兴业银行呼和浩特分行) | 8 months | 9/30/2013 | USD 731,698.61 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Industrial Bank Co., Ltd. (Hohhot Branch) (兴业银行呼和浩特分行) | 8 months | 9/30/2013 | USD 81,308.81 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Industrial Bank Co., Ltd. (Hohhot Branch) (兴业银行呼和浩特分行) | 8 months | 10/21/2013 | USD 1,596,337.44 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Industrial Bank Co., Ltd. (Hohhot Branch) (兴业银行呼和浩特分行) | 8 months | 10/21/2013 | USD 1,325,699.08 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Industrial Bank Co., Ltd. (Hohhot Branch) (兴业银行呼和浩特分行) | 8 months | 10/25/2013 | USD 497,137.15 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Industrial Bank Co., Ltd. (Hohhot Branch) (兴业银行呼和浩特分行) | 8 months | 11/4/2013 | USD 1,325,699.08 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Industrial Bank Co., Ltd. (Hohhot Branch) (兴业银行呼和浩特分行) | 6 months | 11/6/2013 | USD 1,443,840.00 |

| Name of member of Group owing Financial Indebtedness | Lender | Term | Maturity Date | Total outstanding amount of Financial Indebtedness |
|---|---|---|---|---|
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Industrial Bank Co., Ltd. (Hohhot Branch) (兴业银行呼和浩特分行) | 6 months | 11/24/2013 | USD 868,572.75 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Industrial Bank Co., Ltd. (Hohhot Branch) (兴业银行呼和浩特分行) | 6 months | 11/27/2013 | USD 3,474,506.50 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Industrial Bank Co., Ltd. (Hohhot Branch) (兴业银行呼和浩特分行) | 6 months | 11/27/2013 | USD 1,228,200.00 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Industrial Bank Co., Ltd. (Hohhot Branch) (兴业银行呼和浩特分行) | 6 months | 11/29/2013 | USD 3,363,202.50 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | 农业银行和林格尔盛乐园区支行 | 6 months | 11/8/2013 | USD 1,413,619.20 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | 农业银行和林格尔盛乐园区支行 | 6 months | 11/8/2013 | USD 689,048.10 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | 农业银行和林格尔盛乐园区支行 | 6 months | 11/19/2013 | USD 1,361,253.60 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | China Construction Bank (Xincheng South Street Branch) (建设银行新城南街支行) | 6 months | 6/7/2013 | USD 682,883.20 |

| Name of member of Group owing Financial Indebtedness | Lender | Term | Maturity Date | Total outstanding amount of Financial Indebtedness |
|---|---|---|---|---|
| Inner Mongolia Mengniu Dairy (Group) Company Limited | China Construction Bank (Xincheng South Street Branch) (建设银行新城南街支行) | 6 months | 11/29/2013 | USD 2,130,000.00 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Westpac Banking Corporation (Shanghai Branch) | 13 months | 3/7/2014 | USD 7,822,613.84 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Westpac Banking Corporation (Shanghai Branch) | 13 months | 4/11/2014 | USD 670,125.03 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Westpac Banking Corporation (Shanghai Branch) | 13 months | 4/22/2014 | USD 1,005,489.42 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Westpac Banking Corporation (Shanghai Branch) | 13 months | 4/25/2014 | USD 4,155,015.91 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Westpac Banking Corporation (Shanghai Branch) | 13 months | 5/12/2014 | USD 2,831,810.30 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Westpac Banking Corporation (Shanghai Branch) | 13 months | 5/19/2014 | USD 1,260,428.75 |
| Inner Mongolia Mengniu Dairy (Group) Company Limited | Westpac Banking Corporation (Shanghai Branch) | 13 months | 5/23/2014 | USD 3,342,178.19 |

Name of member of Group owing Financial Indebtedness	Lender	Term	Maturity Date	Total outstanding amount of Financial Indebtedness

Inner Mongolia Mengniu Dairy (Group) Company Limited	Westpac Banking Corporation (Shanghai Branch)	13 months	5/23/2014	USD 4,162,339.59

Inner Mongolia Mengniu Dairy (Group) Company Limited	Westpac Banking Corporation (Shanghai Branch)	13 months	6/6/2014	USD 815,853.29

Inner Mongolia Mengniu Dairy (Group) Company Limited	Westpac Banking Corporation (Shanghai Branch)	13 months	6/10/2014	USD 2,700,382.24

Inner Mongolia Mengniu Dairy (Group) Company Limited	Westpac Banking Corporation (Shanghai Branch)	13 months	6/13/2014	USD 904,872.74

Inner Mongolia Mengniu Dairy (Group) Company Limited	Westpac Banking Corporation (Shanghai Branch)	13 months	6/17/2014	USD 1,705,880.45

Inner Mongolia Mengniu Dairy (Group) Company Limited	Westpac Banking Corporation (Shanghai Branch)	13 months	6/20/2014	USD 734,413.68

Inner Mongolia Mengniu Dairy (Group) Company Limited	Westpac Banking Corporation (Shanghai Branch)	13 months	6/24/2014	USD 3,756,140.95

Inner Mongolia Mengniu Dairy (Group) Company Limited	Westpac Banking Corporation (Shanghai Branch)	13 months	6/30/2014	USD 6,418,130.88

SCHEDULE 8

TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 10.1 (Selection of Interest Periods))	9:30 a.m. on U - 3 Business Days

Facility Agent notifies the Lenders of the applicable Loan in accordance with Clause 5.4 (Lenders’ participation)	11:00 a.m. on U – 2 Business Days

HIBOR is fixed	Quotation Day on or about 11:00 a.m. (Hong Kong time)

LIBOR is fixed	Quotation Day on or about 11:00 a.m. (London time)

Where:

U	=	the applicable Utilisation Date or the first day of the applicable Interest Period (as the case may be)

U – X Business Days	=	the day falling X Business Days prior to U

SIGNATURES

BORROWER

CHINA MENGNIU DAIRY COMPANY LIMITED

By:

Address:	Suite 1602,
16th Floor,
Top Glory Tower,
262 Gloucester Road, Casueway Bay,
Hong Kong

Fax:	+852 2180 9039

Attention:	Chris Kwok,
Financial Controller and Company Secretary

Facility Agreement - Signature Page

OFFEROR

CHINA MENGNIU INTERNATIONAL COMPANY LIMITED

By:

Address:	Suite 1602,
16th Floor,
Top Glory Tower,
262 Gloucester Road, Causeway Bay,
Hong Kong

Fax:	+852 2180 9039

Attention:	Chris Kwok
Financial Controller and Company Secretary

Facility Agreement - Signature Page

MANDATED LEAD ARRANGER

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:

Address:	LIG. 1 QUEEN’S ROAD CENTRAL, HONG KONG

Telephone:	(852) 2822 2624

Fax:	(852) 3418 7093

Attention:	BENJAMIN LAU

Law Chi Yin Cynthia
4504

Facility Agreement - Signature Page

MANDATED LEAD ARRANGER

STANDARD CHARTERED BANK (HONG KONG) LIMITED

By:

Address:	25/F Standard Chartered Bank Building, 4-4a Des Voeux Rd Central

Telephone:	2820 3265 / 2820 3685

Fax:	2820 3680

Attention:	Tristan Tan / Peggy Leung

Facility Agreement - Signature Page

FACILITY AGENT

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:

Address:	Level 30
HSBC Main Building
1 Queen’s Road Central
Hong Kong

Telephone:	+852 2841 8214

Fax:	+852 2523 4641

Attention:	Corporate Trust and Loan Agency

Facility Agreement - Signature Page

SECURITY AGENT

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:

Address:	Level 30
HSBC Main Building
1 Queen’s Road Central
Hong Kong

Telephone:	+852 2841 8214

Fax:	+852 2523 4641

Attention:	Corporate Trust and Loan Agency

Facility Agreement - Signature Page

LENDER

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

By:

Address:	LIG. 1 QUEEN’S ROAD CENTRAL, HONG KONG

Telephone:	(852) 2822 2624

Fax:	(852) 3418 7093

Attention:	BENJAMIN LAU

Law Chi Yin Cynthia
4504

Facility Agreement - Signature Page

LENDER

STANDARD CHARTERED BANK (HONG KONG) LIMITED

By:

Address:	25/F Standard Chartered Bank Building, 4-4a Des Voeux Rd. Central

Telephone:	2820 3265 / 2820 3685

Fax:	2820 3680

Attention:	Tristan Tan / Peggy Leung

Facility Agreement - Signature Page

CHINA MENGNIU INTERNATIONAL COMPANY LIMITED

AS COMPANY

IN FAVOUR OF

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

AS SECURITY AGENT

SHARE CHARGE

THIS DEED OF SHARE CHARGE is made on 17 June 2013

BY

(1)	CHINA MENGNIU INTERNATIONAL COMPANY LIMITED, a company incorporated under the laws of the British Virgin Islands with company number 1776681 (the “Company”) in favour of

(2)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED as security agent and trustee for the Finance Parties on the terms and conditions set out in the Facility Agreement (the “Security Agent”, which expression shall include its successors, assigns and transferees).

NOW THIS DEED WITNESSES as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Unless otherwise defined in this Deed or unless the context otherwise requires, terms and expressions defined in or construed for the purposes of the Facility Agreement shall bear the same meanings when used herein. In addition:

“Additional Share Charge Supplement” means a deed substantially in the form of Schedule 7 (Form of Additional Share Charge Supplement).

“CCASS” means the Central Clearing and Settlement System operated by Hong Kong Securities Clearing Co. Ltd.

“CCASS Participant” has the meaning given to the term “Participant” under the General Rules of CCASS.

“Charged Property” means all the assets and/or undertaking of the Company which from time to time are the subject of the security created or expressed to be created in favour of the Security Agent by or pursuant to this Deed.

“Collateral Rights” means all rights, powers and remedies of the Security Agent provided by or pursuant to this Deed or by law.

“Control Date” means the date on which the Company has acquired 100% of the ordinary shares in Target.

“Enforcement Event” means:

(a)	the delivery by the Facility Agent of a notice in accordance with Clause 22.18 (Acceleration) of the Facility Agreement; or

(b)	an event or circumstance in which all of the Loan(s) have become due and payable in accordance with the Facility Agreement and have not been paid by the Obligors in full when due and payable.

“Facility Agreement” means the facility agreement dated 17 June 2013 made between, amongst others, China Mengniu Dairy Company Limited as Borrower, The Hongkong and Shanghai Banking Corporation Limited and Standard Chartered Bank (Hong Kong) Limited as Mandated Lead Arrangers and The Hongkong and Shanghai Banking Corporation Limited as Facility Agent and Security Agent.

“Receiver” means a receiver or receiver and manager or an administrative receiver of the whole or any part of the Charged Property and that term will include any appointee under a joint and/or several appointment.

“Related Rights” means, in relation to any asset:

(a)	the proceeds of sale of any part of that asset;

(b)	all rights under any licence, agreement for sale, lease or other disposal in respect of that asset;

(c)	all rights, powers, benefits, claims, contracts, warranties, remedies, security, guarantees, indemnities and/or covenants for title in respect of that asset;

(d)	any moneys and proceeds paid or payable in respect of that asset;

(e)	(in the case where such asset comprises any share, equity interest or other security) all dividends, distributions, interest and monies payable in respect thereof and any rights, assets, shares and/or securities deriving therefrom or accruing thereto whether by way of redemption, bonus, preference, option, substitution, conversion, compensation or otherwise; and/or

(f)	(in the case where such asset comprises any share, equity interest or other security) any rights against any clearing system in which such asset is held,

(in each case) from time to time.

“Securities Accounts” means:

(a)	the account (including, without limitation, any securities and cash sub-accounts thereunder) with number 338782 opened by the Company with UBS AG, Hong Kong branch (or any replacement or substitute account thereof); and

(b)	any other account in which any of the Shares or the Related Rights (in respect of any of the Shares) are at any time held or deposited,

and (in each case) all securities and monies standing to the credit thereof from time to time, all debt or debts represented thereby from time to time, and all proceeds of any or all of the foregoing from time to time (each a “Securities Account”).

“Securities Account Bank” means any bank, financial institution or other person with which any Securities Account is opened, held or maintained.

“Secured Obligations” means all of the obligations owing to or expressed to be owing to the Finance Parties (or any of them) by the Obligors or any of them under or pursuant to the Finance Documents or any of them, whether present or future, actual or contingent (and whether incurred alone or jointly and whether as principal or surety or in some other capacity), and including without limitation any such obligation in respect of any further advance or financial accommodation from time to time made available under any Finance Document.

“Shares” means:

(a)	the shares in the share capital of Target which are from time to time credited to the Securities Account described in paragraph (a) of the definition of “Securities Accounts”; and

(b)	any shares or interests in the share capital of the Target that are the subject of any Additional Share Charge Supplement delivered by the Company to the Security Agent from time to time.

“Target” means Yashili International Holdings Ltd (an exempted company with limited liability incorporated under the laws of the Cayman Islands, the Shares of which are (as at the date of this Deed) listed on the Main Board of the HKSE (stock code 01230).

1.2	Construction

In this Deed:

1.2.1	the rules of construction set out in Clauses 1.2 (Construction) and 1.3 (Currency symbols and definitions) of the Facility Agreement shall apply to this Deed mutatis mutandis;

1.2.2	any reference to the Company, the Facility Agent, the Security Agent or any or all of the Finance Parties shall be construed so as to include its or their (and any subsequent) successors and any permitted assigns and transferees in accordance with their respective interests;

1.2.3	any reference to the Facility Agreement or any other agreement or instrument shall be a reference to the Facility Agreement or that other agreement or instrument as amended or novated from time to time; and

1.2.4	save where the context otherwise requires, references in this Deed to any Clause or Schedule shall be to a clause or schedule contained in this Deed.

2.	PAYMENT OF COMPANY’S OBLIGATIONS

2.1	Covenant to Pay

The Company hereby covenants with the Security Agent as security agent and trustee for the Finance Parties that it shall on demand of the Security Agent discharge all obligations which the Company may at any time have to the Security Agent (whether for its own account or as security agent and/or trustee for the Finance Parties) or any of the other Finance Parties under or pursuant to any or all of the Finance Documents (including without limitation this Deed), whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or as surety or in some other capacity), and including without limitation any obligations in respect of further advances made after the date of this Deed, and the Company shall pay to the Security Agent when due and payable every sum at any time owing, due or incurred by the Company to the Security Agent (whether for its own account or as security agent and/or trustee for the Finance Parties) or any of the other Finance Parties in respect of any such obligations or liabilities provided that neither such covenant nor the security constituted by this Deed shall extend to or include any liability or sum which would, but for this proviso, cause such covenant or security to be unlawful or prohibited by any applicable law.

2.2	Interest on Demands

If the Company fails to pay any sum on the due date for payment of that sum the Company shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on such sum) from the date of demand until the date of payment of such sum in full by the Company, calculated on a daily basis at the rate determined in accordance with the provisions of Clause 9.3 (Default Interest) of the Facility Agreement.

3.	CHARGE AND ASSIGNMENT

3.1	Fixed Charge

3.1.1	The Company hereby charges as beneficial owner in favour of the Security Agent as trustee for the Finance Parties, as security for the payment and discharge of the Secured Obligations, by way of first fixed charge, all the Company’s right, title and interest from time to time in and to the Shares and all Related Rights in relation thereto.

3.1.2	Without prejudice to Clause 3.1.1, upon the delivery by the Company of any Additional Share Charge Supplement executed by it, the shares and interests in the share capital of the Target that are specified in such Additional Share Charge Supplement, together with all Related Rights in relation thereto from time to time, shall immediately be subject to the security constituted by this Deed, and the Company charges as beneficial owner in favour of the Security Agent as trustee for the Finance Parties, as security for the payment and discharge of the Secured Obligations, by way of first fixed charge, all the Company’s right, title and interest from time to time in and to all of such shares so specified in any Additional Share Charge Supplement and all Related Rights in relation thereto.

3.2	Assignment

The Company hereby assigns and agrees to assign absolutely as beneficial owner to the Security Agent as trustee for the Finance Parties as security for the payment and discharge of the Secured Obligations all the Company’s right, title and interest from time to time in and to each Securities Account and all Related Rights in relation thereto.

4.	PERFECTION OF SECURITY

4.1	Perfection

4.1.1	The Company shall:

(a)	as soon as reasonably practicable after the execution of this Deed (but in any event within 3 Business Days of the date hereof), create and maintain a register of charges (the “Register of Charges”) of the Company in accordance with section 162 of the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands (the “BVI Act”) to the extent this has not already been done;

(b)	enter particulars as required by the BVI Act of the security interests created pursuant to this Deed in the Register of Charges and as soon as reasonably practicable after entry of such particulars has been made, and in any event within five Business Days after execution of this Deed, provide the Security Agent with a certified true copy of the updated Register of Charges;

(c)	effect registration, or assist the Security Agent in effecting registration, of this Deed with the Registrar of Corporate Affairs of the British Virgin Islands (the “Register of Corporate Affairs”) pursuant to section 163 of the BVI Act by making the required filing, or assisting the Security Agent in making the required filing, in the approved form with the Registrar of Corporate Affairs and (if applicable) provide confirmation in writing to the Security Agent within five Business Days after execution of this Deed that such filing has been made; and

(d)	immediately on receipt, and in any event within 21 days of the date of this Deed, deliver or procure to be delivered to the Security Agent, the certificate of registration of charge issued by the Registrar of Corporate Affairs evidencing that the requirements of Part VIII of the BVI Act as to registration have been complied with and the filed stamped copy of the application containing the relevant particulars of charge.

(e)	as soon as reasonably practicable following execution of this Deed (but in any event within five weeks of the date of this Deed), procure that this Deed is duly registered with the Hong Kong Companies Registry.

4.2	Delivery of Documents of Title

The Company shall:

4.2.1	on the date of this Deed, deposit with the Security Agent (or procure the deposit with the Security Agent of) the following in respect of any Shares existing as at the date of this Deed:

(a)	(in respect of any such Shares which are not held in a Securities Account) all certificates or other documents of title to such Shares;

(b)	(in respect of such Shares which are not held in a Securities Account) undated share transfer forms in respect of such Shares, executed in blank by or on behalf of the Company substantially in the form set out in Schedule 2 (Form of share transfer);

(c)	(in respect of any such Shares which are not held in a Securities Account) undated sold notes in respect of such Shares, executed in blank by or on behalf of the Company; and

(d)	an acknowledgment from each person (if any) holding any of such Shares, as its nominee substantially the form set out in Schedule 3 (Form of acknowledgment from nominee);

4.2.2	immediately upon the delivery of any Additional Share Charge Supplement in respect of any Shares or Related Rights and/or upon any Shares or Related Rights becoming subject to security hereunder and/or upon the accrual, issue or coming into existence of any stocks, shares, warrants or other securities in respect of or derived from any Shares or Related Rights, notify the Security Agent of that occurrence and procure the delivery to the Security Agent of:

(a)	(in respect of any such items that are not held in a Securities Account) all certificates and other documents of title representing such items;

(b)	(in respect of any such items that are not held in a Securities Account) undated share transfer forms or, as the case may be, other appropriate instruments of transfer in respect of such items executed in blank by or on behalf of the Company, substantially in the form set out in Schedule 2 (Form of share transfer) (if applicable) or in such other form as the Security Agent shall request acting reasonably;

(c)	(in respect of any such items that are not held in a Securities Account) undated sold notes in respect of such items executed in blank by or on behalf of the Company; and

(d)	an acknowledgment from each person (if any) holding such items as its nominee substantially the form set out in Schedule 3 (Form of acknowledgment from nominee) (if applicable) or in such other form as the Security Agent shall request acting reasonably;

4.2.3	immediately upon the conversion or exchange of any of the Shares into certificated Shares, deposit with the Security Agent (or procure the deposit with the Security Agent of) the following:

(a)	all certificates or other documents of title to such Shares;

(b)	undated share transfer forms in respect of such Shares, executed in blank by or on behalf of the Company substantially in the form set out in Schedule 2 (Form of share transfer);

(c)	undated sold notes in respect of such Shares, executed in blank by or on behalf of the Company; and

(d)	an acknowledgment from each person (if any) holding any of such Shares, as its nominee substantially the form set out in Schedule 3 (Form of acknowledgment from nominee)

(except to where such items have already been delivered and, where applicable, remain valid, pursuant to this Clause 4.2);

4.2.4	promptly following the Control Date, deposit with the Security Agent (or procure the deposit with the Security Agent of) the following:

(a)	an undated letter of resignation executed by each director of the Target in substantially the form set out in Schedule 4 (Form of letter of resignation);

(b)	undated written resolutions of the board of directors of the Target executed by all of the directors of Target in substantially the form set out in Schedule 5 (Form of written resolutions); and

(c)	a letter of undertaking and authorisation executed by each director of the Target in substantially the form set out in Schedule 6 (Form of Letter of Undertaking and Authorisation);

4.2.5	promptly upon any change in any director of the Target after the Control Date, procure the delivery to the Security Agent of:

(a)	(in the case of a new director) an undated letter of resignation executed by such director of the Target in substantially the form set out in Schedule 4 (Form of letter of resignation);

(b)	undated written resolutions of the board of directors of the Target executed by all of the directors of the Target in substantially the form set out in Schedule 5 (Form of written resolutions); and

(c)	(in the case of a new director) a letter of undertaking and authorisation executed by such director of the Target in substantially the form set out in Schedule 6 (Form of Letter of Undertaking and Authorisation); and

4.2.6	procure that, where any nominee holding any Shares or Related Rights ceases to be or act as such, the successor nominee (or, if more than one, each successor nominee) shall forthwith execute and deliver to the Security Agent an acknowledgment in respect of such Shares or Related Rights in substantially the form set out in Schedule 3 (Form of acknowledgment from nominee) or in such other form as the Security Agent may reasonably request.

4.3	Notice of Assignment

In respect of each Securities Account, the Company shall deliver to the Security Agent (or procure the delivery to the Security Agent of):

4.3.1	a notice of assignment to the Securities Account Bank with which such Securities Account is opened, held or maintained, substantially in the form set out in Schedule 1 (Form of notice of assignment of Securities Account) duly executed by and on behalf of the Company;

4.3.2	an acknowledgment to such notice of assignment, duly executed by or on behalf of such Securities Account Bank, in the form of the acknowledgment attached to such notice of assignment; and

4.3.3	(where any Securities Account Bank with which a Securities Account is opened, held or maintained is not a CCASS Participant) a notice of assignment substantially in the form set out in Schedule 1 (Form of notice of assignment of Securities Account) duly executed by and on behalf of the Company (with such modifications as the Security Agent may require, acting reasonably) to each intermediary or other person with which any account is held in or maintained (to which account any of the Charged Property is attributed or in which account any of the Charged Property is held at any time), promptly after the execution of this Deed and in any event prior to the delivery of the first Utilisation Request under the Facility Agreement (in the case of any Securities Account that is subsisting as at the date of this Deed) or promptly upon the transfer or deposit of any Shares or any Related Rights relating to any Shares into such Securities Account (in the case of any Securities Account that is established after the date of this Deed or into which any Shares or Related Rights relating thereto are deposited or transferred at any time after the date of this Deed).

4.4	Further Advances

Subject to the terms of the Facility Agreement each Lender is under an obligation to make further advances to the Borrower in accordance with the provisions of the Facility Agreement and that obligation will be deemed to be incorporated into this Deed as if set out in this Deed.

5.	FURTHER ASSURANCE

5.1	Further Assurance: General

5.1.1	The Company shall promptly at its own cost do all such acts and/or execute all such documents (including without limitation assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(a)	to perfect the security created or intended to be created in respect of the Charged Property (which may include, without limitation, the execution by the Company of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, any part of Charged Property) or for the exercise of the Collateral Rights;

(b)	to confer on the Security Agent security over any property and assets of the Company located in any jurisdiction outside Hong Kong equivalent or similar to the security intended to be conferred by or pursuant to this Deed; and/or

(c)	to facilitate the realisation of the Charged Property.

5.2	Necessary Action

The Company shall from time to time take all such action (whether or not requested to do so by the Security Agent) as is or shall be available to it (including without limitation obtaining and/or effecting all Authorisations) that to its knowledge (having made due and careful enquiry), or as notified to it by a Finance Party, may be necessary for the purpose of the creation, perfection, protection or maintenance of any security conferred or intended to be conferred on the Security Agent by or pursuant to this Deed.

5.3	Information

The Company shall promptly deliver to the Security Agent all information that is available to it and that to its knowledge (having made due and careful enquiry), or as notified to it by a Finance Party, is required in order for the Security Agent or any Finance Party to comply with any applicable laws or regulations in respect of any Charged Property (including without limitation section 329 of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) or any similar provision in any articles of association or constitutional documents relating to any Charged Property.

5.4	Implied Covenants for Title

The obligations of the Company under this Deed shall be in addition to any covenants for title deemed to be included in this Deed under applicable law.

6.	UNDERTAKINGS

6.1	Additional Shares

The Offeror undertakes to comply with the provisions of paragraphs (a) and (b) of Clause 21.21 (Conditions subsequent) of the Facility Agreement (as if such undertaking were set out in full in this Deed mutatis mutandis), and as if any reference therein to making any Target Shares or, as the case may be, any Roll-up Target Shares, subject to Transaction Security under the Target Shares Charge was a reference to:

6.1.1	crediting such Target Shares or, as the case may be, such Roll-up Target Shares into the Securities Account (described in paragraph (a) of the definition of “Securities Accounts”) to become subject to security under this Deed; or

6.1.2	making such Target Shares or, as the case may be, such Roll-up Target Shares subject to security under this Deed by execution and delivery of an Additional Share Charge Supplement with respect to such shares.

6.2	Negative Pledge

The Company undertakes that it shall not, at any time during the subsistence of this Deed, create or permit to subsist any Security over all or any part of the Charged Property, except for the security constituted by this Deed.

6.3	No Disposal of Interests

The Company undertakes that, during the subsistence of this Deed, it shall not, and shall not agree to, sell, assign, transfer or otherwise dispose of any Charged Property, except pursuant to this Deed or as permitted under paragraph (b)(vi) of Clause 21.5 (Disposals) the Facility Agreement.

6.4	Voting rights

The Company shall not, at any time during the subsistence of this Deed, without the prior consent of the Security Agent (acting on the instructions of the Majority Lenders or, if relating to a matter that requires the consent of all of the Lenders, acting on the instructions of all of the Lenders), exercise any voting or other rights in respect of any or all of the Charged Property that could reasonably be expected to give rise to, or otherwise agree to:

6.4.1	any variation of the rights attaching to or conferred by any of the Shares or Related Rights;

6.4.2	any amendment to the constitutional documents of the Target (except for any such amendments that comply with the following: (a) such amendments would not, and could not reasonably be expected to be, adverse to the interests of the Finance Parties and (b) such constitutional documents shall not contain any restriction against any transfer of any of the Charged Property upon or in connection with enforcement of any security under this Deed or any discretion of any of the directors of the Target to refuse any register any transfer of any of the Charged Property upon or in connection with enforcement of any security under this Deed);

6.4.3	any liability on the part of the Security Agent or any other Finance Party;

6.4.4	any increase in the issued share capital, authorised capital or equity interests of the Target;

6.4.5	any matter which is inconsistent with any Finance Document or which would constitute or give rise to a breach of the terms of any Finance Document or any Event of Default;

6.4.6	any matter which could affect the validity or enforceability of the security under this Deed; and/or

6.4.7	anything which would have a material adverse effect on the value of the Charged Property or would otherwise prejudice the security interests of any Finance Party under any Security Document or the ability of the Security Agent to hold, enforce or realise the Security constituted by any Security Document.

7.	OPERATIONS BEFORE AND AFTER ENFORCEMENT EVENT

7.1	Dividends

7.1.1	The Company shall, at all times prior to the occurrence of an Enforcement Event, ensure that any and all dividends and/or distributions received or recovered by it in cash in respect of any or all of the Charged Property shall be directly paid to the Security Agent (or, as specified by the Security Agent, the Facility Agent) for application in accordance with Clause 8) (Mandatory prepayment) of the Facility Agreement or into the Mandatory Prepayment Account for application in accordance with Clause 8) (Mandatory prepayment) of the Facility Agreement.

7.1.2	After the occurrence of an Enforcement Event, the Company shall promptly pay over and deliver to the Security Agent for application in accordance with this Deed (and the Security Agent may apply in accordance with this Deed) any and all dividends, distributions, interest and/or other monies received and/or recovered in respect of all or any part of the Charged Property.

7.1.3	Any and all dividends, distributions, interest and/or other monies received, recovered or paid/delivered to the order of the Company (other than in cash) in respect of any or all of the Charged Property shall be held by the Company subject to the security constituted by this Deed, provided that if such receipt or recovery is made after the occurrence of an Enforcement Event, the Company shall promptly deliver such dividends, distributions, interest and/or other monies to the Security Agent for application in accordance with this Deed.

7.2	Operation: Before Enforcement Event

Prior to the occurrence of an Enforcement Event the Company shall be entitled to exercise all voting rights in relation to any or all of the Shares subject to Clause 6 (Undertakings).

7.3	Operation: After Enforcement Event

The Security Agent may, upon and/or after the occurrence of an Enforcement Event, at its discretion (in the name of the Company or otherwise and without any further consent or authority from the Company):

7.3.1	exercise (or refrain from exercising) any voting rights in respect of the Charged Property;

7.3.2	apply all dividends, distributions, interest and other monies arising from all or any of the Charged Property in accordance with Clause 13 (Application of Monies);

7.3.3	transfer all or any of the Charged Property into the name of such nominee(s) of the Security Agent as it shall think fit;

7.3.4	cause the conversion or dematerialisation of any of the Charged Property into scripless securities and the deposit of such scripless securities into any Securities Account or any other account (whether in the name of the Company, the Security Agent or otherwise); and/or

7.3.5	exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Charged Property, including without limitation the right, in relation to any company, corporation or entity whose shares, equity interests or other securities are included in the Charged Property or any part thereof, to concur or participate in:

(a)	the reconstruction, amalgamation, sale or other disposal of such company, corporation or entity or any of its assets or undertaking (including without limitation the exchange, conversion or reissue of any shares, equity interests or securities as a consequence thereof);

(b)	the release, modification or variation of any rights or liabilities attaching to such shares, equity interests or securities; and/or

(c)	the exercise, renunciation or assignment of any right to subscribe for any shares, equity interests or securities,

in each case in such manner and on such terms as the Security Agent may think fit, and the proceeds of any such action shall form part of the Charged Property and may be applied by the Security Agent in accordance with Clause 13 (Application of Monies).

7.4	Payment of Calls

The Company shall pay when due all calls or other payments which may be or become due in respect of any of the Charged Property, and in any case of default by the Company in such payment, the Security Agent may, if it thinks fit, make such payment on behalf of the Company in which case any sums paid by the Security Agent shall be reimbursed by the Company to the Security Agent on demand and shall carry interest from the date of payment by the Security Agent until reimbursed in full at the rate and in accordance with Clause 2.2 (Interest on Demands).

7.5	Exercise of Rights

The Company shall not exercise any of its rights and powers in relation to any of the Charged Property in any manner which could reasonably be expected to have a material adverse affect on the value of, or prejudice the ability of the Security Agent to realise, the security created by this Deed.

8.	SECURITIES ACCOUNTS

8.1	Securities Accounts: Notification and Variation

The Company, during the subsistence of this Deed:

8.1.1	shall promptly deliver to the Security Agent on the date of this Deed (and, if any change occurs thereafter, on the date of such change), details of each Securities Account maintained by it;

8.1.2	shall not, without the Security Agent’s prior written consent, permit or agree to any variation of the rights attaching to any Securities Account or close any Securities Account; and

8.1.3	shall not establish or maintain any Securities Account without the prior written consent of the Security Agent.

8.2	Deposit

The Company shall ensure that all of the Charged Property that is in the form of scripless securities shall be held in one or more Securities Account(s) in respect of which notice(s) of assignment and acknowledgments thereto have been given and obtained in accordance with Clause 4.3.

8.3	No transfer by Company

At all times when (a) any Secured Obligations are or may become outstanding or (b) any Finance Party is under any obligation (whether actual or contingent) to provide any further advance or financial accommodation to any Obligor under any Finance Document, the Company shall not be entitled to receive, withdraw or otherwise transfer any securities, amount or other asset standing to the credit of any Securities Account, except (i) with the prior written consent of the Security Agent; or (ii) as expressly permitted under the terms of the Finance Documents.

8.4	Accounts: Operation After Enforcement Event

Without prejudice to any other Collateral Rights, the Security Agent shall, upon and at all times after the occurrence of an Enforcement Event, be entitled without notice or further demand, immediately to exercise all the rights, powers and remedies possessed by it according to law as legal and beneficial owner of any and all securities, amounts and/or other assets standing to the credit of the Securities Accounts (and as assignee and/or chargee and/or mortgagee of the Company’s right, title and interest therein and thereto) and to:

8.4.1	demand, receive and/or transfer all and any securities, monies and/or other assets standing to the credit of any or all of the Securities Accounts; and/or

8.4.2	apply, transfer or (in the case of any amount) set-off any or all of the securities, amounts and/or other assets from time to time standing to the credit of any or all of the Securities Accounts in or towards the payment or other satisfaction of all or part of the Secured Obligations in accordance with Clause 13 (Application of Monies).

9.	ENFORCEMENT OF SECURITY

9.1	Enforcement

Upon and after the occurrence of an Enforcement Event or if the Company requests the Security Agent to exercise any of its powers under this Deed, the security created by or pursuant to this Deed is immediately enforceable and the Security Agent may, without notice to the Company or prior authorisation from any court, in its absolute discretion:

9.1.1	enforce all or any part of such security (at the times, in the manner and on the terms it thinks fit) and take possession of and hold or dispose of all or any part of the Charged Property; and/or

9.1.2	whether or not it has appointed a Receiver, exercise all or any of the powers, authorities and discretions conferred by this Deed on any Receiver or otherwise conferred by law on mortgagees and/or Receivers.

9.2	No Liability as Mortgagee in Possession

Neither the Security Agent nor any Receiver shall be liable to account as a mortgagee in possession in respect of all or any part of the Charged Property or be liable for any loss upon realisation or for any neglect, default or omission in connection with the Charged Property to which a mortgagee or a mortgagee in possession might otherwise be liable.

10.	POWERS OF SALE

10.1	Extension of Powers

The power of sale or other disposal conferred on the Security Agent and on any Receiver by this Deed shall arise (and the Secured Obligations shall be deemed due and payable for that purpose) on execution of this Deed.

10.2	Restrictions

Any restrictions imposed by law on the power of sale or on the consolidation of security (including without limitation any restriction under paragraph 11 of the Fourth Schedule to the Conveyancing and Property Ordinance (Cap. 219)) shall be excluded to the fullest extent permitted by law.

11.	APPOINTMENT OF RECEIVER OR ADMINISTRATOR

11.1	Appointment and Removal

Upon and after the occurrence of an Enforcement Event or if requested to do so by the Company, the Security Agent may by deed or otherwise (acting through an authorised officer of the Security Agent), without prior notice to the Company:

11.1.1	appoint one or more persons to be a Receiver of the whole or any part of the Charged Property;

11.1.2	appoint two or more Receivers of separate parts of the Charged Property;

11.1.3	remove (so far as it is lawfully able) any Receiver so appointed; and/or

11.1.4	appoint another person(s) as an additional or replacement Receiver(s).

11.2	Capacity of Receivers

Each person appointed to be a Receiver pursuant to Clause 11.1 (Appointment and Removal) shall be:

11.2.1	entitled to act individually or together with any other person appointed or substituted as Receiver;

11.2.2	for all purposes deemed to be the agent of the Company which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Security Agent; and

11.2.3	entitled to remuneration for his services at a rate to be fixed by the Security Agent from time to time.

11.3	Statutory Powers of Appointment

The powers of appointment of a Receiver herein contained shall be in addition to all statutory and other powers of appointment of the Security Agent under applicable law and such powers shall remain exercisable from time to time by the Security Agent in respect of all or any part of the Charged Property.

12.	POWERS OF RECEIVER

12.1	Powers of Receiver

Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Company) have and be entitled to exercise, in relation to the Charged Property (and any assets of the Company which, when got in, would be Charged Property) or that thereof in respect of which he was appointed, and as varied and extended by the provisions of this Deed (in the name of or on behalf of the Company or in his own name and, in each case, at the cost of the Company):

12.1.1	all the powers conferred by the Conveyancing and Property Ordinance (Cap. 219) on mortgagors and on mortgagees in possession and on receivers appointed under that Ordinance (as if the Charged Property constituted property that is subject to that Ordinance and as if such Receiver were appointed under that Ordinance), free from any limitation under paragraph 11 of the Fourth Schedule to that Ordinance;

12.1.2	all the powers and rights of an absolute owner and power to do or omit to do anything which the Company itself could do or omit to do; and

12.1.3	the power to do all things (including without limitation bringing or defending proceedings in the name or on behalf of the Company) which seem to the Receiver to be incidental or conducive to (a) any of the functions, powers, authorities or discretions conferred on or vested in him or (b) the exercise of any Collateral Rights (including without limitation realisation of all or any part of the Charged Property) or (c) bringing to his hands any assets of the Company forming, or which when got in would be, part of the Charged Property.

12.2	Additional Powers of Receiver

In addition to and without prejudice to the generality of the foregoing, every Receiver shall (subject to any limitations or restrictions expressed in the instrument appointing him but notwithstanding any winding-up or dissolution of the Company) have the following powers in relation to the Charged Property (and any assets of the Company which, when got in, would be part of the Charged Property) in respect of which he was appointed (and every reference in this Clause 12.2 to the “Charged Property” shall be read as a reference to that part of the Charged Property in respect of which such Receiver was appointed):

12.2.1	Take Possession

power to take immediate possession of, collect and get in the Charged Property including without limitation dividends and other income whether accrued before or after the date of his appointment;

12.2.2	Proceedings and Claims

power to bring, prosecute, enforce, defend and abandon applications, claims, disputes, actions, suits and proceedings in connection with all or any part of the Charged Property or the Deed in the name of the Company or in his own name and to submit to arbitration, negotiate, compromise and settle any such applications, claims, disputes, actions, suits or proceedings;

12.2.3	Carry on Business

power to carry on and manage, or concur in the carrying on and management of or to appoint a manager of, the whole or any part of the Charged Property or any business relating thereto in such manner as he shall in his absolute discretion think fit;

12.2.4	Deal with Charged Property

power, in relation to the Charged Property and each and every part thereof, to sell, transfer, convey, dispose of or concur in any of the foregoing by the Company or any other receiver or manager of the Company (including without limitation to or in relation to the Security Agent or any of the other Finance Parties) in such manner and generally on such terms as he thinks fit;

12.2.5	Borrowing

power to raise or borrow money from the Security Agent or any of the other Finance Parties or any other person to rank either in priority to the security constituted by this Deed or any part of it or otherwise and with or without a mortgage or charge on the Charged Property or any part of it on such terms as he shall in his absolute discretion think fit (and no person lending such money shall be concerned to see or enquire as to the propriety or purpose of the exercise of such power or the application of money so raised or borrowed);

12.2.6	Redemption of Security

power to redeem, discharge or compromise any security whether or not having priority to the security constituted by this Deed or any part of it;

12.2.7	Covenants, Guarantees and Indemnities

power to enter into bonds, covenants, guarantees, commitments, indemnities and other obligations or liabilities as he shall think fit, to make all payments needed to effect, maintain or satisfy such obligations or liabilities and to use the company seal of the Company; and

12.2.8	Exercise of Powers in Company’s Name

power to exercise any or all of the above powers on behalf of and in the name of the Company (notwithstanding any winding-up or dissolution of the Company) or on his own behalf.

12.3	Terms of Disposition

In making any sale or other disposal of all or any part of the Charged Property or any acquisition in the exercise of their respective powers, a Receiver or the Security Agent may accept or dispose of as, and by way of consideration for, such sale or other disposal or acquisition, cash, shares, loan capital or other obligations, including without limitation consideration fluctuating according to or dependent upon profit or turnover and consideration the amount whereof is to be determined by a third party. Any such consideration may, if thought expedient by the Receiver or the Security Agent, be nil or may be payable or receivable in a lump sum or by instalments. Any contract for any such sale, disposal or acquisition by the Receiver or the Security Agent may contain conditions excluding or restricting the personal liability of the Receiver or the Security Agent.

13.	APPLICATION OF MONIES

13.1	Order of Application

Save as otherwise expressly provided in this Deed, all moneys and/or non-cash recoveries and/or proceeds received or recovered by the Security Agent or any Receiver pursuant to this Deed or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and subject to Clause 13.2 (Suspense Account)) be applied:

13.1.1	first, in the payment of the costs, charges and expenses incurred and payments made by any Receiver, the payment of his remuneration and the discharge of any liabilities incurred by such Receiver in, or incidental to, the exercise of any of his powers; and

13.1.2	then in accordance with Clause 28.5 (Partial Payments) of the Facility Agreement.

13.2	Suspense Account

All monies received, recovered or realised under this Deed by the Security Agent or any Receiver or the powers conferred by it (including the proceeds of any conversion of currency) may in its discretion be credited to and held in any suspense or impersonal account pending their application from time to time in or towards the discharge of any of the Secured Obligations in accordance with Clause 13.1 (Order of Application).

13.3	Application by Company

Any application under this Clause 13 shall override any application by the Company.

14.	RECEIPT AND PROTECTION OF PURCHASERS

14.1	Receipt and Consideration

The receipt of the Security Agent or any Receiver shall be conclusive discharge to a purchaser of any part of the Charged Property from the Security Agent or such Receiver and in making any sale or disposal of any part of the Charged Property or making any acquisition, the Security Agent or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

14.2	Protection of Purchasers

No purchaser or other person dealing with the Security Agent or any Receiver shall be bound to inquire whether the right of the Security Agent or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Security Agent or such Receiver in such dealings. The protection given to purchasers from a mortgagee in Sections 52 and 55 of the Conveyancing and Property Ordinance (Cap. 219) shall apply mutatis mutandis to purchaser(s) and other person(s) dealing with the Security Agent or any Receiver.

15.	POWER OF ATTORNEY

15.1	Appointment and Powers

The Company by way of security irrevocably (within the meaning of Section 4 of the Powers of Attorney Ordinance (Cap. 31)) appoints the Security Agent and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the Security Agent or such Receiver may consider to be necessary for:

15.1.1	carrying out any obligation imposed on the Company by this Deed or any other agreement binding on the Company to which the Security Agent is party (including without limitation the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Property or any part thereof); and

15.1.2	enabling the Security Agent and any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Deed or by law (including, without limitation, upon or after the occurrence of an Event of Default, the exercise of any right of a legal or beneficial owner of the Charged Property or any part thereof).

15.2	Ratification

The Company shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers.

16.	REPRESENTATIONS

16.1	Representations

The Company represents and warrants to the Security Agent that:

16.1.1	all consents necessary to enable any asset that is expressed to be subject to any security under this Deed to be the subject of effective security under this Deed have been obtained and are in full force and effect;

16.1.2	the security created under or pursuant to or evidence by this Deed has or will have first ranking priority and it is not subject to any prior ranking or pari passu Security;

16.1.3	it is, and will be, the sole legal and beneficial owner of the Charged Property (subject to the security constituted pursuant to this Deed);

16.1.4	it has not sold or otherwise disposed of, or created, granted or permitted to subsist any Security over, all or any of its right, title and interest in the Charged Property (other than as expressly permitted under Clause 6.3);

16.1.5	(as at the date of this Deed) the Company is not the legal or beneficial owner of any shares in Target;

16.1.6	(as at the date of any Additional Share Charge Supplement) the particulars of the Shares (the subject of such Additional Share Charge Supplement) as set out in such Additional Share Charge Supplement are accurate in all respects;

16.1.7	the Shares have been validly issued by the Target and are fully paid up and there are no monies or liabilities payable or outstanding in relation to any of the Shares; and

16.1.8	the Company legally and beneficially owns all of the Charged Property (or, in the case of any Charged Property that is held or registered in the name of the Security Agent, the Company beneficially owns all of such Charged Property), free and clear of all Security, except for any security constituted hereby.

16.2	Repetition

16.2.1	Each of the representations and warranties set out in sub-Clauses 16.1.1 to 16.1.8 (except sub-Clauses 16.1.5 and 16.1.6) above, and in clauses 18.1 to 18.8 of the Facility Agreement, shall be deemed to be repeated by the Company on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period relating to a Loan, in each case by reference to the facts and circumstances existing at the date on which such representation or warranty is deemed to be made or repeated.

16.2.2	Each of the representations and warranties set out in clauses 18.1 to 18.8 of the Facility Agreement and in sub-Clauses 16.1.1 to 16.1.8 above (except sub-Clause 16.1.5) shall be deemed to be repeated by the Company on the date of delivery of each Additional Share Charge Supplement (as if (other than in the case of sub-Clause 16.1.6) any reference in clauses 18.1 to 18.8 of the Facility Agreement and/or sub-Clauses 16.1.1 to 16.1.8 to this Deed or any Finance Document included a reference to such Additional Share Charge Supplement), in each case by reference to the facts and circumstances existing at the date on which such representation or warranty is deemed to be made or repeated.

17.	EFFECTIVENESS OF SECURITY

17.1	Continuing Security

The Security created by or pursuant to this Deed shall remain in full force and effect as a continuing security for the Secured Obligations unless and until discharged by the Security Agent. No part of the security from time to time intended to be constituted by this Deed will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Secured Obligations.

17.2	Cumulative Rights

The security created by this Deed and the Collateral Rights shall be cumulative, in addition to and independent of every other security which any or all of the Finance Parties may at any time hold for any or all of the Secured Obligations or any rights, powers and remedies provided by law. No prior security held by any Finance Party over the whole or any part of the Charged Property shall merge into the security constituted by this Deed.

17.3	Company’s Obligations

None of the obligations of the Company under this Deed or the Collateral Rights shall be affected by an act, omission, matter, thing or event which, but for this Clause 17.3, would reduce, release or prejudice any of its obligations under this Deed including (without limitation and whether or not known to it or any Finance Party):

17.3.1	the winding-up, dissolution, administration, reorganisation, death, insolvency, incapacity or bankruptcy of any Obligor or any other person or any change in its status, function, control or ownership;

17.3.2	any of the obligations of any Obligor or any other person under any Finance Document, or under any other security relating to any Finance Document being or becoming illegal, invalid, unenforceable or ineffective in any respect;

17.3.3	any time, waiver or consent granted to, or composition with, any Obligor or other person;

17.3.4	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

17.3.5	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

17.3.6	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

17.3.7	any amendment, novation, supplement, extension (whether of maturity or otherwise) or statement (in each however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Finance Document or any other document or security or of the Secured Obligations;

17.3.8	any variation of the terms of the trust upon which the Security Agent holds any Transaction Security;

17.3.9	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

17.3.10	any insolvency or similar proceedings;

17.3.11	any claims or set-off right that the Company may have; or

17.3.12	any law, regulation or decree or order of any jurisdiction affecting any Obligor.

17.4	Company intent

Without prejudice to the generality of Clause 17.3 (Company’s Obligations), the Company expressly confirms that it intends that the security created under this Deed, and the Collateral Rights, shall extend from time to time to any (however fundamental and of whatsoever nature, and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

17.5	Remedies and Waivers

No failure on the part of the Security Agent to exercise, or any delay on its part in exercising, any Collateral Right shall operate as a waiver thereof, nor shall any single or partial exercise of any Collateral Right preclude any further or other exercise of that or any other Collateral Right.

17.6	No Liability

None of the Security Agent, its nominee(s) or any Receiver shall be liable by reason of: (a) taking any action permitted by this Deed; (b) any neglect or default in connection with all or any part of the Charged Property; or (c) taking possession of or realising all or any part of the Charged Property, except in the case of gross negligence or wilful default upon its part (as finally judicially determined).

17.7	Partial Invalidity

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Deed under such laws nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the security intended to be created by or pursuant to this Deed is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of that security.

17.8	No Prior Demand

The Security Agent shall not be obliged to make any demand of or enforce any rights or claim against any Obligor or any other person, to take any action or obtain judgment in any court against any Obligor or any other person or to make or file any proof or claim in a liquidation, bankruptcy or insolvency of any Obligor or any other person or to enforce or seek to enforce any other security in respect of any or all of the Secured Obligations before exercising any Collateral Right.

17.9	Deferral of rights

Until the time when (i) all Secured Obligations have been irrevocably discharged in full, (ii) all amounts which may be or become payable by any or all of the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and (iii) no Finance Party is under any further obligation (whether actual or contingent) to provide any further advance or financial accommodation to any Obligor under any Finance Document, the Company will not (unless the Security Agent otherwise directs) exercise any rights which it may have by reason of performance by it of its obligations under this Deed:

17.9.1	to be indemnified by any Obligor;

17.9.2	to claim any contribution from any guarantor of any Obligor’s obligations under any or all of the Finance Documents; and/or

17.9.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

17.10	Settlement conditional

Any settlement, discharge or release hereunder in relation to the Company or all or any part of the Charged Property shall be conditional upon no security or payment by any or all of the Obligors to, or recovery from any or all of the Obligors by, any or all of the Finance Parties being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws of general application or any similar event or for any other reason and shall in the event of any such avoidance or reduction or similar event be void.

18.	RELEASE OF SECURITY

18.1	Redemption of Security

Upon the time when (i) all Secured Obligations have been irrevocably discharged in full, (ii) all amounts which may be or become payable by any or all of the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and (iii) no Finance Party is under any further obligation (whether actual or contingent) to provide any further advance or financial accommodation to any Obligor under any Finance Document, the Security Agent shall, at the request (with reasonable notice) and cost of the Company, release and cancel the security constituted by this Deed and procure the reassignment to the Company of the property and assets assigned to the Security Agent (and the redelivery of each original document delivered to the Security Agent pursuant to Clause 4.2 (Delivery of Documents of Title) to the extent available to the Security Agent, having used all reasonable endeavours to locate such documents) (to the extent not otherwise sold, assigned or otherwise disposed of or applied in accordance with this Deed (or, in the case of any document delivered to the Security Agent pursuant to Clause 4.2 (Delivery of Documents of Title), not put into effect or disposed of in accordance with this Deed)), in each case subject to Clause 18.2 (Avoidance of Payments) and 17.10 (Settlement conditional) and without recourse to, or any representation or warranty by, the Security Agent or any of its nominees.

18.2	Avoidance of Payments

If the Security Agent considers that any amount paid or credited to or recovered by any Finance Party by or from any Obligor is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws, the liability of the Company under this Deed and the security constituted by this Deed shall continue and such amount shall not be considered to have been irrevocably paid.

19.	SUBSEQUENT AND PRIOR SECURITY INTERESTS

19.1	Subsequent security interests

If the Security Agent (acting in its capacity as security agent or trustee or otherwise) or any of the other Finance Parties at any time receives or is deemed to have received notice of any subsequent Security or other interest affecting all or any part of the Charged Property or any assignment or transfer of the Charged Property which is prohibited by the terms of this Deed or the Facility Agreement, all payments thereafter by or on behalf of any Obligor to the Security Agent (whether in its capacity as security agent or trustee or otherwise) or any of the other Finance Parties shall be treated as having been credited to a new account of that Obligor and not as having been applied in reduction of the Secured Obligations as at the time when (or at any time after) the Security Agent or any other Finance Party received such notice of such subsequent Security or other interest or such assignment or transfer.

19.2	Prior security interests

In the event of any action, proceeding or step being taken to exercise any powers or remedies conferred by any prior ranking Security or upon the exercise by the Security

Agent or any Receiver of any power of sale under this Deed or any Collateral Right, the Security Agent may redeem any prior ranking Security over or affecting any Charged Property or procure the transfer of any such prior ranking Security to itself. The Security Agent may settle and agree the accounts of the beneficiary of any such prior Security and any accounts so settled and agreed will be conclusive and binding on the Company. All principal, interest, costs, charges, expenses and/or other amounts relating to and/or incidental to any such redemption or transfer shall be paid by the Company to the Security Agent upon demand.

20.	DISCRETION AND DELEGATION

20.1	Discretion

Any liberty or power which may be exercised or any determination which may be made under this Deed by the Security Agent or any Receiver may, subject to the terms and conditions of the Facility Agreement, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

20.2	Delegation

Each of the Security Agent and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Deed (including without limitation the power of attorney under Clause 15 (Power of Attorney)) on such terms and conditions as it shall see fit which delegation shall not preclude any subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Security Agent or any Receiver.

21.	CHANGES TO PARTIES

21.1	Successors

This Deed shall be binding upon and enure to the benefit of each party hereto and its and/or any subsequent successors and permitted assigns and transferees. Without prejudice to the foregoing, this Deed shall remain in effect despite any amalgamation or merger (however effected) relating to the Security Agent; and references to the Security Agent herein shall be deemed to include any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Security Agent under this Deed or to which, under such laws, those rights and obligations have been transferred.

21.2	No Assignment or Transfer by Company

The Company may not assign or transfer any or all of its rights (if any) and/or obligations under this Deed.

21.3	Assignment and Transfer by Security Agent to Successor

The Security Agent may:

21.3.1	assign all or any of its rights under this Deed; and

21.3.2	transfer all or any of its obligations (if any) under this Deed,

to any successor Security Agent in accordance with the provisions of the Facility Agreement. Upon such assignment and transfer taking effect, the successor Security Agent shall be and be deemed to be acting as security agent and trustee for the Finance Parties for the purposes of this Deed and in place of the former Security Agent.

21.4	Assignment by other Finance Parties

Each Finance Party (other than the Security Agent) may assign all or any of its rights under this Deed (whether direct or indirect). The Company irrevocably and unconditionally confirms that:

21.4.1	it consents to any assignment or transfer by any Finance Party of its rights and/or obligations made in accordance with the provisions of the Facility Agreement;

21.4.2	it shall continue to be bound by the terms of this Deed, notwithstanding any such assignment or transfer; and

21.4.3	the assignee or transferee of such Finance Party shall acquire an interest in this Deed upon such assignment or transfer taking effect.

22.	AMENDMENTS AND WAIVERS

Any provision of this Deed may be amended or waived only by agreement in writing between the Company and the Security Agent.

23.	PERPETUITY PERIOD

The perpetuity period under the rule against perpetuities, if applicable to this Deed, shall be the period of eighty years from the date of the Facility Agreement.

24.	COUNTERPARTS

This Deed may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

25.	GOVERNING LAW

This Deed is governed by the laws of Hong Kong.

26.	JURISDICTION

26.1	Hong Kong Courts

The courts of Hong Kong have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of, or connected with this Deed (including a dispute regarding the existence, validity or termination of this Deed or the consequences of its nullity).

26.2	Convenient Forum

The parties hereto agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

26.3	Exclusive Jurisdiction

This Clause 26 (Jurisdiction) is for the benefit of the Security Agent only. As a result and notwithstanding Clause 26.1 (Hong Kong Courts), nothing herein shall prevent the Security Agent from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law the Security Agent may take concurrent proceedings in any number of jurisdictions.

26.4	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Company:

26.4.1	irrevocably appoints China Mengniu Dairy Company Limited as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with this Deed; and

26.4.2	agrees that failure by a process agent to notify the Company of any process will not invalidate the proceedings concerned.

26.5	Waiver of immunity

The Company waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

26.5.1	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and/or

26.5.2	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

IN WITNESS WHEREOF this Deed has been signed on behalf of the Security Agent and executed as a deed by the Company and is intended to be and is hereby delivered by it as a deed on the date specified above.

SCHEDULE 1

FORM OF NOTICE OF ASSIGNMENT OF SECURITIES ACCOUNT

To:	[Securities Account Bank with whom the applicable Securities Account(s) are held]

Date: [            ]

Dear Sirs,

We hereby give you notice that by a deed of share charge (as amended from time to time, the “Deed”) dated [                    ] between (1) China Mengniu International Company Limited (the “Company”) and (2) The Hongkong and Shanghai Banking Corporation Limited as security agent and trustee (the “Security Agent”, which expression shall include its successors, assigns and transferees), the Company has assigned, absolutely and by way of security with first-ranking priority, to the Security Agent all of the Company’s right, title and interest in and to each of the following accounts maintained with you (in each case including any replacement, renewal or re-designation thereof) and all securities, monies and/or other assets standing to the credit of any or all of such accounts from time to time (each an “Assigned Account”):

[insert details of relevant Securities Accounts]

With effect from your receipt of this notice:

(a)	any existing instructions affecting any Assigned Account are to be terminated and all communications in respect of any Assigned Account should be made, or sent, to the Security Agent or as the Security Agent shall direct (with a copy to us);

(b)	the terms and conditions of any or all of the Assigned Accounts (and the rights of the Company relating thereto) may not be varied or waived without the Security Agent’s consent (as notified to you by the Security Agent); and

(c)	all rights, interests and benefits whatsoever accruing to or for the benefit of the Company arising from any or all of the Assigned Accounts (including without limitation securities, monies and/or other assets standing to the credit thereof from time to time) belong to the Security Agent.

The Company hereby irrevocably authorises and instructs you (with effect from the date of this notice):

(i)	to hold all securities, sums and other assets from time to time standing to the credit in any or all of the Assigned Accounts to the order of the Security Agent;

(ii)	that at all times you shall only pay, transfer or release all or any part of the securities, sums and/or other assets from time to time standing to the credit of any Assigned Account in accordance with (and only in accordance with) the instructions of the Security Agent at any time or times (to the exclusion of the Company);

(iii)	to comply with the terms of any written notice or instructions in any way relating to, or purporting to relate to, the Deed, the securities, sums and/or other assets standing to the credit of any or all of the Assigned Accounts from time to time or the debts represented thereby which you receive at any time from the Security Agent without any reference to or further authority from the Company and without any enquiry by you as to the justification for or validity of such notice or instruction; and

(iv)	not to comply with the terms at any written notice or instructions in any way relating to, or purporting to relate to, the securities, sums and/or other assets standing to the credit of any Assigned Account from time to time or the debts represented thereby which you receive from any other person other than the Security Agent.

We also hereby irrevocably authorise and instruct you to disclose to the Security Agent without any reference to or further authority from us and without any enquiry by you as to the justification of such disclosure, such information relating to any or all of the Assigned Accounts and the securities, sums and/or other assets therein as the Security Agent may at any time and from time to time request.

We shall continue to be solely responsible for the performance of our obligations in respect of any or all of the Assigned Accounts and any documentation which we have entered into with you in relation to any or all of the Assigned Accounts.

Neither this notice nor any of the instructions herein may be revoked or varied without the prior written consent of the Security Agent.

Please acknowledge receipt of this notice and your agreement to the terms hereof by signing the acknowledgement on a copy of this notice and returning it to the Security Agent at [            ] marked for the attention of [            ].

This notice and/or the acknowledgment hereto may be executed in any number of counterparts, and this has the same effect as if signatures on such counterparts were on a single copy of this letter and the acknowledgment hereto.

This notice is governed by the laws of Hong Kong.

Yours faithfully

for and on behalf of
China Mengniu International Company Limited

Acknowledgment

To:	[name of Security Agent] as Security Agent

China Mengniu International Company Limited (the “Company’)

Date:	[ ]

At the request of the Company we acknowledge receipt of the notice of assignment from the Company dated [                    ] (the “Notice”) in respect of the Company’s accounts with us with account numbers [            ] and [            ] (each an “Assigned Account”, which includes any replacement, renewal or re-designation thereof). Unless otherwise defined herein, terms and expressions herein shall have the meaning ascribed to them in the Notice.

We confirm that:

(i)	we acknowledge the instructions and authorisations contained in the Notice and we undertake to act in accordance with the terms of the Notice;

(ii)	no fees or periodic charges are payable in respect of any Assigned Account and there are no restrictions on (a) the payment or transfer of any securities, amount or other asset standing to the credit of any Assigned Account or (b) the assignment or charge of any Assigned Account to the Security Agent or any third party;

(iii)	we have not received notice of any previous assignments of, charges over or trusts in respect of, any Assigned Account (or any right, title or interest in respect thereof) and we will not, without the Security Agent’s prior written consent (a) exercise any right of combination, consolidation or set-off which we may have in respect of any Assigned Account or (b) amend or vary any rights attaching to any Assigned Account;

(iv)	we will act only in accordance with the instructions given by persons authorised by the Security Agent in respect of any or all of the Assigned Accounts;

(v)	we shall send all statements and other notices given by us relating to any or all of the Assigned Accounts to the Security Agent (or as the Security Agent may direct) as well as to the Company; and

(vi)	we shall not permit any securities, amount or other asset to be withdrawn or transferred from any Assigned Account except in accordance with the terms of the Notice.

The Notice and this acknowledgment may be executed in any number of counterparts, and this has the same effect as if signatures on such counterparts were on a single copy of the Notice and this acknowledgment.

This acknowledgment is governed by the laws of Hong Kong.

For and on behalf of

[                                     ]

SCHEDULE 2

FORM OF SHARE TRANSFER

Yashili International Holdings Ltd (“Company”)

SHARE TRANSFER FORM

We, [            ] (the “Transferor”), for good and valuable consideration received by us from [leave blank]

(the “Transferee”), do hereby:

1.	transfer to the Transferee [leave blank]

share(s) (the “Shares”) standing in our name in the register of the Company to hold unto the Transferee, his executors, administrators and assigns, subject to the several conditions on which we held the same at the time of execution of this Share Transfer Form; and

2.	consent that our name remains on the register of the Company until such time as Company enters the Transferee’s name in the register of the Company.

And we, as Transferee, do hereby agree to take the Shares subject to the same conditions.

As Witness Our Hands

Signed by the Transferor on	)
in the presence of:	)

Witness

Signed by the Transferee on	)
in the presence of:	)

Witness

SCHEDULE 3

FORM OF ACKNOWLEDGMENT FROM NOMINEE

To:	[name of Security Agent] (the “Security Agent”, which expression shall include its successors, assigns and transferees)

Dear Sirs,

At the request of China Mengniu International Company Limited (the “Company”), I/we hereby:

1.	warrant and confirm that I am/we are the registered holder(s) of [insert number and description of relevant Shares] in Yashili International Holdings Ltd (the “Share[s]”) and am/are holding the Share[s] as nominee for and on behalf of the Company;

2.	acknowledge that the Company has, pursuant to a deed of share charge (as amended from time to time, the “Deed”) dated [ ] by the Company in favour of the Security Agent, charged and/or granted security over the Share[s] in favour of you as security upon the terms and conditions specified therein;

3.	undertake that I/we shall, upon and at all times after the earlier of being requested by you to do so or the enforcement of the security constituted by the Deed in respect of the Share[s], hold the Share[s] on trust for you (or any other person whom you may nominate);

4.	undertake that I/we shall, upon being requested by you to do so, transfer the legal title in the Share[s] to you (or any other person whom you may nominate) and do all acts and execute all documents as may be necessary and/or as you may require for such purpose; and

5.	irrevocably and unconditionally appoint each of you and any Receiver (as defined in the Deed) severally to be my/our attorney on the terms of Clause 15 (Power of Attorney) of the Deed (applying mutatis mutandis) as if I was/we were the Company, and undertake to execute such further powers of attorney in such form as you may reasonably require from time to time.

This acknowledgment is governed by and shall be construed in accordance with the laws of Hong Kong.

Dated:

IN WITNESS WHEREOF this deed has been executed the day and year above written.

[in the case where the relevant nominee is a company incorporated in Hong Kong or that has a seal]

THE COMMON SEAL of	)
[relevant nominee]	)
was hereunto affixed in the presence of:	)

Signature

Name

Signature
Name

[in the case where the relevant nominee is a company incorporated outside Hong Kong without a seal]

SIGNED, SEALED and DELIVERED by	)
[insert name of relevant signatory]	)
for and on behalf of	)
[insert name of relevant nominee]	)
in the presence of:	)

Signature of witness
Name of witness
Address of witness

Occupation of witness

[in the case where the relevant nominee is an individual]

SIGNED, SEALED and DELIVERED by	)
[insert name of relevant nominee] in the	)
presence of:	)

Signature of witness
Name of witness
Address of witness

Occupation of witness

SCHEDULE 4

FORM OF LETTER OF RESIGNATION

To:	The Board of Directors
Yashili International Holdings Ltd (the “Company”)
[insert address of registered office]

Date:	[to be left blank]

Dear Sirs,

Resignation

I hereby tender my unconditional and irrevocable resignation as a director of the Company with effect from the date of this letter. I confirm that:

1.	I have no claims whatsoever against the Company or any of its subsidiaries or associated companies (if any) on any account (whether for loss of office, for accrued remuneration or for fees or otherwise howsoever); and

2.	there is no outstanding agreement or arrangement with the Company or any of its subsidiaries or associated companies (if any) under which the Company or any of such subsidiaries or associated companies has or would have any obligation to me whether now or in the future or under which I would derive any benefit.

This letter is governed by and shall be construed in accordance with the laws of Hong Kong.

IN WITNESS WHEREOF this deed has been executed the day and year above written.

SIGNED, SEALED and DELIVERED by	)
[insert name of relevant director] in the	)
presence of:	)

Signature of witness
Name of witness
Address of witness

Occupation of witness

SCHEDULE 5

FORM OF WRITTEN RESOLUTIONS

Yashili International Holdings Ltd (the “Company”)

WRITTEN RESOLUTIONS OF THE BOARD OF DIRECTORS OF YASHILI

INTERNATIONAL HOLDINGS LTD

Dated: [to be left blank]

IT IS RESOLVED THAT:

1.	each of the following transfers of the shares in the Company be approved and that, upon the delivery to any director of the Company of a duly completed instrument of transfer in respect of any of the following transfers, the name of the relevant transferee be entered forthwith in the register of members of the Company in respect of the relevant shares so transferred and that new share certificates in respect of such shares be issued forthwith to such transferee in accordance with the Articles of Association of the Company:

[to be left blank]

2.	each of the following persons be appointed as an additional director of the Company with immediate effect:

[to be left blank]

3.	the resignation of the following persons as directors of the Company be accepted with immediate effect:

[to be left blank]

4.	the above changes in directorships of the Company be notified to [each relevant registry] as soon as shall be practicable and that any director or the secretary of the Company be authorised to sign and deliver any relevant return in connection therewith.

[all the directors of the Company to state their names and sign]

SCHEDULE 6

FORM OF LETTER OF UNDERTAKING AND AUTHORISATION

To: The Hongkong and Shanghai Banking Corporation Limited as Security Agent (as defined in the Deed) (which expression shall include its successors, assigns and transferees)

Dear Sirs,

Deed of Share Charge dated [            ] 2013 by China Mengniu International Company Limited in favour of The Hongkong and Shanghai Banking Corporation Limited as Security Agent (as amended from time to time, the “Deed”)

Terms and expressions defined in or construed for the purposes of the Deed shall have the same meaning herein.

I hereby unconditionally and irrevocably:

1.	undertake to procure, to the extent of my powers as a director of Yashili International Holdings Ltd (the “Company”), that any or all of the shares in the Company which are charged to you pursuant to the Deed shall upon your request be promptly registered in the name of yourself or (at your request) any person(s) whom you may nominate;

2.	authorise each of you and any other person(s) authorised by you severally to complete, date and put into effect:

(a)	the attached letter of resignation signed by me;

(b)	the attached written resolutions of the board of directors of the Company signed by me; and

(c)	any other document signed by me and delivered pursuant to Clause 4.2 (Delivery of Documents of Title) of the Deed,

at any time after the security constituted by the Deed shall have become enforceable in accordance with its terms.

This letter is governed by and shall be construed in accordance with the laws of Hong Kong.

Dated:

IN WITNESS WHEREOF this deed has been executed the day and year above written.

SIGNED, SEALED and DELIVERED	)
as a DEED by	)
[name of relevant director]	)
in the presence of	)

Signature of witness:
Name of witness:
Title:
Address of witness:

Occupation of witness:

SCHEDULE 7

FORM OF ADDITIONAL SHARE CHARGE SUPPLEMENT

To:	The Hongkong and Shanghai Banking Corporation Limited (the “Security Agent”, which expression shall include its successors, assigns and transferees)

From:	China Mengniu International Company Limited (the “Company”)

Deed of Share Charge dated [                    ] between the Company and [name of Security Agent] as Security Agent (as amended and/or supplemented from time to time, the “Deed”):

1.	Terms and expressions defined in or construed for the purposes of the Deed shall have the same meaning herein. This is an Additional Share Charge Supplement and is supplemental to the Deed. In this Additional Share Charge Supplement:

“Additional Shares” means the shares in the capital of the Company specified in the schedule hereto.

2.	The Additional Shares shall become subject to the security constituted by the Deed with effect from the date of this Additional Share Charge Supplement. The Company hereby charges as beneficial owner in favour of the Security Agent as trustee for the Finance Parties, as security for the payment and discharge of the Secured Obligations, by way of first fixed charge, all the Company’s right, title and interest from time to time in and to the Additional Shares and all Related Rights in relation thereto.

3.	This Additional Share Charge Supplement is governed by the laws of Hong Kong.

4.	This Additional Share Charge Supplement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

5.	The provisions of Clause 22 (Amendments and Waivers), Clause 23 (Perpetuity Period) and Clause 26 (Jurisdiction) of the Deed shall apply to this Additional Share Charge Supplement mutatis mutandis as if any reference therein to the Deed included a reference to this Additional Share Charge Supplement.

IN WITNESS WHEREOF this Additional Share Charge Supplement has been executed the day and year above written.

Schedule

Beneficial owner	Shares (ordinary shares of [HK[—]] each in the issued capital of Yashili International Holdings Ltd)	Registered holder

[ ]	[ ]	[ ]

THE COMMON SEAL of	)
CHINA MENGNIU INTERNATIONAL	)
COMPANY LIMITED	)
was hereunto affixed in the presence of:	)

Name:

Title:

Accepted and acknowledged by the Security Agent on                     :

SIGNED for and on behalf of		)
[ ]		)
by		)
)

Address:	[ ]

Telephone:	[ ]

Fax:	[ ]

Attention:	[ ]

EXECUTION
THE COMPANY
THE COMMON SEAL of CHINA	)
MENGNIU INTERNATIONAL	)
COMPANY LIMITED was hereunto affixed	)
in the presence of: ZHANG HONGYE	)
Zhang Hongye
Solicitor
Sullivan & Cromwell (Hong Kong)
Hong Kong SAR
28th Floor, 9 Queen’s Road Central Hong Kong
Name:

Title:

Name:

Title:

Address:	Suite 1602,
16th Floor,
Top Glory Tower,
262 Gloucester Road, Causeway Bay,
Hong Kong

Fax:	+852 2180 9039

Attention:	Chris Kwok
Financial Controller and Company Secretary

Execution Page – Target Share Charge

The Security Agent

SIGNED for and on behalf of	)
The Hongkong and Shanghai Banking Corporation Limited	)
by	)
)
)

Address:	Level 30
HSBC Main Building
1 Queen’s Road Central
Hong Kong

Telephone:	+852 2841 8214

Fax:	+852 2523 4641

Attention:	Corporate Trust and Loan Agency

Execution Page – Target Share Charge

CHINA MENGNIU INTERNATIONAL COMPANY LIMITED

AS COMPANY

IN FAVOUR OF

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED

AS SECURITY AGENT

SHARE CHARGE

THIS DEED OF SHARE CHARGE is made on 17 June 2013

BY

(1)	CHINA MENGNIU INTERNATIONAL COMPANY LIMITED, a company incorporated under the laws of the British Virgin Islands with company number 1776681 (the “Company”) in favour of

(2)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED as security agent and trustee for the Finance Parties on the terms and conditions set out in the Facility Agreement (the “Security Agent”, which expression shall include its successors, assigns and transferees).

NOW THIS DEED WITNESSES as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Unless otherwise defined in this Deed or unless the context otherwise requires, terms and expressions defined in or construed for the purposes of the Facility Agreement shall bear the same meanings when used herein. In addition:

“Additional Share Charge Supplement” means a deed substantially in the form of Schedule 7 (Form of Additional Share Charge Supplement).

“CCASS” means the Central Clearing and Settlement System operated by Hong Kong Securities Clearing Co. Ltd.

“CCASS Participant” has the meaning given to the term “Participant” under the General Rules of CCASS.

“Charged Property” means all the assets and/or undertaking of the Company which from time to time are the subject of the security created or expressed to be created in favour of the Security Agent by or pursuant to this Deed.

“Collateral Rights” means all rights, powers and remedies of the Security Agent provided by or pursuant to this Deed or by law.

“Control Date” means the date on which the Company has acquired 100% of the ordinary shares in Target.

“Enforcement Event” means:

(a)	the delivery by the Facility Agent of a notice in accordance with Clause 22.18 (Acceleration) of the Facility Agreement; or

(b)	an event or circumstance in which all of the Loan(s) have become due and payable in accordance with the Facility Agreement and have not been paid by the Obligors in full when due and payable.

“Facility Agreement” means the facility agreement dated 17 June 2013 made between, amongst others, China Mengniu Dairy Company Limited as Borrower, The Hongkong and Shanghai Banking Corporation Limited and Standard Chartered Bank (Hong Kong) Limited as Mandated Lead Arrangers and The Hongkong and Shanghai Banking Corporation Limited as Facility Agent and Security Agent.

“Receiver” means a receiver or receiver and manager or an administrative receiver of the whole or any part of the Charged Property and that term will include any appointee under a joint and/or several appointment.

“Related Rights” means, in relation to any asset:

(a)	the proceeds of sale of any part of that asset;

(b)	all rights under any licence, agreement for sale, lease or other disposal in respect of that asset;

(c)	all rights, powers, benefits, claims, contracts, warranties, remedies, security, guarantees, indemnities and/or covenants for title in respect of that asset;

(d)	any moneys and proceeds paid or payable in respect of that asset;

(e)	(in the case where such asset comprises any share, equity interest or other security) all dividends, distributions, interest and monies payable in respect thereof and any rights, assets, shares and/or securities deriving therefrom or accruing thereto whether by way of redemption, bonus, preference, option, substitution, conversion, compensation or otherwise; and/or

(f)	(in the case where such asset comprises any share, equity interest or other security) any rights against any clearing system in which such asset is held,

(in each case) from time to time.

“Securities Accounts” means:

(a)	the account (including, without limitation, any securities and cash sub-accounts thereunder) with number 338782 opened by the Company with UBS AG, Hong Kong branch (or any replacement or substitute account thereof); and

(b)	any other account in which any of the Shares or the Related Rights (in respect of any of the Shares) are at any time held or deposited,

and (in each case) all securities and monies standing to the credit thereof from time to time, all debt or debts represented thereby from time to time, and all proceeds of any or all of the foregoing from time to time (each a “Securities Account”).

“Securities Account Bank” means any bank, financial institution or other person with which any Securities Account is opened, held or maintained.

“Secured Obligations” means all of the obligations owing to or expressed to be owing to the Finance Parties (or any of them) by the Obligors or any of them under or pursuant to the Finance Documents or any of them, whether present or future, actual or contingent (and whether incurred alone or jointly and whether as principal or surety or in some other capacity), and including without limitation any such obligation in respect of any further advance or financial accommodation from time to time made available under any Finance Document.

“Shares” means:

(a)	the shares in the share capital of Target which are from time to time credited to the Securities Account described in paragraph (a) of the definition of “Securities Accounts”; and

(b)	any shares or interests in the share capital of the Target that are the subject of any Additional Share Charge Supplement delivered by the Company to the Security Agent from time to time.

“Target” means Yashili International Holdings Ltd (an exempted company with limited liability incorporated under the laws of the Cayman Islands, the Shares of which are (as at the date of this Deed) listed on the Main Board of the HKSE (stock code 01230).

1.2	Construction

In this Deed:

1.2.1	the rules of construction set out in Clauses 1.2 (Construction) and 1.3 (Currency symbols and definitions) of the Facility Agreement shall apply to this Deed mutatis mutandis;

1.2.2	any reference to the Company, the Facility Agent, the Security Agent or any or all of the Finance Parties shall be construed so as to include its or their (and any subsequent) successors and any permitted assigns and transferees in accordance with their respective interests;

1.2.3	any reference to the Facility Agreement or any other agreement or instrument shall be a reference to the Facility Agreement or that other agreement or instrument as amended or novated from time to time; and

1.2.4	save where the context otherwise requires, references in this Deed to any Clause or Schedule shall be to a clause or schedule contained in this Deed.

2.	PAYMENT OF COMPANY’S OBLIGATIONS

2.1	Covenant to Pay

The Company hereby covenants with the Security Agent as security agent and trustee for the Finance Parties that it shall on demand of the Security Agent discharge all obligations which the Company may at any time have to the Security Agent (whether for its own account or as security agent and/or trustee for the Finance Parties) or any of the other Finance Parties under or pursuant to any or all of the Finance Documents (including without limitation this Deed), whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or as surety or in some other capacity), and including without limitation any obligations in respect of further advances made after the date of this Deed, and the Company shall pay to the Security Agent when due and payable every sum at any time owing, due or incurred by the Company to the Security Agent (whether for its own account or as security agent and/or trustee for the Finance Parties) or any of the other Finance Parties in respect of any such obligations or liabilities provided that neither such covenant nor the security constituted by this Deed shall extend to or include any liability or sum which would, but for this proviso, cause such covenant or security to be unlawful or prohibited by any applicable law.

2.2	Interest on Demands

If the Company fails to pay any sum on the due date for payment of that sum the Company shall pay interest on such sum (before and after any judgment and to the extent interest at a default rate is not otherwise being paid on such sum) from the date of demand until the date of payment of such sum in full by the Company, calculated on a daily basis at the rate determined in accordance with the provisions of Clause 9.3 (Default Interest) of the Facility Agreement.

3.	CHARGE AND ASSIGNMENT

3.1	Fixed Charge

3.1.1	The Company hereby charges as beneficial owner in favour of the Security Agent as trustee for the Finance Parties, as security for the payment and discharge of the Secured Obligations, by way of first fixed charge, all the Company’s right, title and interest from time to time in and to the Shares and all Related Rights in relation thereto.

3.1.2	Without prejudice to Clause 3.1.1, upon the delivery by the Company of any Additional Share Charge Supplement executed by it, the shares and interests in the share capital of the Target that are specified in such Additional Share Charge Supplement, together with all Related Rights in relation thereto from time to time, shall immediately be subject to the security constituted by this Deed, and the Company charges as beneficial owner in favour of the Security Agent as trustee for the Finance Parties, as security for the payment and discharge of the Secured Obligations, by way of first fixed charge, all the Company’s right, title and interest from time to time in and to all of such shares so specified in any Additional Share Charge Supplement and all Related Rights in relation thereto.

3.2	Assignment

The Company hereby assigns and agrees to assign absolutely as beneficial owner to the Security Agent as trustee for the Finance Parties as security for the payment and discharge of the Secured Obligations all the Company’s right, title and interest from time to time in and to each Securities Account and all Related Rights in relation thereto.

4.	PERFECTION OF SECURITY

4.1	Perfection

4.1.1	The Company shall:

(a)	as soon as reasonably practicable after the execution of this Deed (but in any event within 3 Business Days of the date hereof), create and maintain a register of charges (the “Register of Charges”) of the Company in accordance with section 162 of the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands (the “BVI Act”) to the extent this has not already been done;

(b)	enter particulars as required by the BVI Act of the security interests created pursuant to this Deed in the Register of Charges and as soon as reasonably practicable after entry of such particulars has been made, and in any event within five Business Days after execution of this Deed, provide the Security Agent with a certified true copy of the updated Register of Charges;

(c)	effect registration, or assist the Security Agent in effecting registration, of this Deed with the Registrar of Corporate Affairs of the British Virgin Islands (the “Register of Corporate Affairs”) pursuant to section 163 of the BVI Act by making the required filing, or assisting the Security Agent in making the required filing, in the approved form with the Registrar of Corporate Affairs and (if applicable) provide confirmation in writing to the Security Agent within five Business Days after execution of this Deed that such filing has been made; and

(d)	immediately on receipt, and in any event within 21 days of the date of this Deed, deliver or procure to be delivered to the Security Agent, the certificate of registration of charge issued by the Registrar of Corporate Affairs evidencing that the requirements of Part VIII of the BVI Act as to registration have been complied with and the filed stamped copy of the application containing the relevant particulars of charge.

(e)	as soon as reasonably practicable following execution of this Deed (but in any event within five weeks of the date of this Deed), procure that this Deed is duly registered with the Hong Kong Companies Registry.

4.2	Delivery of Documents of Title

The Company shall:

4.2.1	on the date of this Deed, deposit with the Security Agent (or procure the deposit with the Security Agent of) the following in respect of any Shares existing as at the date of this Deed:

(a)	(in respect of any such Shares which are not held in a Securities Account) all certificates or other documents of title to such Shares;

(b)	(in respect of such Shares which are not held in a Securities Account) undated share transfer forms in respect of such Shares, executed in blank by or on behalf of the Company substantially in the form set out in Schedule 2 (Form of share transfer);

(c)	(in respect of any such Shares which are not held in a Securities Account) undated sold notes in respect of such Shares, executed in blank by or on behalf of the Company; and

(d)	an acknowledgment from each person (if any) holding any of such Shares, as its nominee substantially the form set out in Schedule 3 (Form of acknowledgment from nominee);

4.2.2	immediately upon the delivery of any Additional Share Charge Supplement in respect of any Shares or Related Rights and/or upon any Shares or Related Rights becoming subject to security hereunder and/or upon the accrual, issue or coming into existence of any stocks, shares, warrants or other securities in respect of or derived from any Shares or Related Rights, notify the Security Agent of that occurrence and procure the delivery to the Security Agent of:

(a)	(in respect of any such items that are not held in a Securities Account) all certificates and other documents of title representing such items;

(b)	(in respect of any such items that are not held in a Securities Account) undated share transfer forms or, as the case may be, other appropriate instruments of transfer in respect of such items executed in blank by or on behalf of the Company, substantially in the form set out in Schedule 2 (Form of share transfer) (if applicable) or in such other form as the Security Agent shall request acting reasonably;

(c)	(in respect of any such items that are not held in a Securities Account) undated sold notes in respect of such items executed in blank by or on behalf of the Company; and

(d)	an acknowledgment from each person (if any) holding such items as its nominee substantially the form set out in Schedule 3 (Form of acknowledgment from nominee) (if applicable) or in such other form as the Security Agent shall request acting reasonably;

4.2.3	immediately upon the conversion or exchange of any of the Shares into certificated Shares, deposit with the Security Agent (or procure the deposit with the Security Agent of) the following:

(a)	all certificates or other documents of title to such Shares;

(b)	undated share transfer forms in respect of such Shares, executed in blank by or on behalf of the Company substantially in the form set out in Schedule 2 (Form of share transfer);

(c)	undated sold notes in respect of such Shares, executed in blank by or on behalf of the Company; and

(d)	an acknowledgment from each person (if any) holding any of such Shares, as its nominee substantially the form set out in Schedule 3 (Form of acknowledgment from nominee)

(except to where such items have already been delivered and, where applicable, remain valid, pursuant to this Clause 4.2);

4.2.4	promptly following the Control Date, deposit with the Security Agent (or procure the deposit with the Security Agent of) the following:

(a)	an undated letter of resignation executed by each director of the Target in substantially the form set out in Schedule 4 (Form of letter of resignation);

(b)	undated written resolutions of the board of directors of the Target executed by all of the directors of Target in substantially the form set out in Schedule 5 (Form of written resolutions); and

(c)	a letter of undertaking and authorisation executed by each director of the Target in substantially the form set out in Schedule 6 (Form of Letter of Undertaking and Authorisation);

4.2.5	promptly upon any change in any director of the Target after the Control Date, procure the delivery to the Security Agent of:

(a)	(in the case of a new director) an undated letter of resignation executed by such director of the Target in substantially the form set out in Schedule 4 (Form of letter of resignation);

(b)	undated written resolutions of the board of directors of the Target executed by all of the directors of the Target in substantially the form set out in Schedule 5 (Form of written resolutions); and

(c)	(in the case of a new director) a letter of undertaking and authorisation executed by such director of the Target in substantially the form set out in Schedule 6 (Form of Letter of Undertaking and Authorisation); and

4.2.6	procure that, where any nominee holding any Shares or Related Rights ceases to be or act as such, the successor nominee (or, if more than one, each successor nominee) shall forthwith execute and deliver to the Security Agent an acknowledgment in respect of such Shares or Related Rights in substantially the form set out in Schedule 3 (Form of acknowledgment from nominee) or in such other form as the Security Agent may reasonably request.

4.3	Notice of Assignment

In respect of each Securities Account, the Company shall deliver to the Security Agent (or procure the delivery to the Security Agent of):

4.3.1	a notice of assignment to the Securities Account Bank with which such Securities Account is opened, held or maintained, substantially in the form set out in Schedule 1 (Form of notice of assignment of Securities Account) duly executed by and on behalf of the Company;

4.3.2	an acknowledgment to such notice of assignment, duly executed by or on behalf of such Securities Account Bank, in the form of the acknowledgment attached to such notice of assignment; and

4.3.3	(where any Securities Account Bank with which a Securities Account is opened, held or maintained is not a CCASS Participant) a notice of assignment substantially in the form set out in Schedule 1 (Form of notice of assignment of Securities Account) duly executed by and on behalf of the Company (with such modifications as the Security Agent may require, acting reasonably) to each intermediary or other person with which any account is held in or maintained (to which account any of the Charged Property is attributed or in which account any of the Charged Property is held at any time), promptly after the execution of this Deed and in any event prior to the delivery of the first Utilisation Request under the Facility Agreement (in the case of any Securities Account that is subsisting as at the date of this Deed) or promptly upon the transfer or deposit of any Shares or any Related Rights relating to any Shares into such Securities Account (in the case of any Securities Account that is established after the date of this Deed or into which any Shares or Related Rights relating thereto are deposited or transferred at any time after the date of this Deed).

4.4	Further Advances

Subject to the terms of the Facility Agreement each Lender is under an obligation to make further advances to the Borrower in accordance with the provisions of the Facility Agreement and that obligation will be deemed to be incorporated into this Deed as if set out in this Deed.

5.	FURTHER ASSURANCE

5.1	Further Assurance: General

5.1.1	The Company shall promptly at its own cost do all such acts and/or execute all such documents (including without limitation assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(a)	to perfect the security created or intended to be created in respect of the Charged Property (which may include, without limitation, the execution by the Company of a mortgage, charge or assignment over all or any of the assets constituting, or intended to constitute, any part of Charged Property) or for the exercise of the Collateral Rights;

(b)	to confer on the Security Agent security over any property and assets of the Company located in any jurisdiction outside Hong Kong equivalent or similar to the security intended to be conferred by or pursuant to this Deed; and/or

(c)	to facilitate the realisation of the Charged Property.

5.2	Necessary Action

The Company shall from time to time take all such action (whether or not requested to do so by the Security Agent) as is or shall be available to it (including without limitation obtaining and/or effecting all Authorisations) that to its knowledge (having made due and careful enquiry), or as notified to it by a Finance Party, may be necessary for the purpose of the creation, perfection, protection or maintenance of any security conferred or intended to be conferred on the Security Agent by or pursuant to this Deed.

5.3	Information

The Company shall promptly deliver to the Security Agent all information that is available to it and that to its knowledge (having made due and careful enquiry), or as notified to it by a Finance Party, is required in order for the Security Agent or any Finance Party to comply with any applicable laws or regulations in respect of any Charged Property (including without limitation section 329 of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) or any similar provision in any articles of association or constitutional documents relating to any Charged Property.

5.4	Implied Covenants for Title

The obligations of the Company under this Deed shall be in addition to any covenants for title deemed to be included in this Deed under applicable law.

6.	UNDERTAKINGS

6.1	Additional Shares

The Offeror undertakes to comply with the provisions of paragraphs (a) and (b) of Clause 21.21 (Conditions subsequent) of the Facility Agreement (as if such undertaking were set out in full in this Deed mutatis mutandis), and as if any reference therein to making any Target Shares or, as the case may be, any Roll-up Target Shares, subject to Transaction Security under the Target Shares Charge was a reference to:

6.1.1	crediting such Target Shares or, as the case may be, such Roll-up Target Shares into the Securities Account (described in paragraph (a) of the definition of “Securities Accounts”) to become subject to security under this Deed; or

6.1.2	making such Target Shares or, as the case may be, such Roll-up Target Shares subject to security under this Deed by execution and delivery of an Additional Share Charge Supplement with respect to such shares.

6.2	Negative Pledge

The Company undertakes that it shall not, at any time during the subsistence of this Deed, create or permit to subsist any Security over all or any part of the Charged Property, except for the security constituted by this Deed.

6.3	No Disposal of Interests

The Company undertakes that, during the subsistence of this Deed, it shall not, and shall not agree to, sell, assign, transfer or otherwise dispose of any Charged Property, except pursuant to this Deed or as permitted under paragraph (b)(vi) of Clause 21.5 (Disposals) the Facility Agreement.

6.4	Voting rights

The Company shall not, at any time during the subsistence of this Deed, without the prior consent of the Security Agent (acting on the instructions of the Majority Lenders or, if relating to a matter that requires the consent of all of the Lenders, acting on the instructions of all of the Lenders), exercise any voting or other rights in respect of any or all of the Charged Property that could reasonably be expected to give rise to, or otherwise agree to:

6.4.1	any variation of the rights attaching to or conferred by any of the Shares or Related Rights;

6.4.2	any amendment to the constitutional documents of the Target (except for any such amendments that comply with the following: (a) such amendments would not, and could not reasonably be expected to be, adverse to the interests of the Finance Parties and (b) such constitutional documents shall not contain any restriction against any transfer of any of the Charged Property upon or in connection with enforcement of any security under this Deed or any discretion of any of the directors of the Target to refuse any register any transfer of any of the Charged Property upon or in connection with enforcement of any security under this Deed);

6.4.3	any liability on the part of the Security Agent or any other Finance Party;

6.4.4	any increase in the issued share capital, authorised capital or equity interests of the Target;

6.4.5	any matter which is inconsistent with any Finance Document or which would constitute or give rise to a breach of the terms of any Finance Document or any Event of Default;

6.4.6	any matter which could affect the validity or enforceability of the security under this Deed; and/or

6.4.7	anything which would have a material adverse effect on the value of the Charged Property or would otherwise prejudice the security interests of any Finance Party under any Security Document or the ability of the Security Agent to hold, enforce or realise the Security constituted by any Security Document.

7.	OPERATIONS BEFORE AND AFTER ENFORCEMENT EVENT

7.1	Dividends

7.1.1	The Company shall, at all times prior to the occurrence of an Enforcement Event, ensure that any and all dividends and/or distributions received or recovered by it in cash in respect of any or all of the Charged Property shall be directly paid to the Security Agent (or, as specified by the Security Agent, the Facility Agent) for application in accordance with Clause 8) (Mandatory prepayment) of the Facility Agreement or into the Mandatory Prepayment Account for application in accordance with Clause 8) (Mandatory prepayment) of the Facility Agreement.

7.1.2	After the occurrence of an Enforcement Event, the Company shall promptly pay over and deliver to the Security Agent for application in accordance with this Deed (and the Security Agent may apply in accordance with this Deed) any and all dividends, distributions, interest and/or other monies received and/or recovered in respect of all or any part of the Charged Property.

7.1.3	Any and all dividends, distributions, interest and/or other monies received, recovered or paid/delivered to the order of the Company (other than in cash) in respect of any or all of the Charged Property shall be held by the Company subject to the security constituted by this Deed, provided that if such receipt or recovery is made after the occurrence of an Enforcement Event, the Company shall promptly deliver such dividends, distributions, interest and/or other monies to the Security Agent for application in accordance with this Deed.

7.2	Operation: Before Enforcement Event

Prior to the occurrence of an Enforcement Event the Company shall be entitled to exercise all voting rights in relation to any or all of the Shares subject to Clause 6 (Undertakings).

7.3	Operation: After Enforcement Event

The Security Agent may, upon and/or after the occurrence of an Enforcement Event, at its discretion (in the name of the Company or otherwise and without any further consent or authority from the Company):

7.3.1	exercise (or refrain from exercising) any voting rights in respect of the Charged Property;

7.3.2	apply all dividends, distributions, interest and other monies arising from all or any of the Charged Property in accordance with Clause 13 (Application of Monies);

7.3.3	transfer all or any of the Charged Property into the name of such nominee(s) of the Security Agent as it shall think fit;

7.3.4	cause the conversion or dematerialisation of any of the Charged Property into scripless securities and the deposit of such scripless securities into any Securities Account or any other account (whether in the name of the Company, the Security Agent or otherwise); and/or

7.3.5	exercise (or refrain from exercising) the powers and rights conferred on or exercisable by the legal or beneficial owner of the Charged Property, including without limitation the right, in relation to any company, corporation or entity whose shares, equity interests or other securities are included in the Charged Property or any part thereof, to concur or participate in:

(a)	the reconstruction, amalgamation, sale or other disposal of such company, corporation or entity or any of its assets or undertaking (including without limitation the exchange, conversion or reissue of any shares, equity interests or securities as a consequence thereof);

(b)	the release, modification or variation of any rights or liabilities attaching to such shares, equity interests or securities; and/or

(c)	the exercise, renunciation or assignment of any right to subscribe for any shares, equity interests or securities,

in each case in such manner and on such terms as the Security Agent may think fit, and the proceeds of any such action shall form part of the Charged Property and may be applied by the Security Agent in accordance with Clause 13 (Application of Monies).

7.4	Payment of Calls

The Company shall pay when due all calls or other payments which may be or become due in respect of any of the Charged Property, and in any case of default by the Company in such payment, the Security Agent may, if it thinks fit, make such payment on behalf of the Company in which case any sums paid by the Security Agent shall be reimbursed by the Company to the Security Agent on demand and shall carry interest from the date of payment by the Security Agent until reimbursed in full at the rate and in accordance with Clause 2.2 (Interest on Demands).

7.5	Exercise of Rights

The Company shall not exercise any of its rights and powers in relation to any of the Charged Property in any manner which could reasonably be expected to have a material adverse affect on the value of, or prejudice the ability of the Security Agent to realise, the security created by this Deed.

8.	SECURITIES ACCOUNTS

8.1	Securities Accounts: Notification and Variation

The Company, during the subsistence of this Deed:

8.1.1	shall promptly deliver to the Security Agent on the date of this Deed (and, if any change occurs thereafter, on the date of such change), details of each Securities Account maintained by it;

8.1.2	shall not, without the Security Agent’s prior written consent, permit or agree to any variation of the rights attaching to any Securities Account or close any Securities Account; and

8.1.3	shall not establish or maintain any Securities Account without the prior written consent of the Security Agent.

8.2	Deposit

The Company shall ensure that all of the Charged Property that is in the form of scripless securities shall be held in one or more Securities Account(s) in respect of which notice(s) of assignment and acknowledgments thereto have been given and obtained in accordance with Clause 4.3.

8.3	No transfer by Company

At all times when (a) any Secured Obligations are or may become outstanding or (b) any Finance Party is under any obligation (whether actual or contingent) to provide any further advance or financial accommodation to any Obligor under any Finance Document, the Company shall not be entitled to receive, withdraw or otherwise transfer any securities, amount or other asset standing to the credit of any Securities Account, except (i) with the prior written consent of the Security Agent; or (ii) as expressly permitted under the terms of the Finance Documents.

8.4	Accounts: Operation After Enforcement Event

Without prejudice to any other Collateral Rights, the Security Agent shall, upon and at all times after the occurrence of an Enforcement Event, be entitled without notice or further demand, immediately to exercise all the rights, powers and remedies possessed by it according to law as legal and beneficial owner of any and all securities, amounts and/or other assets standing to the credit of the Securities Accounts (and as assignee and/or chargee and/or mortgagee of the Company’s right, title and interest therein and thereto) and to:

8.4.1	demand, receive and/or transfer all and any securities, monies and/or other assets standing to the credit of any or all of the Securities Accounts; and/or

8.4.2	apply, transfer or (in the case of any amount) set-off any or all of the securities, amounts and/or other assets from time to time standing to the credit of any or all of the Securities Accounts in or towards the payment or other satisfaction of all or part of the Secured Obligations in accordance with Clause 13 (Application of Monies).

9.	ENFORCEMENT OF SECURITY

9.1	Enforcement

Upon and after the occurrence of an Enforcement Event or if the Company requests the Security Agent to exercise any of its powers under this Deed, the security created by or pursuant to this Deed is immediately enforceable and the Security Agent may, without notice to the Company or prior authorisation from any court, in its absolute discretion:

9.1.1	enforce all or any part of such security (at the times, in the manner and on the terms it thinks fit) and take possession of and hold or dispose of all or any part of the Charged Property; and/or

9.1.2	whether or not it has appointed a Receiver, exercise all or any of the powers, authorities and discretions conferred by this Deed on any Receiver or otherwise conferred by law on mortgagees and/or Receivers.

9.2	No Liability as Mortgagee in Possession

Neither the Security Agent nor any Receiver shall be liable to account as a mortgagee in possession in respect of all or any part of the Charged Property or be liable for any loss upon realisation or for any neglect, default or omission in connection with the Charged Property to which a mortgagee or a mortgagee in possession might otherwise be liable.

10.	POWERS OF SALE

10.1	Extension of Powers

The power of sale or other disposal conferred on the Security Agent and on any Receiver by this Deed shall arise (and the Secured Obligations shall be deemed due and payable for that purpose) on execution of this Deed.

10.2	Restrictions

Any restrictions imposed by law on the power of sale or on the consolidation of security (including without limitation any restriction under paragraph 11 of the Fourth Schedule to the Conveyancing and Property Ordinance (Cap. 219)) shall be excluded to the fullest extent permitted by law.

11.	APPOINTMENT OF RECEIVER OR ADMINISTRATOR

11.1	Appointment and Removal

Upon and after the occurrence of an Enforcement Event or if requested to do so by the Company, the Security Agent may by deed or otherwise (acting through an authorised officer of the Security Agent), without prior notice to the Company:

11.1.1	appoint one or more persons to be a Receiver of the whole or any part of the Charged Property;

11.1.2	appoint two or more Receivers of separate parts of the Charged Property;

11.1.3	remove (so far as it is lawfully able) any Receiver so appointed; and/or

11.1.4	appoint another person(s) as an additional or replacement Receiver(s).

11.2	Capacity of Receivers

Each person appointed to be a Receiver pursuant to Clause 11.1 (Appointment and Removal) shall be:

11.2.1	entitled to act individually or together with any other person appointed or substituted as Receiver;

11.2.2	for all purposes deemed to be the agent of the Company which shall be solely responsible for his acts, defaults and liabilities and for the payment of his remuneration and no Receiver shall at any time act as agent for the Security Agent; and

11.2.3	entitled to remuneration for his services at a rate to be fixed by the Security Agent from time to time.

11.3	Statutory Powers of Appointment

The powers of appointment of a Receiver herein contained shall be in addition to all statutory and other powers of appointment of the Security Agent under applicable law and such powers shall remain exercisable from time to time by the Security Agent in respect of all or any part of the Charged Property.

12.	POWERS OF RECEIVER

12.1	Powers of Receiver

Every Receiver shall (subject to any restrictions in the instrument appointing him but notwithstanding any winding-up or dissolution of the Company) have and be entitled to exercise, in relation to the Charged Property (and any assets of the Company which, when got in, would be Charged Property) or that thereof in respect of which he was appointed, and as varied and extended by the provisions of this Deed (in the name of or on behalf of the Company or in his own name and, in each case, at the cost of the Company):

12.1.1	all the powers conferred by the Conveyancing and Property Ordinance (Cap. 219) on mortgagors and on mortgagees in possession and on receivers appointed under that Ordinance (as if the Charged Property constituted property that is subject to that Ordinance and as if such Receiver were appointed under that Ordinance), free from any limitation under paragraph 11 of the Fourth Schedule to that Ordinance;

12.1.2	all the powers and rights of an absolute owner and power to do or omit to do anything which the Company itself could do or omit to do; and

12.1.3	the power to do all things (including without limitation bringing or defending proceedings in the name or on behalf of the Company) which seem to the Receiver to be incidental or conducive to (a) any of the functions, powers, authorities or discretions conferred on or vested in him or (b) the exercise of any Collateral Rights (including without limitation realisation of all or any part of the Charged Property) or (c) bringing to his hands any assets of the Company forming, or which when got in would be, part of the Charged Property.

12.2	Additional Powers of Receiver

In addition to and without prejudice to the generality of the foregoing, every Receiver shall (subject to any limitations or restrictions expressed in the instrument appointing him but notwithstanding any winding-up or dissolution of the Company) have the following powers in relation to the Charged Property (and any assets of the Company which, when got in, would be part of the Charged Property) in respect of which he was appointed (and every reference in this Clause 12.2 to the “Charged Property” shall be read as a reference to that part of the Charged Property in respect of which such Receiver was appointed):

12.2.1	Take Possession

power to take immediate possession of, collect and get in the Charged Property including without limitation dividends and other income whether accrued before or after the date of his appointment;

12.2.2	Proceedings and Claims

power to bring, prosecute, enforce, defend and abandon applications, claims, disputes, actions, suits and proceedings in connection with all or any part of the Charged Property or the Deed in the name of the Company or in his own name and to submit to arbitration, negotiate, compromise and settle any such applications, claims, disputes, actions, suits or proceedings;

12.2.3	Carry on Business

power to carry on and manage, or concur in the carrying on and management of or to appoint a manager of, the whole or any part of the Charged Property or any business relating thereto in such manner as he shall in his absolute discretion think fit;

12.2.4	Deal with Charged Property

power, in relation to the Charged Property and each and every part thereof, to sell, transfer, convey, dispose of or concur in any of the foregoing by the Company or any other receiver or manager of the Company (including without limitation to or in relation to the Security Agent or any of the other Finance Parties) in such manner and generally on such terms as he thinks fit;

12.2.5	Borrowing

power to raise or borrow money from the Security Agent or any of the other Finance Parties or any other person to rank either in priority to the security constituted by this Deed or any part of it or otherwise and with or without a mortgage or charge on the Charged Property or any part of it on such terms as he shall in his absolute discretion think fit (and no person lending such money shall be concerned to see or enquire as to the propriety or purpose of the exercise of such power or the application of money so raised or borrowed);

12.2.6	Redemption of Security

power to redeem, discharge or compromise any security whether or not having priority to the security constituted by this Deed or any part of it;

12.2.7	Covenants, Guarantees and Indemnities

power to enter into bonds, covenants, guarantees, commitments, indemnities and other obligations or liabilities as he shall think fit, to make all payments needed to effect, maintain or satisfy such obligations or liabilities and to use the company seal of the Company; and

12.2.8	Exercise of Powers in Company’s Name

power to exercise any or all of the above powers on behalf of and in the name of the Company (notwithstanding any winding-up or dissolution of the Company) or on his own behalf.

12.3	Terms of Disposition

In making any sale or other disposal of all or any part of the Charged Property or any acquisition in the exercise of their respective powers, a Receiver or the Security Agent may accept or dispose of as, and by way of consideration for, such sale or other disposal or acquisition, cash, shares, loan capital or other obligations, including without limitation consideration fluctuating according to or dependent upon profit or turnover and consideration the amount whereof is to be determined by a third party. Any such consideration may, if thought expedient by the Receiver or the Security Agent, be nil or may be payable or receivable in a lump sum or by instalments. Any contract for any such sale, disposal or acquisition by the Receiver or the Security Agent may contain conditions excluding or restricting the personal liability of the Receiver or the Security Agent.

13.	APPLICATION OF MONIES

13.1	Order of Application

Save as otherwise expressly provided in this Deed, all moneys and/or non-cash recoveries and/or proceeds received or recovered by the Security Agent or any Receiver pursuant to this Deed or the powers conferred by it shall (subject to the claims of any person having prior rights thereto and subject to Clause 13.2 (Suspense Account)) be applied:

13.1.1	first, in the payment of the costs, charges and expenses incurred and payments made by any Receiver, the payment of his remuneration and the discharge of any liabilities incurred by such Receiver in, or incidental to, the exercise of any of his powers; and

13.1.2	then in accordance with Clause 28.5 (Partial Payments) of the Facility Agreement.

13.2	Suspense Account

All monies received, recovered or realised under this Deed by the Security Agent or any Receiver or the powers conferred by it (including the proceeds of any conversion of currency) may in its discretion be credited to and held in any suspense or impersonal account pending their application from time to time in or towards the discharge of any of the Secured Obligations in accordance with Clause 13.1 (Order of Application).

13.3	Application by Company

Any application under this Clause 13 shall override any application by the Company.

14.	RECEIPT AND PROTECTION OF PURCHASERS

14.1	Receipt and Consideration

The receipt of the Security Agent or any Receiver shall be conclusive discharge to a purchaser of any part of the Charged Property from the Security Agent or such Receiver and in making any sale or disposal of any part of the Charged Property or making any acquisition, the Security Agent or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

14.2	Protection of Purchasers

No purchaser or other person dealing with the Security Agent or any Receiver shall be bound to inquire whether the right of the Security Agent or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Security Agent or such Receiver in such dealings. The protection given to purchasers from a mortgagee in Sections 52 and 55 of the Conveyancing and Property Ordinance (Cap. 219) shall apply mutatis mutandis to purchaser(s) and other person(s) dealing with the Security Agent or any Receiver.

15.	POWER OF ATTORNEY

15.1	Appointment and Powers

The Company by way of security irrevocably (within the meaning of Section 4 of the Powers of Attorney Ordinance (Cap. 31)) appoints the Security Agent and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the Security Agent or such Receiver may consider to be necessary for:

15.1.1	carrying out any obligation imposed on the Company by this Deed or any other agreement binding on the Company to which the Security Agent is party (including without limitation the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Property or any part thereof); and

15.1.2	enabling the Security Agent and any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Deed or by law (including, without limitation, upon or after the occurrence of an Event of Default, the exercise of any right of a legal or beneficial owner of the Charged Property or any part thereof).

15.2	Ratification

The Company shall ratify and confirm all things done and all documents executed by any attorney in the exercise or purported exercise of all or any of his powers.

16.	REPRESENTATIONS

16.1	Representations

The Company represents and warrants to the Security Agent that:

16.1.1	all consents necessary to enable any asset that is expressed to be subject to any security under this Deed to be the subject of effective security under this Deed have been obtained and are in full force and effect;

16.1.2	the security created under or pursuant to or evidence by this Deed has or will have first ranking priority and it is not subject to any prior ranking or pari passu Security;

16.1.3	it is, and will be, the sole legal and beneficial owner of the Charged Property (subject to the security constituted pursuant to this Deed);

16.1.4	it has not sold or otherwise disposed of, or created, granted or permitted to subsist any Security over, all or any of its right, title and interest in the Charged Property (other than as expressly permitted under Clause 6.3);

16.1.5	(as at the date of this Deed) the Company is not the legal or beneficial owner of any shares in Target;

16.1.6	(as at the date of any Additional Share Charge Supplement) the particulars of the Shares (the subject of such Additional Share Charge Supplement) as set out in such Additional Share Charge Supplement are accurate in all respects;

16.1.7	the Shares have been validly issued by the Target and are fully paid up and there are no monies or liabilities payable or outstanding in relation to any of the Shares; and

16.1.8	the Company legally and beneficially owns all of the Charged Property (or, in the case of any Charged Property that is held or registered in the name of the Security Agent, the Company beneficially owns all of such Charged Property), free and clear of all Security, except for any security constituted hereby.

16.2	Repetition

16.2.1	Each of the representations and warranties set out in sub-Clauses 16.1.1 to 16.1.8 (except sub-Clauses 16.1.5 and 16.1.6) above, and in clauses 18.1 to 18.8 of the Facility Agreement, shall be deemed to be repeated by the Company on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period relating to a Loan, in each case by reference to the facts and circumstances existing at the date on which such representation or warranty is deemed to be made or repeated.

16.2.2	Each of the representations and warranties set out in clauses 18.1 to 18.8 of the Facility Agreement and in sub-Clauses 16.1.1 to 16.1.8 above (except sub-Clause 16.1.5) shall be deemed to be repeated by the Company on the date of delivery of each Additional Share Charge Supplement (as if (other than in the case of sub-Clause 16.1.6) any reference in clauses 18.1 to 18.8 of the Facility Agreement and/or sub-Clauses 16.1.1 to 16.1.8 to this Deed or any Finance Document included a reference to such Additional Share Charge Supplement), in each case by reference to the facts and circumstances existing at the date on which such representation or warranty is deemed to be made or repeated.

17.	EFFECTIVENESS OF SECURITY

17.1	Continuing Security

The Security created by or pursuant to this Deed shall remain in full force and effect as a continuing security for the Secured Obligations unless and until discharged by the Security Agent. No part of the security from time to time intended to be constituted by this Deed will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Secured Obligations.

17.2	Cumulative Rights

The security created by this Deed and the Collateral Rights shall be cumulative, in addition to and independent of every other security which any or all of the Finance Parties may at any time hold for any or all of the Secured Obligations or any rights, powers and remedies provided by law. No prior security held by any Finance Party over the whole or any part of the Charged Property shall merge into the security constituted by this Deed.

17.3	Company’s Obligations

None of the obligations of the Company under this Deed or the Collateral Rights shall be affected by an act, omission, matter, thing or event which, but for this Clause 17.3, would reduce, release or prejudice any of its obligations under this Deed including (without limitation and whether or not known to it or any Finance Party):

17.3.1	the winding-up, dissolution, administration, reorganisation, death, insolvency, incapacity or bankruptcy of any Obligor or any other person or any change in its status, function, control or ownership;

17.3.2	any of the obligations of any Obligor or any other person under any Finance Document, or under any other security relating to any Finance Document being or becoming illegal, invalid, unenforceable or ineffective in any respect;

17.3.3	any time, waiver or consent granted to, or composition with, any Obligor or other person;

17.3.4	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

17.3.5	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

17.3.6	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

17.3.7	any amendment, novation, supplement, extension (whether of maturity or otherwise) or statement (in each however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Finance Document or any other document or security or of the Secured Obligations;

17.3.8	any variation of the terms of the trust upon which the Security Agent holds any Transaction Security;

17.3.9	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

17.3.10	any insolvency or similar proceedings;

17.3.11	any claims or set-off right that the Company may have; or

17.3.12	any law, regulation or decree or order of any jurisdiction affecting any Obligor.

17.4	Company intent

Without prejudice to the generality of Clause 17.3 (Company’s Obligations), the Company expressly confirms that it intends that the security created under this Deed, and the Collateral Rights, shall extend from time to time to any (however fundamental and of whatsoever nature, and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

17.5	Remedies and Waivers

No failure on the part of the Security Agent to exercise, or any delay on its part in exercising, any Collateral Right shall operate as a waiver thereof, nor shall any single or partial exercise of any Collateral Right preclude any further or other exercise of that or any other Collateral Right.

17.6	No Liability

None of the Security Agent, its nominee(s) or any Receiver shall be liable by reason of: (a) taking any action permitted by this Deed; (b) any neglect or default in connection with all or any part of the Charged Property; or (c) taking possession of or realising all or any part of the Charged Property, except in the case of gross negligence or wilful default upon its part (as finally judicially determined).

17.7	Partial Invalidity

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Deed under such laws nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the security intended to be created by or pursuant to this Deed is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of that security.

17.8	No Prior Demand

The Security Agent shall not be obliged to make any demand of or enforce any rights or claim against any Obligor or any other person, to take any action or obtain judgment in any court against any Obligor or any other person or to make or file any proof or claim in a liquidation, bankruptcy or insolvency of any Obligor or any other person or to enforce or seek to enforce any other security in respect of any or all of the Secured Obligations before exercising any Collateral Right.

17.9	Deferral of rights

Until the time when (i) all Secured Obligations have been irrevocably discharged in full, (ii) all amounts which may be or become payable by any or all of the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and (iii) no Finance Party is under any further obligation (whether actual or contingent) to provide any further advance or financial accommodation to any Obligor under any Finance Document, the Company will not (unless the Security Agent otherwise directs) exercise any rights which it may have by reason of performance by it of its obligations under this Deed:

17.9.1	to be indemnified by any Obligor;

17.9.2	to claim any contribution from any guarantor of any Obligor’s obligations under any or all of the Finance Documents; and/or

17.9.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

17.10	Settlement conditional

Any settlement, discharge or release hereunder in relation to the Company or all or any part of the Charged Property shall be conditional upon no security or payment by any or all of the Obligors to, or recovery from any or all of the Obligors by, any or all of the Finance Parties being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws of general application or any similar event or for any other reason and shall in the event of any such avoidance or reduction or similar event be void.

18.	RELEASE OF SECURITY

18.1	Redemption of Security

Upon the time when (i) all Secured Obligations have been irrevocably discharged in full, (ii) all amounts which may be or become payable by any or all of the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and (iii) no Finance Party is under any further obligation (whether actual or contingent) to provide any further advance or financial accommodation to any Obligor under any Finance Document, the Security Agent shall, at the request (with reasonable notice) and cost of the Company, release and cancel the security constituted by this Deed and procure the reassignment to the Company of the property and assets assigned to the Security Agent (and the redelivery of each original document delivered to the Security Agent pursuant to Clause 4.2 (Delivery of Documents of Title) to the extent available to the Security Agent, having used all reasonable endeavours to locate such documents) (to the extent not otherwise sold, assigned or otherwise disposed of or applied in accordance with this Deed (or, in the case of any document delivered to the Security Agent pursuant to Clause 4.2 (Delivery of Documents of Title), not put into effect or disposed of in accordance with this Deed)), in each case subject to Clause 18.2 (Avoidance of Payments) and 17.10 (Settlement conditional) and without recourse to, or any representation or warranty by, the Security Agent or any of its nominees.

18.2	Avoidance of Payments

If the Security Agent considers that any amount paid or credited to or recovered by any Finance Party by or from any Obligor is capable of being avoided or reduced by virtue of any bankruptcy, insolvency, liquidation or similar laws, the liability of the Company under this Deed and the security constituted by this Deed shall continue and such amount shall not be considered to have been irrevocably paid.

19.	SUBSEQUENT AND PRIOR SECURITY INTERESTS

19.1	Subsequent security interests

If the Security Agent (acting in its capacity as security agent or trustee or otherwise) or any of the other Finance Parties at any time receives or is deemed to have received notice of any subsequent Security or other interest affecting all or any part of the Charged Property or any assignment or transfer of the Charged Property which is prohibited by the terms of this Deed or the Facility Agreement, all payments thereafter by or on behalf of any Obligor to the Security Agent (whether in its capacity as security agent or trustee or otherwise) or any of the other Finance Parties shall be treated as having been credited to a new account of that Obligor and not as having been applied in reduction of the Secured Obligations as at the time when (or at any time after) the Security Agent or any other Finance Party received such notice of such subsequent Security or other interest or such assignment or transfer.

19.2	Prior security interests

In the event of any action, proceeding or step being taken to exercise any powers or remedies conferred by any prior ranking Security or upon the exercise by the Security

Agent or any Receiver of any power of sale under this Deed or any Collateral Right, the Security Agent may redeem any prior ranking Security over or affecting any Charged Property or procure the transfer of any such prior ranking Security to itself. The Security Agent may settle and agree the accounts of the beneficiary of any such prior Security and any accounts so settled and agreed will be conclusive and binding on the Company. All principal, interest, costs, charges, expenses and/or other amounts relating to and/or incidental to any such redemption or transfer shall be paid by the Company to the Security Agent upon demand.

20.	DISCRETION AND DELEGATION

20.1	Discretion

Any liberty or power which may be exercised or any determination which may be made under this Deed by the Security Agent or any Receiver may, subject to the terms and conditions of the Facility Agreement, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons.

20.2	Delegation

Each of the Security Agent and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Deed (including without limitation the power of attorney under Clause 15 (Power of Attorney)) on such terms and conditions as it shall see fit which delegation shall not preclude any subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Security Agent or any Receiver.

21.	CHANGES TO PARTIES

21.1	Successors

This Deed shall be binding upon and enure to the benefit of each party hereto and its and/or any subsequent successors and permitted assigns and transferees. Without prejudice to the foregoing, this Deed shall remain in effect despite any amalgamation or merger (however effected) relating to the Security Agent; and references to the Security Agent herein shall be deemed to include any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Security Agent under this Deed or to which, under such laws, those rights and obligations have been transferred.

21.2	No Assignment or Transfer by Company

The Company may not assign or transfer any or all of its rights (if any) and/or obligations under this Deed.

21.3	Assignment and Transfer by Security Agent to Successor

The Security Agent may:

21.3.1	assign all or any of its rights under this Deed; and

21.3.2	transfer all or any of its obligations (if any) under this Deed,

to any successor Security Agent in accordance with the provisions of the Facility Agreement. Upon such assignment and transfer taking effect, the successor Security Agent shall be and be deemed to be acting as security agent and trustee for the Finance Parties for the purposes of this Deed and in place of the former Security Agent.

21.4	Assignment by other Finance Parties

Each Finance Party (other than the Security Agent) may assign all or any of its rights under this Deed (whether direct or indirect). The Company irrevocably and unconditionally confirms that:

21.4.1	it consents to any assignment or transfer by any Finance Party of its rights and/or obligations made in accordance with the provisions of the Facility Agreement;

21.4.2	it shall continue to be bound by the terms of this Deed, notwithstanding any such assignment or transfer; and

21.4.3	the assignee or transferee of such Finance Party shall acquire an interest in this Deed upon such assignment or transfer taking effect.

22.	AMENDMENTS AND WAIVERS

Any provision of this Deed may be amended or waived only by agreement in writing between the Company and the Security Agent.

23.	PERPETUITY PERIOD

The perpetuity period under the rule against perpetuities, if applicable to this Deed, shall be the period of eighty years from the date of the Facility Agreement.

24.	COUNTERPARTS

This Deed may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

25.	GOVERNING LAW

This Deed is governed by the laws of Hong Kong.

26.	JURISDICTION

26.1	Hong Kong Courts

The courts of Hong Kong have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of, or connected with this Deed (including a dispute regarding the existence, validity or termination of this Deed or the consequences of its nullity).

26.2	Convenient Forum

The parties hereto agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

26.3	Exclusive Jurisdiction

This Clause 26 (Jurisdiction) is for the benefit of the Security Agent only. As a result and notwithstanding Clause 26.1 (Hong Kong Courts), nothing herein shall prevent the Security Agent from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law the Security Agent may take concurrent proceedings in any number of jurisdictions.

26.4	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Company:

26.4.1	irrevocably appoints China Mengniu Dairy Company Limited as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with this Deed; and

26.4.2	agrees that failure by a process agent to notify the Company of any process will not invalidate the proceedings concerned.

26.5	Waiver of immunity

The Company waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

26.5.1	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and/or

26.5.2	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

IN WITNESS WHEREOF this Deed has been signed on behalf of the Security Agent and executed as a deed by the Company and is intended to be and is hereby delivered by it as a deed on the date specified above.

SCHEDULE 1

FORM OF NOTICE OF ASSIGNMENT OF SECURITIES ACCOUNT

To:	[Securities Account Bank with whom the applicable Securities Account(s) are held]

Date: [                    ]

Dear Sirs,

We hereby give you notice that by a deed of share charge (as amended from time to time, the “Deed”) dated [                    ] between (1) China Mengniu International Company Limited (the “Company”) and (2) The Hongkong and Shanghai Banking Corporation Limited as security agent and trustee (the “Security Agent”, which expression shall include its successors, assigns and transferees), the Company has assigned, absolutely and by way of security with first-ranking priority, to the Security Agent all of the Company’s right, title and interest in and to each of the following accounts maintained with you (in each case including any replacement, renewal or re-designation thereof) and all securities, monies and/or other assets standing to the credit of any or all of such accounts from time to time (each an “Assigned Account”):

[insert details of relevant Securities Accounts]

With effect from your receipt of this notice:

(a)	any existing instructions affecting any Assigned Account are to be terminated and all communications in respect of any Assigned Account should be made, or sent, to the Security Agent or as the Security Agent shall direct (with a copy to us);

(b)	the terms and conditions of any or all of the Assigned Accounts (and the rights of the Company relating thereto) may not be varied or waived without the Security Agent’s consent (as notified to you by the Security Agent); and

(c)	all rights, interests and benefits whatsoever accruing to or for the benefit of the Company arising from any or all of the Assigned Accounts (including without limitation securities, monies and/or other assets standing to the credit thereof from time to time) belong to the Security Agent.

The Company hereby irrevocably authorises and instructs you (with effect from the date of this notice):

(i)	to hold all securities, sums and other assets from time to time standing to the credit in any or all of the Assigned Accounts to the order of the Security Agent;

(ii)	that at all times you shall only pay, transfer or release all or any part of the securities, sums and/or other assets from time to time standing to the credit of any Assigned Account in accordance with (and only in accordance with) the instructions of the Security Agent at any time or times (to the exclusion of the Company);

(iii)	to comply with the terms of any written notice or instructions in any way relating to, or purporting to relate to, the Deed, the securities, sums and/or other assets standing to the credit of any or all of the Assigned Accounts from time to time or the debts represented thereby which you receive at any time from the Security Agent without any reference to or further authority from the Company and without any enquiry by you as to the justification for or validity of such notice or instruction; and

(iv)	not to comply with the terms at any written notice or instructions in any way relating to, or purporting to relate to, the securities, sums and/or other assets standing to the credit of any Assigned Account from time to time or the debts represented thereby which you receive from any other person other than the Security Agent.

We also hereby irrevocably authorise and instruct you to disclose to the Security Agent without any reference to or further authority from us and without any enquiry by you as to the justification of such disclosure, such information relating to any or all of the Assigned Accounts and the securities, sums and/or other assets therein as the Security Agent may at any time and from time to time request.

We shall continue to be solely responsible for the performance of our obligations in respect of any or all of the Assigned Accounts and any documentation which we have entered into with you in relation to any or all of the Assigned Accounts.

Neither this notice nor any of the instructions herein may be revoked or varied without the prior written consent of the Security Agent.

Please acknowledge receipt of this notice and your agreement to the terms hereof by signing the acknowledgement on a copy of this notice and returning it to the Security Agent at [                    ] marked for the attention of [                    ].

This notice and/or the acknowledgment hereto may be executed in any number of counterparts, and this has the same effect as if signatures on such counterparts were on a single copy of this letter and the acknowledgment hereto.

This notice is governed by the laws of Hong Kong.

Yours faithfully

for and on behalf of
China Mengniu International Company Limited

Acknowledgment

To:	[name of Security Agent] as Security Agent

China Mengniu International Company Limited (the “Company’)

Date:	[ ]

At the request of the Company we acknowledge receipt of the notice of assignment from the Company dated [                    ] (the “Notice”) in respect of the Company’s accounts with us with account numbers [                    ] and [                    ] (each an “Assigned Account”, which includes any replacement, renewal or re-designation thereof). Unless otherwise defined herein, terms and expressions herein shall have the meaning ascribed to them in the Notice.

We confirm that:

(i)	we acknowledge the instructions and authorisations contained in the Notice and we undertake to act in accordance with the terms of the Notice;

(ii)	no fees or periodic charges are payable in respect of any Assigned Account and there are no restrictions on (a) the payment or transfer of any securities, amount or other asset standing to the credit of any Assigned Account or (b) the assignment or charge of any Assigned Account to the Security Agent or any third party;

(iii)	we have not received notice of any previous assignments of, charges over or trusts in respect of, any Assigned Account (or any right, title or interest in respect thereof) and we will not, without the Security Agent’s prior written consent (a) exercise any right of combination, consolidation or set-off which we may have in respect of any Assigned Account or (b) amend or vary any rights attaching to any Assigned Account;

(iv)	we will act only in accordance with the instructions given by persons authorised by the Security Agent in respect of any or all of the Assigned Accounts;

(v)	we shall send all statements and other notices given by us relating to any or all of the Assigned Accounts to the Security Agent (or as the Security Agent may direct) as well as to the Company; and

(vi)	we shall not permit any securities, amount or other asset to be withdrawn or transferred from any Assigned Account except in accordance with the terms of the Notice.

The Notice and this acknowledgment may be executed in any number of counterparts, and this has the same effect as if signatures on such counterparts were on a single copy of the Notice and this acknowledgment.

This	acknowledgment is governed by the laws of Hong Kong.

For	and on behalf of
[ ]

SCHEDULE 2

FORM OF SHARE TRANSFER

Yashili International Holdings Ltd (“Company”)

SHARE TRANSFER FORM

We, [                    ] (the “Transferor”), for good and valuable consideration received by us from [leave blank]

(the “Transferee”), do hereby:

1.	transfer to the Transferee [leave blank]

share(s) (the “Shares”) standing in our name in the register of the Company to hold unto the Transferee, his executors, administrators and assigns, subject to the several conditions on which we held the same at the time of execution of this Share Transfer Form; and

2.	consent that our name remains on the register of the Company until such time as Company enters the Transferee’s name in the register of the Company.

And we, as Transferee, do hereby agree to take the Shares subject to the same conditions.

As Witness Our Hands

Signed by the Transferor on	)
in the presence of:	)

Witness

Signed by the Transferee on	)
in the presence of:	)

Witness

SCHEDULE 3

FORM OF ACKNOWLEDGMENT FROM NOMINEE

To:	[name of Security Agent] (the “Security Agent”, which expression shall include its successors, assigns and transferees)

Dear Sirs,

At the request of China Mengniu International Company Limited (the “Company”), I/we hereby:

1.	warrant and confirm that I am/we are the registered holder(s) of [insert number and description of relevant Shares] in Yashili International Holdings Ltd (the “Share[s]”) and am/are holding the Share[s] as nominee for and on behalf of the Company;

2.	acknowledge that the Company has, pursuant to a deed of share charge (as amended from time to time, the “Deed”) dated [ ] by the Company in favour of the Security Agent, charged and/or granted security over the Share[s] in favour of you as security upon the terms and conditions specified therein;

3.	undertake that I/we shall, upon and at all times after the earlier of being requested by you to do so or the enforcement of the security constituted by the Deed in respect of the Share[s], hold the Share[s] on trust for you (or any other person whom you may nominate);

4.	undertake that I/we shall, upon being requested by you to do so, transfer the legal title in the Share[s] to you (or any other person whom you may nominate) and do all acts and execute all documents as may be necessary and/or as you may require for such purpose; and

5.	irrevocably and unconditionally appoint each of you and any Receiver (as defined in the Deed) severally to be my/our attorney on the terms of Clause 15 (Power of Attorney) of the Deed (applying mutatis mutandis) as if I was/we were the Company, and undertake to execute such further powers of attorney in such form as you may reasonably require from time to time.

This acknowledgment is governed by and shall be construed in accordance with the laws of Hong Kong.

Dated:

IN WITNESS WHEREOF this deed has been executed the day and year above written.

[in the case where the relevant nominee is a company incorporated in Hong Kong or that has a seal]

THE COMMON SEAL of	)
[relevant nominee]	)
was hereunto affixed in the presence of:	)

Signature

Name

Signature
Name

[in the case where the relevant nominee is a company incorporated outside Hong Kong without a seal]

SIGNED, SEALED and DELIVERED by	)
[insert name of relevant signatory]	)
for and on behalf of	)
[insert name of relevant nominee]	)
in the presence of:	)

Signature of witness
Name of witness
Address of witness

Occupation of witness

[in the case where the relevant nominee is an individual]

SIGNED, SEALED and DELIVERED by	)
[insert name of relevant nominee] in the	)
presence of:	)

Signature of witness
Name of witness
Address of witness

Occupation of witness

SCHEDULE 4

FORM OF LETTER OF RESIGNATION

To:	The Board of Directors
Yashili International Holdings Ltd (the “Company”)
[insert address of registered office]

Date:	[to be left blank]

Dear Sirs,

Resignation

I hereby tender my unconditional and irrevocable resignation as a director of the Company with effect from the date of this letter. I confirm that:

1.	I have no claims whatsoever against the Company or any of its subsidiaries or associated companies (if any) on any account (whether for loss of office, for accrued remuneration or for fees or otherwise howsoever); and

2.	there is no outstanding agreement or arrangement with the Company or any of its subsidiaries or associated companies (if any) under which the Company or any of such subsidiaries or associated companies has or would have any obligation to me whether now or in the future or under which I would derive any benefit.

This letter is governed by and shall be construed in accordance with the laws of Hong Kong.

IN WITNESS WHEREOF this deed has been executed the day and year above written.

SIGNED, SEALED and DELIVERED by	)
[insert name of relevant director] in the	)
presence of:	)

Signature of witness
Name of witness
Address of witness

Occupation of witness

SCHEDULE 5

FORM OF WRITTEN RESOLUTIONS

Yashili International Holdings Ltd (the “Company”)

WRITTEN RESOLUTIONS OF THE BOARD OF DIRECTORS OF YASHILI

INTERNATIONAL HOLDINGS LTD

Dated: [to be left blank]

IT IS RESOLVED THAT:

1.	each of the following transfers of the shares in the Company be approved and that, upon the delivery to any director of the Company of a duly completed instrument of transfer in respect of any of the following transfers, the name of the relevant transferee be entered forthwith in the register of members of the Company in respect of the relevant shares so transferred and that new share certificates in respect of such shares be issued forthwith to such transferee in accordance with the Articles of Association of the Company:

[to be left blank]

2.	each of the following persons be appointed as an additional director of the Company with immediate effect:

[to be left blank]

3.	the resignation of the following persons as directors of the Company be accepted with immediate effect:

[to be left blank]

4.	the above changes in directorships of the Company be notified to [each relevant registry] as soon as shall be practicable and that any director or the secretary of the Company be authorised to sign and deliver any relevant return in connection therewith.

[all the directors of the Company to state their names and sign]

SCHEDULE 6

FORM OF LETTER OF UNDERTAKING AND AUTHORISATION

To: The Hongkong and Shanghai Banking Corporation Limited as Security Agent (as defined in the Deed) (which expression shall include its successors, assigns and transferees)

Dear Sirs,

Deed of Share Charge dated [            ] 2013 by China Mengniu International Company Limited in favour of The Hongkong and Shanghai Banking Corporation Limited as Security Agent (as amended from time to time, the “Deed”)

Terms and expressions defined in or construed for the purposes of the Deed shall have the same meaning herein.

I hereby unconditionally and irrevocably:

1.	undertake to procure, to the extent of my powers as a director of Yashili International Holdings Ltd (the “Company”), that any or all of the shares in the Company which are charged to you pursuant to the Deed shall upon your request be promptly registered in the name of yourself or (at your request) any person(s) whom you may nominate;

2.	authorise each of you and any other person(s) authorised by you severally to complete, date and put into effect:

(a)	the attached letter of resignation signed by me;

(b)	the attached written resolutions of the board of directors of the Company signed by me; and

(c)	any other document signed by me and delivered pursuant to Clause 4.2 (Delivery of Documents of Title) of the Deed,

at any time after the security constituted by the Deed shall have become enforceable in accordance with its terms.

This letter is governed by and shall be construed in accordance with the laws of Hong Kong.

Dated:

IN WITNESS WHEREOF this deed has been executed the day and year above written.

SIGNED, SEALED and DELIVERED	)
as a DEED by	)
[name of relevant director]	)
in the presence of	)

Signature of witness:
Name of witness:
Title:
Address of witness:

Occupation of witness:

SCHEDULE 7

FORM OF ADDITIONAL SHARE CHARGE SUPPLEMENT

To:	The Hongkong and Shanghai Banking Corporation Limited (the “Security Agent”, which expression shall include its successors, assigns and transferees)

From:	China Mengniu International Company Limited (the “Company”)

Deed of Share Charge dated [                    ] between the Company and [name of Security Agent] as Security Agent (as amended and/or supplemented from time to time, the “Deed”):

1.	Terms and expressions defined in or construed for the purposes of the Deed shall have the same meaning herein. This is an Additional Share Charge Supplement and is supplemental to the Deed. In this Additional Share Charge Supplement:

“Additional Shares” means the shares in the capital of the Company specified in the schedule hereto.

2.	The Additional Shares shall become subject to the security constituted by the Deed with effect from the date of this Additional Share Charge Supplement. The Company hereby charges as beneficial owner in favour of the Security Agent as trustee for the Finance Parties, as security for the payment and discharge of the Secured Obligations, by way of first fixed charge, all the Company’s right, title and interest from time to time in and to the Additional Shares and all Related Rights in relation thereto.

3.	This Additional Share Charge Supplement is governed by the laws of Hong Kong.

4.	This Additional Share Charge Supplement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

5.	The provisions of Clause 22 (Amendments and Waivers), Clause 23 (Perpetuity Period) and Clause 26 (Jurisdiction) of the Deed shall apply to this Additional Share Charge Supplement mutatis mutandis as if any reference therein to the Deed included a reference to this Additional Share Charge Supplement.

IN WITNESS WHEREOF this Additional Share Charge Supplement has been executed the day and year above written.

Schedule

Beneficial owner	Shares (ordinary shares of [HK[—]] each in the issued capital of Yashili International Holdings Ltd)	Registered holder

[ ]	[ ]	[ ]

THE COMMON SEAL of	)
CHINA MENGNIU INTERNATIONAL	)
COMPANY LIMITED	)
was hereunto affixed in the presence of:	)

Name:

Title:

Accepted and acknowledged by the Security Agent on                     :

SIGNED for and on behalf of		)
[ ]		)
by		)

)

Address:	[ ]

Telephone:	[ ]

Fax:	[ ]

Attention:	[ ]

EXECUTION

THE COMPANY

THE COMMON SEAL of CHINA	)
MENGNIU INTERNATIONAL	)
COMPANY LIMITED was hereunto affixed	)
in the presence of:	)

Name:

Title:

Name:

Title:

Address:	Suite 1602,
16th Floor,
Top Glory Tower,
262 Gloucester Road, Causeway Bay,
Hong Kong

Fax:	+852 2180 9039

Attention:	Chris Kwok
Financial Controller and Company Secretary

Execution Page – Target Share Charge

The Security Agent
SIGNED for and on behalf of		)
The Hongkong and Shanghai Banking Corporation Limited		)
by		)
Helen L S Mok		)
Senior Vice President		)
~~Corporate Trust and Loan Agency~~
Address:	Level 30
HSBC Main Building
1 Queen’s Road Central
Hong Kong

Telephone:	+852 2841 8214

Fax:	+852 2523 4641

Attention:	Corporate Trust and Loan Agency

Execution Page – Target Share Charge

EXECUTION VERSION

MOURANT OZANNES

China Mengniu Dairy Company Limited (as Mortgagor)

and

The Hongkong and Shanghai Banking Corporation Limited (as Security Agent)

and

China Mengniu International Company Limited (as Company)

EQUITABLE SHARE MORTGAGE

relating to shares issued by China Mengniu International Company Limited

mourantozannes.com

BVI  |  CAYMAN ISLANDS  |  GUERNSEY  |  HONG KONG  |  JERSEY  |  LONDON

Table of Contents

1.	INTERPRETATION	1
1.1	Definitions	1
1.2	Facility Agreement definitions	2
1.3	Construction	2

2.	COVENANT TO PAY	3

3.	CREATION OF SECURITY	3
3.1	Mortgage	3
3.2	Charge	3
3.3	Nature of security	4
3.4	Security Agent holds on trust	4

4.	DOCUMENTS TO BE DELIVERED	4
4.1	Initial Securities	4
4.2	Additional Securities	5
4.3	New directors	6
4.4	Form of documents	6

5.	DIVIDEND AND VOTING RIGHTS	6
5.1	Dividend rights	6
5.2	Voting rights	6

6.	REPRESENTATIONS	6
6.1	Time for making representations	6
6.2	Status	7
6.3	Power and authority	7
6.4	Solvency	7
6.5	No conflict	7
6.6	Authorisations	7
6.7	No documentary taxes	7
6.8	Governing law and enforcement	7
6.9	Legal validity	7
6.10	Ownership	8
6.11	Securities	8
6.12	No restrictions on transfer	8
6.13	Security	8
6.14	No filing or registration	8
6.15	No interest in BVI land	8

7.	MORTGAGOR’S UNDERTAKINGS	9
7.1	General	9
7.2	Ownership	9
7.3	Calls and other obligations	9
7.4	Restrictions on dealing	9
7.5	No interest in BVI land	10
7.6	No other acts	10
7.7	Documents and information	10
7.8	Receipts	10

8.	COMPANY’S UNDERTAKINGS	10
8.1	Act in accordance with documents	10
8.2	Restrictions on dealing	10

i

8.3	Waiver of rights	10
8.4	New directors	11
8.5	Amendments to memorandum or articles of association	11
8.6	Transfers	11
8.7	Register of Shareholders	11

9.	FURTHER ASSURANCE	11
9.1	Further assurance	11
9.2	Actions	11

10.	ENFORCEMENT OF SECURITY	12
10.1	When security becomes enforceable	12
10.2	Exercise of Security Agent’s powers	12
10.3	Security Agent’s powers	12
10.4	Prior Security Interests	12
10.5	Property Act	13
10.6	No liability as Security Agent in possession	13
10.7	Contingencies	13

11.	APPOINTMENT AND POWERS OF RECEIVER	13
11.1	Appointment	13
11.2	Removal	13
11.3	Remuneration	13
11.4	Agent of Mortgagor	13
11.5	Exercise of Receiver’s powers by Security Agent	14
11.6	Receiver’s powers	14

12.	PROTECTION OF THIRD PARTIES	14

13.	APPLICATION OF PROCEEDS	15
13.1	Application of proceeds	15
13.2	Prior claims	15
13.3	Shortfall	15

14.	POWER OF ATTORNEY	15
14.1	Power	15
14.2	Ratification	15

15.	GENERAL PROVISIONS	15
15.1	Payments by Mortgagor	15
15.2	New account	16
15.3	Delegation by Security Agent	16
15.4	Discretion and consents	16
15.5	Rights cumulative	16
15.6	No obligation to perform, etc	17
15.7	Payment of Mortgagor’s obligations	17
15.8	Protection of Security Agent, Receiver etc	17
15.9	Change in Security Agent	17
15.10	Currency conversion	17
15.11	Certificate conclusive	17
15.12	Severability	17
15.13	Time of the essence	18
15.14	Variations in writing	18
15.15	Failure to execute	18

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16.	PROTECTION OF SECURITY	18
16.1	Continuing security	18
16.2	Mortgagor intent	18
16.3	Avoidable payments	18
16.4	Reinstatement	18
16.5	Appropriations	19
16.6	Waiver of defences	19
16.7	No competition	19
16.8	Immediate recourse	20
16.9	Exclusion of legislation	20
16.10	Additional security	20

17.	SET-OFF	20
17.1	Set-off	20
17.2	Currencies	21

18.	ASSIGNMENT	21
18.1	Mortgagor	21
18.2	Security Agent	21

19.	COSTS AND EXPENSES AND INDEMNITY	21
19.1	Costs and expenses	21
19.2	Indemnity	21

20.	RELEASE	22

21.	COMMUNICATIONS	22
21.1	In writing	22
21.2	Contact details	22
21.3	Effectiveness	22
21.4	Language	23

22.	COUNTERPARTS	23

23.	GOVERNING LAW, JURISDICTION AND PROCESS AGENT	23
23.1	Governing law	23
23.2	Jurisdiction	23
23.3	Process agent	24

Schedule 1. Initial Securities		25

Schedule 2. Form of instrument of transfer		26

Schedule 3. Form of deed of appointment		27

Schedule 4. Form of letter of resignation		29

Schedule 5. Form of letter of authorisation		30

Schedule 6. Form of letter of instruction		31

Schedule 7. Form of registered agent acknowledgement		33

iii

THIS DEED is made on 17 June 2013 between:

(1)	China Mengniu Dairy Company Limited, an exempted company incorporated in the Cayman Islands and listed on the Main Board of the Hong Kong Stock Exchange, with registered number 132871 and stock code 2319, whose registered office is at P.O. Box 309, Ugland House, George Town, Grand Cayman KYI-1104, Cayman Islands (the Mortgagor);

(2)	The Hongkong and Shanghai Banking Corporation Limited as security agent and trustee for the Finance Parties on the terms and conditions set out in the Facility Agreement (the Security Agent, which expression shall include its successors, assigns and transferees); and

(3)	China Mengniu International Company Limited, a company incorporated in the British Virgin Islands, with registered number 1776681, whose registered office is at Offshore Incorporations Centre, P.O. Box 957, Road Town, Tortola, British Virgin Islands (the Company).

INTRODUCTION

(A)	The Lenders propose to make finance facilities available to the Mortgagor under the Facility Agreement.

(B)	It is a condition to the availability of the Facility under the Facility Agreement that the Mortgagor and Company enter into this Deed.

(C)	It is intended that this Deed will take effect as a deed even if a party to it only executes it under hand.

IT IS AGREED as follows.

1.	INTERPRETATION

1.1	Definitions

The following definitions apply in this Deed unless the context requires otherwise.

Act means the BVI Business Companies Act 2004.

Business Day means:

(a)	(in the case of delivery of a communication under this Deed) a weekday that is not a public holiday in the place of receipt; and

(b)	(in any other case) a weekday that is not a public holiday in the British Virgin Islands.

Collateral means the Securities and the Related Assets.

Companies Law means the Companies Law (as amended) of the Cayman Islands.

Facility Agreement means the facility agreement dated on or about the date of this Deed between, amongst others, the Mortgagor as borrower and The Hongkong and Shanghai Banking Corporation Limited and Standard Chartered Bank (Hong Kong) Limited as mandated lead arrangers, The Hongkong and Shanghai Banking Corporation Limited as facility agent and the Security Agent, and includes each amendment or supplement to it (whether or not the amendment or supplement varies or increases the amount of any existing, or provides for any additional, finance facility).

Property Act means the Conveyancing and Law of Property Act (Cap 220).

Receiver means any person eligible to be appointed as a receiver under the Insolvency Act 2003 who is appointed as receiver by the Security Agent under this Deed.

Register of Shareholders means the register of members maintained by the Company in accordance with the Act.

Registrar means the Registrar of Corporate Affairs appointed under the Act.

Related Assets means any:

(a)	dividend, interest or other income or distribution (whether in cash or otherwise) paid or payable in relation to any Securities; and

(b)	other right, money, security or other property that accrues or arises at any time and in any way (including by way of sale, redemption, substitution, conversion, exchange, bonus issue, preference or option) in relation to any Securities, and all proceeds in respect thereof from time to time.

Security Interest means any mortgage, charge, pledge, lien, assignment by way of security, encumbrance or other security interest securing an obligation of any person or any other agreement or arrangement having a similar effect.

Secured Obligations means all of the obligations owing to or expressed to be owing to the Finance Parties (or any of them) by the Obligors or any of them under or pursuant to the Finance Documents or any of them, whether present or future, actual or contingent (and whether incurred alone or jointly and whether as principal or surety or in some other capacity), and including without limitation any such obligation in respect of any further advance or financial accommodation from time to time made available under any Finance Document.

Security Period means the period beginning on the date of this Deed and ending on the date on which the Security Agent is satisfied that all of the Secured Obligations have been irrevocably and unconditionally paid and discharged in full and no further Secured Obligations are capable of being or becoming outstanding.

Securities means:

(a)	the shares in the Company that are held or beneficially owned by the Mortgagor as at the date of this Deed, including those identified in Schedule 1 (Initial Securities) which are registered in the name of the Mortgagor; and

(b)	any shares of any class in, or warrants or other securities of any kind issued by, the Company in which the Mortgagor acquires any interest (whether legal and/or beneficial) at any time after the date of this Deed.

1.2	Facility Agreement definitions

Definitions in the Facility Agreement apply in this Deed unless the relevant term is defined in this Deed or the context requires otherwise.

1.3	Construction

The following rules apply in this Deed unless the context requires otherwise.

(a)	Headings are for convenience only and do not affect interpretation.

(b)	The singular includes the plural and the converse.

(c)	A gender includes all genders.

(d)	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(e)	Mentioning anything after include, includes or including does not limit what else might be included.

(f)	A reference to a Clause, Schedule or paragraph is to a clause, schedule or paragraph of this Deed.

(g)	A reference to any agreement, deed or other document (or any provision of it), includes it as amended, varied, supplemented, restated or transferred from time to time.

(h)	A reference to any legislation (or any provision of it) includes a modification or re-enactment of it, a legislative provision substituted for it and any regulation or statutory instrument issued under it.

(i)	A reference to any person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

(j)	A reference to any Finance Party or any party to this Deed or any other document includes any successor or permitted transferee or assignee of that Finance Party or of that party (as the case may be).

(k)	A reference to the Collateral includes any part of it.

(l)	A reference to an asset includes any real or personal, present or future, tangible or intangible property or asset and any right, interest or benefit in, under, or derived from, the property or asset.

(m)	A reference to writing includes any means of reproducing words in a permanently visible form.

(n)	The rules of construction set out in Clause 1.2 (Construction) of the Facility Agreement shall apply to this Deed mutatis mutandis.

2.	COVENANT TO PAY

The Mortgagor must pay or discharge the Secured Obligations in the manner, and at the times, provided for in the Finance Documents.

3.	CREATION OF SECURITY

3.1	Mortgage

(a)	The Mortgagor mortgages by way of first equitable mortgage all of its rights, title and interest in, to and under, the Collateral.

(b)	If an Event of Default is continuing, the Security Agent may convert the equitable mortgage created by this Clause into a legal mortgage by completing and dating any instrument of transfer for the Collateral and causing it to be registered in the name of the Security Agent or its nominee. The Security Agent may do so without exercising any power of sale.

3.2	Charge

To the extent that any Collateral is not effectively mortgaged under Clause 3.1 (Mortgage), the Mortgagor charges by way of first fixed charge all of its rights, title and interest in, to and under, the Collateral.

3.3	Nature of security

The security created by this Deed:

(a)	is created in favour of the Security Agent;

(b)	is first ranking and has priority over all other Security Interests over the Collateral;

(c)	is created over all present and future Collateral;

(d)	is a continuing security; and

(e)	secures the due and punctual payment and discharge of all the Secured Obligations.

3.4	Security Agent holds on trust

The Security Agent holds the benefit of this Deed on trust for the Finance Parties on the terms set out in the Facility Agreement.

4.	DOCUMENTS TO BE DELIVERED

4.1	Initial Securities

(a)	Immediately upon executing this Deed, the Mortgagor must deliver to the Security Agent:

(i)	each original share certificate for the Securities or confirmation in writing that no share certificate has been issued for any Securities;

(ii)	a signed (but undated) instrument of transfer for the Securities denominated in United States Dollars and a signed (but undated) instrument of transfer for the Securities denominated in Hong Kong Dollars, each in the form set out in Schedule 2 (Form of instrument of transfer), in each case with the name of the transferee left blank;

(iii)	a signed (but undated) deed of appointment relating to the Securities in the form set out in Schedule 3 (Form of deed of appointment);

(iv)	a certified copy of the Company’s register of directors;

(v)	a signed (but undated) letter of resignation from each director of the Company in the form set out in Schedule 4 (Form of letter of resignation);

(vi)	a signed and dated letter of authorisation from each director of the Company in the form set out in Schedule 5 (Form of letter of authorisation);

(vii)	a signed and dated letter of instruction to the Company’s registered agent in the form set out in Schedule 6 (Form of letter of instruction);

(viii)	a signed and dated registered agent acknowledgment from the Company’s registered agent in the form set out in Schedule 7 (Form of registered agent acknowledgement); and

(ix)	a copy of the signed and dated shareholder resolutions of the Company approving, among other things, certain amendments to the memorandum and articles of association of the Company, such amendments in form and substance satisfactory to the Security Agent (the M&A Amendments).

(b)	Within three Business Days of executing this Deed, the Mortgagor must deliver to the Security Agent:

(i)	evidence that the M&A Amendments have been approved by the Registrar;

(ii)	a certified copy of the Register of Shareholders which evidences (A) the redenomination of the par value of the shares in the Company registered in the name of the Mortgagor from US$1.00 par value each to HK$1.00 par value each (the Redenomination); and (B) the following notation in an appropriate place:

China Mengniu Dairy Company Limited has created a mortgage and charge over all of the shares registered in China Mengniu Dairy Company Limited’s name in favour of The Hongkong and Shanghai Banking Corporation Limited (as security agent and trustee) under an equitable share mortgage dated [—]. This note was entered on the Company’s register of members on [—];

(iii)	evidence that the Register of Shareholders, annotated to show details of the security created over the Securities by this Deed, has been filed with the Registrar;

(iv)	an original re-issued share certificate for the Securities, reflecting the Redenomination; and

(v)	a certified copy of the register of mortgages and charges maintained by the Mortgagor under the Companies Law, which evidence particulars of the security created over the Securities by this Deed.

4.2	Additional Securities

(a)	On each date on which the Mortgagor acquires any additional Securities, the Mortgagor must immediately deliver to the Security Agent:

(i)	each original share certificate for the additional Securities (or confirmation in writing that no share certificate has been issued for any additional Securities) or (in the case of any additional Securities that are not shares) other certificates or evidence of title for the additional Securities;

(ii)	a signed (but undated) instrument of transfer for the additional Securities in the form set out in Schedule 2 (Form of instrument of transfer) with the name of the transferee left blank; and

(iii)	in the case of any additional Securities that are not shares, any signed (but undated) instrument of transfer with the name of the transferee left blank, register or other document, evidence or annotation that the Security Agent may request to create, perfect or protect the security created by this Deed.

(b)	Within three Business Days of each date on which the Mortgagor acquires any additional Securities, the Mortgagor must deliver to the Security Agent:

(i)	a copy of the Register of Shareholders, annotated in the manner specified in paragraph (b)(i) of Clause 4.1 (Initial Securities), to show particulars of the security created over the additional Securities by this Deed;

(ii)	evidence that the Register of Shareholders, annotated to show details of the security created over the additional Securities by this Deed, has been filed with the Registrar; and

(iii)	a certified copy of the updated register of mortgages and charges maintained by the Mortgagor under the Companies Law, which evidences particulars of the security created over the additional Securities by this Deed.

4.3	New directors

On each date on which a person is appointed as a director of the Company, the Mortgagor must deliver to the Security Agent:

(a)	a signed (but undated) letter of resignation from the person in the form set out in Schedule 4 (Form of letter of resignation);

(b)	a signed and dated letter of authorisation from the person in the form set out in Schedule 5 (Form of letter of authorisation); and

(c)	a certified copy of the Company’s register of directors.

4.4	Form of documents

Each document to be delivered, or annotation or registration to be made, under this Clause must be satisfactory to the Security Agent in form and substance.

5.	DIVIDEND AND VOTING RIGHTS

5.1	Dividend rights

(a)	If no Event of Default is continuing and any dividend, interest or other income is paid in relation to any Collateral, it will belong to, and must be paid to, the Mortgagor (subject to the terms of the Finance Documents).

(b)	If an Event of Default is continuing and any dividend or other income is paid in relation to any Collateral, it will belong to the Security Agent and:

(i)	the Mortgagor must (if paid to it) immediately pay the amount to the Security Agent (or any person nominated by it), and before making payment, must hold the amount on trust for the Security Agent; and

(ii)	the Security Agent may (in its discretion) apply the amount to reduce the Secured Obligations.

5.2	Voting rights

(a)	If no Event of Default is continuing, the Mortgagor may exercise (or cause to be exercised) any voting rights or other rights or powers attaching to the Collateral. The Mortgagor must not do anything under this paragraph which is prejudicial to the interests of the Security Agent or inconsistent with the terms of this Deed or any other Finance Document.

(b)	If an Event of Default is continuing, any voting rights or other rights or powers attaching to the Collateral may only be exercised by, or at the direction of, the Security Agent. The Security Agent may (in its discretion) complete any deed of appointment delivered to it under this Deed and exercise any voting rights and any other rights or powers which may be exercised by the legal or beneficial owner of the Collateral.

6.	REPRESENTATIONS

6.1	Time for making representations

(a)	The Mortgagor makes each representation in this Clause on the date of this Deed.

(b)	The Mortgagor is taken to repeat each representation in this Clause on each date on which any:

(i)	representation is repeated under the Facility Agreement; and

(ii)	additional Securities are acquired by the Mortgagor.

(c)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

6.2	Status

It is properly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

6.3	Power and authority

It has the power to enter into, and perform its obligations under, and has taken all necessary action to authorise its entry into, and its performance of its obligations under, this Deed and the transactions contemplated by this Deed.

6.4	Solvency

It is solvent and able to pay its debts as they fall due and (to the best of its knowledge) no action has been taken by any person to commence or threaten any insolvency, administration, reorganisation or similar proceedings in respect of or against it.

6.5	No conflict

Its entry into, and the performance of its obligations under, this Deed and the transactions contemplated by this Deed do not, and will not, conflict with:

(a)	any law or regulation applicable to it;

(b)	its or the Company’s constitutional documents; or

(c)	any document binding on it or any of its assets.

6.6	Authorisations

It has obtained any Authorisation necessary to enable it to enter into, and perform its obligations under, this Deed and the transactions contemplated by this Deed and each Authorisation is in full force and effect.

6.7	No documentary taxes

No stamp, registration, notarial or similar tax or fee is payable on, or in relation to, this Deed and the transactions contemplated by this Deed.

6.8	Governing law and enforcement

The choice of British Virgin Islands law as the governing law of this Deed, and any judgment obtained in the British Virgin Islands in connection with this Deed, will be recognised and enforced in its jurisdiction of incorporation.

6.9	Legal validity

Subject to general equitable principles, insolvency laws and other laws affecting creditors’ rights generally, its obligations under this Deed are legal, valid, binding and enforceable.

6.10	Ownership

(a)	It is the sole legal and beneficial owner of the Collateral free of any Security Interest other than the security created by this Deed.

(b)	Except for this Deed, it has not transferred, sold, granted any option over, or otherwise disposed of, or created any interest in, any Collateral.

6.11	Securities

(a)	All Securities comprised in the Collateral are properly issued and fully paid and it does not owe any money or other liability in relation to any Collateral.

(b)	The Securities comprise all of the issued shares of the Company (other than any Roll-up Interest).

(c)	All documents of title to the Securities delivered to the Security Agent under this Deed are the only documents of title for the Securities.

(d)	Other than the Company’s memorandum and articles of association, there are no documents or arrangements in force governing the relationship between the shareholders of the Company, the management of the Company or the issue or ownership of shares in the Company.

6.12	No restrictions on transfer

(a)	The Collateral is not subject to any:

(i)	option, pre-emptive right or similar right; or

(ii)	restriction or prohibition on transfer which would restrict or prohibit any transfer to or by the Security Agent (or any nominee appointed by it) under this Deed.

(b)	The Security Agent does not need to obtain the consent or approval of any person to:

(i)	exercise any of its rights under, or to enforce the security created by, this Deed; or

(ii)	transfer any Collateral to itself or any other person under this Deed.

6.13	Security

(a)	This Deed creates the security it intends to create.

(b)	The security created by this Deed is first ranking and is not liable to be avoided or otherwise set aside on the insolvency, liquidation or administration of the Mortgagor or otherwise.

6.14	No filing or registration

This Deed does not need to be filed, recorded or registered at any governmental, administrative or other authority or court in any jurisdiction to perfect the security created by it or to establish its priority or enforceability.

6.15	No interest in BVI land

Neither the Company nor any of the Company’s subsidiaries has an interest in any:

(a)	land located in the British Virgin Islands; or

(b)	shares or other securities in any company which has an interest in any land located in the British Virgin Islands.

7.	MORTGAGOR’S UNDERTAKINGS

7.1	General

The Mortgagor undertakes to the Security Agent as follows throughout the Security Period.

7.2	Ownership

Subject only to this Deed, it will remain the sole legal and beneficial owner of the Collateral.

7.3	Calls and other obligations

It will pay ail calls and other payments in respect of the Collateral and will remain liable to observe and perform all other obligations in respect of the Collateral.

7.4	Restrictions on dealing

(a)	It will not (without the prior written consent of the Security Agent acting on the instructions of the Lenders) take or permit any action that may result in:

(i)	the Company’s memorandum or articles of association being amended (other than, for the avoidance of doubt, the M&A Amendments) in any way which is prejudicial to the interests of the Security Agent or inconsistent with the terms of this Deed or any other Finance Document;

(ii)	the Company paying any distribution to its shareholders other than a dividend in cash;

(iii)	any rights attaching to any Collateral being altered;

(iv)	any replacement certificates of title being issued for any Collateral (other than the new share certificate to be issued in respect of the Hong Kong Dollars denominated Securities resulting from the Redenomination);

(v)	the appointment of any director of the Company unless the Security Agent is provided with each document specified in Clause 4.3 (New directors) on the date of appointment;

(vi)	a change in the Company’s registered agent or registered office;

(vii)	the Company merging or consolidating with any other body corporate;

(viii)	the Company being wound up or liquidated; or

(ix)	the Company ceasing to be registered under the Act.

(b)	It will not transfer, sell, grant options over, surrender, redeem or otherwise dispose of, part with possession of, or (except as permitted by Clause 5 (Dividends and voting rights)) deal with, any Collateral or permit any of these things to happen.

(c)	It will not create, or allow to exist, any Security Interest (other than the security constituted by this Deed) or other third party interest over any Collateral.

7.5	No interest in BVI land

It will ensure that neither the Company nor any of the Company’s subsidiaries acquires an interest in any:

(a)	land located in the British Virgin Islands; or

(b)	shares or other securities in any company which has an interest in any land located in the British Virgin Islands.

7.6	No other acts

It will not do or permit to be done (or omit to do or permit to be done) anything that may in any way:

(a)	diminish or adversely affect the value of any Collateral; or

(b)	adversely affect the security created by this Deed.

7.7	Documents and information

(a)	Immediately upon receipt, it will deliver to the Security Agent a copy of any communication or other document relating to any Collateral that might reasonably be considered to be material to the security created by this Deed.

(b)	It will promptly disclose to the Security Agent any information relating to any Collateral that the Security Agent may reasonably request.

7.8	Receipts

If the Security Agent, any Receiver or any agent or attorney of either of them sells any Collateral under this Deed, it will, immediately on request, deliver a valid receipt for the proceeds of sale of the Collateral to the purchaser.

8.	COMPANY’S UNDERTAKINGS

The Company undertakes to the Security Agent as follows.

8.1	Act in accordance with documents

Immediately upon receipt, it will act (and ensure that its registered agent acts) in accordance with any dated, completed and signed document that is substantially in the form of Schedule 2 (Form of instrument of transfer), 3 (Form of deed of appointment) or 4 (Form of letter of resignation).

8.2	Restrictions on dealing

Immediately upon becoming aware, it will notify the Security Agent if:

(a)	the Mortgagor attempts to do, or has done, anything in breach of Clause 7.4 (Restrictions on dealing); or

(b)	any of the directors of the Company attempts to do, or has done, anything referred to in paragraph (a) of Clause 7.4 (Restrictions on dealing).

8.3	Waiver of rights

It irrevocably waives any lien or right of forfeiture that may arise at any time during the Security Period under its memorandum or articles of association or otherwise in relation to the Collateral.

8.4	New directors

It will ensure that, on each date on which a person is appointed as a director of the Company, the Security Agent is provided with each document specified in Clause 4.3 (New directors).

8.5	Amendments to memorandum or articles of association

If the Company’s shareholders pass any resolution to amend its memorandum or articles of association (other than, for the avoidance of doubt, the M&A Amendments) in any way that is prejudicial to the interests of the Security Agent or inconsistent with the terms of this Deed, the Company will ensure that its registered agent does not file with the Registrar a notice of amendment or amended and restated memorandum or articles of association.

8.6	Transfers

(a)	It irrevocably consents to any transfer of any Securities made under this Deed.

(b)	During the Security Period, it will only register a transfer of any Securities at the request of, or with the prior written consent of, the Security Agent.

8.7	Register of Shareholders

(a)	It will ensure that:

(i)	the Register of Shareholders is annotated in the manner specified in paragraph (b)(i) of Clause 4.1 (Initial Securities) and paragraph (b)(i) of Clause 4.2 (Additional Securities); and

(ii)	the Register of Shareholders, annotated as mentioned above, is filed with the Registrar.

(b)	The Company will take all actions under this Clause promptly, and in any event, in a time frame that will allow the Mortgagor to comply with its obligations under Clauses 4.1 (Initial Securities) and 4.2 (Additional Securities).

9.	FURTHER ASSURANCE

9.1	Further assurance

The Mortgagor must (at its own cost and expense) take any action the Security Agent or a Receiver may require to:

(a)	create, perfect, register or protect any security intended to be created by this Deed;

(b)	more satisfactorily secure any Collateral; or

(c)	facilitate the realisation of any Collateral or the exercise any right, power or discretion in respect of the Collateral conferred on the Security Agent or any Receiver by this Deed or provided by law.

9.2	Actions

The things that the Mortgagor must do under this Clause include:

(a)	executing any power of attorney, mortgage, charge, transfer, assignment or assurance of any property or rights whether to the Security Agent, its nominee or otherwise; or

(b)	giving any notice, order or direction or making any registration or filing,

the Security Agent considers necessary or desirable.

10.	ENFORCEMENT OF SECURITY

10.1	When security becomes enforceable

The security created by this Deed becomes enforceable immediately if an Event of Default is continuing.

10.2	Exercise of Security Agent’s powers

After the security created by this Deed becomes enforceable, the Security Agent may (in its discretion) exercise (or refrain from exercising) any power of enforcement under this Deed or provided by law:

(a)	without notice to the Mortgagor or prior authorisation from any court or any person; and

(b)	in respect of all or any part of the Collateral in any way it thinks fit or as directed by the Facility Agent or the Majority Lenders.

10.3	Security Agent’s powers

The Security Agent’s powers of enforcement include the power to:

(a)	assume control of, and to have it or its nominee registered as holder of legal title to, any Collateral;

(b)	sell, exchange, grant options over, or otherwise dispose of, any Collateral by any method, at any time and on any terms it thinks fit or to postpone doing of any of these things;

(c)	complete, date and deliver any documents delivered to it under this Deed; and

(d)	exercise any other right, power or remedy given to it under this Deed (including to appoint a Receiver) or provided by law.

The Security Agent may do (or refrain from doing) any of these things in any manner it thinks fit.

10.4	Prior Security Interests

(a)	In addition to the Security Agent’s powers under Clause 10.3 (Security Agent’s powers), the Security Agent may:

(i)	redeem any prior Security Interest against any Collateral;

(ii)	procure the transfer of the Security Interest to it; or

(iii)	settle and pass the accounts of the holder of the Security Interest, and those accounts will be, in the absence of manifest error, conclusive and binding on the Mortgagor.

(b)	The Mortgagor must pay the Security Agent, immediately on demand, any cost or expense (including any principal or interest) incurred by it in connection with any redemption or transfer.

10.5	Property Act

(a)	The powers conferred on mortgagees by sections 38 (which confers powers on a mortgagee) and 39 (which gives powers incidental to a power of sale) of the Property Act (as varied by this Deed) are exercisable at any time after the security created by this Deed becomes enforceable.

(b)	The restrictions on consolidation of mortgages and powers of sale in sections 35 and 40 of the Property Act do not apply to this Deed.

10.6	No liability as Security Agent in possession

Neither the Security Agent nor any Receiver will be liable, by reason of entering into possession of any Collateral, to account as security agent or trustee or mortgagee in possession or for any loss on realisation or for any default or omission for which a security agent or trustee or mortgagee in possession might be liable.

10.7	Contingencies

If the security created by this Deed is enforced at a time when no amount is due in respect of the Secured Obligations or any of the Secured Obligations is contingent or future, the Security Agent or any Receiver may pay the proceeds of any recoveries made by it into any account to be held by it as security and applied in accordance with the terms of this Deed.

11.	APPOINTMENT AND POWERS OF RECEIVER

11.1	Appointment

(a)	The Security Agent may appoint a Receiver in relation to any Collateral if:

(i)	the security created by this Deed becomes enforceable; or

(ii)	the Mortgagor requests it to do so in writing.

(b)	If the Security Agent appoints more than one Receiver in relation to any Collateral, each Receiver may act individually unless the Receiver’s terms of appointment state otherwise.

(c)	Section 46(1) (which restricts the right to appoint a receiver) of the Property Act does not apply to this Deed.

11.2	Removal

The Security Agent may remove any Receiver appointed by it and may appoint a new Receiver in place of any Receiver whose appointment has terminated for any reason.

11.3	Remuneration

The Security Agent may fix the remuneration of any Receiver appointed by it. Section 46(6) (which limits the remuneration of a receiver) of the Property Act does not apply to this Deed.

11.4	Agent of Mortgagor

A Receiver will be an agent of the Mortgagor. The Mortgagor is solely responsible for any contracts, engagements, acts, omissions, defaults and losses of a Receiver and for any liabilities incurred by a Receiver.

11.5	Exercise of Receiver’s powers by Security Agent

To the extent permitted by law, any right, power or discretion conferred on a Receiver by this Deed or provided by law may, after the security created by this Deed becomes enforceable, be exercised by the Security Agent in relation to any Collateral. The Security Agent may do so without first appointing a Receiver or even if it has appointed a Receiver.

11.6	Receiver’s powers

In addition to any powers provided by law, and except to the extent specifically excluded by a Receiver’s terms of appointment, each Receiver has power to do anything in relation to the Collateral that the Mortgagor could do. This includes power to:

(a)	take possession of, get in and collect, any Collateral;

(b)	raise or borrow money and grant security over any Collateral on any terms the Receiver thinks fit;

(c)	sell, exchange, grant options over, or otherwise dispose of, any Collateral by any method, at any time and on any terms the Receiver thinks fit or to postpone doing of any of these things;

(d)	appoint or remove any manager, officer, attorney or accountant or other professionally qualified person to assist with the performance of the Receiver’s functions;

(e)	bring, defend or abandon, any action or proceedings in relation to any Collateral;

(f)	make any arrangement or compromise in relation to any Collateral;

(g)	exercise any voting or other rights in relation to any Collateral;

(h)	give a valid receipt for any moneys and execute any assurance or thing which the Receiver thinks necessary or desirable for realising any Collateral;

(i)	(subject to any limitation in the Receiver’s terms of appointment) delegate any of the Receiver’s powers to any person on any terms the Receiver thinks fit; and

(j)	do all acts and things the Receiver considers necessary or desirable to protect, improve or realise any Collateral, or incidental or conducive, to the exercise of any of the Receiver’s rights, powers or discretions.

12.	PROTECTION OF THIRD PARTIES

No person (including a purchaser) dealing with the Security Agent, any Receiver or any agent or attorney of either of them need enquire as to:

(a)	whether or not an Event of Default is continuing;

(b)	whether the Secured Obligations have become due or payable;

(c)	whether any right or power which the Security Agent or Receiver is attempting to exercise has become exercisable or is being properly exercised; or

(d)	how any money paid to the Security Agent or Receiver will be applied.

13.	APPLICATION OF PROCEEDS

13.1	Application of proceeds

All moneys received or recovered by the Security Agent or any Receiver under this Deed after the security created by this Deed has become enforceable will be applied in accordance with clause 28 (Payment mechanics) of the Facility Agreement.

13.2	Prior claims

This Clause is subject to the payment of any claims having priority over the security created by this Deed.

13.3	Shortfall

This Clause does not prejudice the right of any Finance Party to recover any shortfall from the Mortgagor.

14.	POWER OF ATTORNEY

14.1	Power

The Mortgagor, by way of security, irrevocably appoints the Security Agent and any Receiver individually and severally to be its attorney (with full power to appoint substitutes and to delegate) to do any act or thing, and execute (under hand or seal) any document of any kind, which the Security Agent or Receiver (in its discretion) considers necessary or desirable to:

(a)	create, perfect, register, maintain or give full effect to, the security intended to be created by this Deed;

(b)	more satisfactorily secure any Collateral;

(c)	make any claim, take any action or bring any proceedings, to protect the security created by this Deed;

(d)	exercise any right, power or remedy under this Deed (including to complete, date and/or execute and deliver any instrument of transfer or letter of resignation and to exercise any voting rights which may be exercised by the Mortgagor in relation to any Collateral);

(e)	do anything that the Mortgagor is required to do under this Deed; and/or

(f)	remedy any breach of this Deed by the Mortgagor.

14.2	Ratification

The Mortgagor ratifies and confirms anything that an attorney may do in the proper exercise or intended exercise of the powers conferred by this Clause.

15.	GENERAL PROVISIONS

15.1	Payments by Mortgagor

(a)	All payments by the Mortgagor under this Deed must be made without set-off, counterclaim or deduction of any kind.

(b)	If the Mortgagor is required by the law of any jurisdiction to deduct any amount (whether on account of tax or otherwise) from any payment under this Deed, it must pay any additional amount that is necessary to ensure that the Security Agent or any Receiver receives a net amount equal to the full amount of the original payment.

15.2	New account

(a)	If any Finance Party receives any actual or constructive notice of a subsequent Security Interest affecting any Collateral, it may open a separate account in its records in the name of the Mortgagor.

(b)	If a Finance Party does not open a new account, it will be treated as if it had done so at the time it received actual or constructive notice of the Security Interest.

(c)	From the time the new account is opened or taken to be open, all payments to the Finance Party will be credited or treated as having been credited to the new account and will not operate to reduce the Secured Obligations.

15.3	Delegation by Security Agent

(a)	The Security Agent or (subject to any limitation in the Receiver’s terms of appointment) any Receiver may delegate by power of attorney or in any other manner any right, power or discretion exercisable by it under this Deed.

(b)	Any delegation may be made on any terms (including the power to sub-delegate), and to any person, the Security Agent or Receiver thinks fit.

(c)	Neither the Security Agent nor any Receiver will be liable or responsible for any loss or liability arising from any act, default, omission or misconduct by any delegate or sub-delegate.

15.4	Discretion and consents

Except where expressly stated otherwise, the Security Agent, any Receiver or any agent or attorney of either of them may:

(a)	give or withhold or give conditionally any approval or consent;

(b)	be satisfied or not satisfied as to any matter or thing;

(c)	form any opinion; and

(d)	exercise any right, power or discretion,

in the person’s sole and absolute discretion.

15.5	Rights cumulative

(a)	The rights of the Security Agent and any Receiver under this Deed:

(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of its rights provided by law; and

(iii)	may only be waived in writing and specifically.

(b)	Any delay in exercising, or the non-exercise of, any right is not a waiver of that right.

15.6	No obligation to perform, etc

Neither the Security Agent nor any Receiver need in relation to any Collateral:

(a)	perform any obligation of the Mortgagor;

(b)	make any payment;

(c)	enquire as to the nature or sufficiency of any payment received by it or the Mortgagor; or

(d)	present or file any claim, or take any other action, to collect or enforce the payment of any amount to which it is entitled under this Deed.

15.7	Payment of Mortgagor’s obligations

(a)	If the Mortgagor has failed to do so, the Security Agent or any Receiver may pay any liability of the Mortgagor in relation to the Collateral. Any payment made by the Security Agent or any Receiver will form part of the Secured Obligations.

(b)	The Mortgagor must reimburse the Security Agent or Receiver immediately on demand for any payment made by it under this Clause.

15.8	Protection of Security Agent, Receiver etc

To the extent permitted by law, none of the Security Agent, any Receiver or any agent or attorney of any of them will be liable for any:

(a)	conduct, delay, negligence or breach of duty in the exercise or non-exercise of any right, power or discretion under this Deed or provided by law; or

(b)	loss (including consequential loss) which results,

except where it arises from the person’s deliberate misconduct or deliberate default.

15.9	Change in Security Agent

This Deed will remain valid and enforceable despite any change in the name, composition or constitution of the Security Agent or any merger, amalgamation or consolidation by the Security Agent with any other body corporate.

15.10	Currency conversion

(a)	The Security Agent or any Receiver may convert any moneys received, recovered or realised by it under this Deed from their existing currency into any other currency it thinks fit.

(b)	Any conversion will be made at a market rate and any commissions or charges payable in respect of the conversion will form part of the Secured Obligations.

15.11	Certificate conclusive

Any certificate or determination by the Security Agent as to the amount of any Secured Obligation is, in the absence of manifest error, conclusive.

15.12	Severability

If any provision of this Deed is or becomes illegal, invalid or unenforceable in any jurisdiction, this will not affect the legality, validity or enforceability in:

(a)	that jurisdiction of any other provision of this Deed; or

(b)	any other jurisdiction of that or any other provision of this Deed.

15.13	Time of the essence

Time is of the essence for the purposes of this Deed, both as regards the dates and periods mentioned in any Finance Document and any dates and periods which the Mortgagor and the Security Agent agree in writing to substitute for them.

15.14	Variations in writing

No variation to this Deed will be valid unless it is in writing and signed on behalf of each party to this Deed.

15.15	Failure to execute

If, for any reason, a party to this Deed fails to execute it on or before the date on which it is dated, it will be valid and binding on those parties who have executed it. That party may execute and deliver this Deed on any later date and will become bound by it with effect from that date.

16.	PROTECTION OF SECURITY

16.1	Continuing security

The security created by this Deed is a continuing security for, and will extend to the ultimate balance of, the Secured Obligations regardless of any intermediate payment or discharge in whole or part.

16.2	Mortgagor intent

The Mortgagor intends that the security created by this Deed, and its obligations under this Deed, will extend to any transfer, variation, increase, extension or addition of, or to, any Finance Document and/or any facility or amount made available under any Finance Document for any purpose, even if it is fundamentally different or more onerous.

16.3	Avoidable payments

If the Security Agent considers any amount paid by the Mortgagor or any other Obligor in respect of the Secured Obligations or any part thereof is capable of being avoided or set aside on the insolvency, liquidation or administration of the Mortgagor or any other Obligor or otherwise, that amount is not considered to have been paid for the purposes of this Deed.

16.4	Reinstatement

(a)	If any release (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or part on the faith of any payment, recovery, security or other disposition which is reduced, avoided or liable to be reduced or avoided by any insolvency, breach of duty or otherwise, the liability of the Mortgagor under, and the security created by, this Deed will continue or be reinstated as if the release or arrangement had not occurred.

(b)	The Finance Parties may concede or compromise any claim that any payment, security or other disposition is liable to be avoided or restored.

(c)	This Clause continues to apply after this Deed has been discharged.

16.5	Appropriations

Until the Security Period has ended, any Finance Party (or any trustee or agent on its behalf) or Receiver may, without affecting the liability of the Mortgagor under this Deed:

(a)	refrain from applying or enforcing any moneys, security or rights held or received by it in respect of the Secured Obligations or apply or enforce them in any manner or order it thinks fit (whether against the Secured Obligations or otherwise); and

(b)	hold in a suspense account any moneys received from the Mortgagor or on account of the Secured Obligations.

16.6	Waiver of defences

The obligations of the Mortgagor under this Deed will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any obligation or liability of the Mortgagor under this Deed (whether or not known to it), including:

(a)	any time, waiver, concession or indulgence granted to any person;

(b)	the release of any person under any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over, any assets of any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of, or dissolution or change in the members or status of, any person;

(f)	any amendment (however fundamental or onerous) or replacement of a Finance Document or any other document or security;

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security; and

(h)	any insolvency, liquidation or similar proceedings.

16.7	No competition

(a)	Until the Security Period has ended, the Mortgagor may not (unless the Security Agent directs it to do so in writing) after any claim has been made against it, or by virtue of any payment or performance by it, under this Deed:

(i)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf) or Receiver;

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Secured Obligations;

(iii)	claim, rank, prove or vote as a creditor of any person or any person’s estate in competition with any Finance Party (or any trustee or agent on its behalf) or Receiver; or

(iv)	receive, claim or have the benefit, of any payment, distribution or security from, or on account of, any Obligor or exercise any right of set-off against, any Obligor.

(b)	The Mortgagor must immediately pay or transfer to the Security Agent (on behalf of the Finance Parties), and before making payment or transfer, must hold on trust for the Security Agent:

(i)	any payment or distribution or benefit of security received by it; and

(ii)	an amount equal to any right of set-off exercised by it,

contrary to this Clause.

16.8	Immediate recourse

To the extent permitted by law, neither the Security Agent nor any Receiver is obliged, before exercising any right, power or remedy under this Deed or provided by law to:

(a)	make any demand of any person;

(b)	take any action or obtain judgment in any court against any person;

(c)	make or file any claim or proof in a bankruptcy, winding-up or dissolution of any person; or

(d)	enforce or seek to enforce any security taken in respect of, or under, any Finance Document or any other document or arrangement relating to the Secured Obligations.

16.9	Exclusion of legislation

To the extent permitted by law, all legislation which (directly or indirectly):

(a)	lessens, varies or affects any obligation of the Mortgagor under this Deed; or

(b)	delays, prevents or prejudicially affects the exercise by the Security Agent or any Receiver of any right, power or remedy under this Deed,

is excluded from this Deed.

16.10	Additional security

The security created by this Deed:

(a)	is independent from, and in addition to; and

(b)	will not merge in, be prejudicially affected by, or prejudicially affect,

any other Security Interest for any of the Secured Obligations now or subsequently held by any Finance Party.

17.	SET-OFF

17.1	Set-off

Any Finance Party may at any time (and despite any settlement of account or any other matter) set-off any matured obligation due from the Mortgagor under any Finance Document (to the extent beneficially owned by the Finance Party) against any matured obligation owed by the Finance Party to the Mortgagor, regardless of the place of payment, booking branch or currency of either obligation.

17.2	Currencies

If the obligations are in different currencies, the relevant Finance Party may convert either obligation at a market rate of exchange for the purpose of the set-off.

18.	ASSIGNMENT

18.1	Mortgagor

The Mortgagor may not assign or transfer any of its rights or obligations under this Deed without the prior written consent of the Security Agent.

18.2	Security Agent

(a)	The Security Agent may assign or transfer (in whole or part) its rights and obligations under this Deed to any person to whom any of its rights and obligations under the Facility Agreement are assigned or transferred (in whole or part) in accordance with the terms of the Facility Agreement.

(b)	The Security Agent may disclose any information regarding the Mortgagor, the Secured Obligations or the Collateral to any potential assignee or transferee.

19.	COSTS AND EXPENSES AND INDEMNITY

19.1	Costs and expenses

The Mortgagor must pay on demand (on a full indemnity basis) all costs and expenses of any kind incurred by the Security Agent, any Receiver or any attorney or agent of either of them in connection with:

(a)	the creation, perfection or registration of the security intended to be created by this Deed;

(b)	the protection, preservation enforcement or attempted protection, preservation or enforcement of the security created by this Deed;

(c)	the exercise, or attempted exercise, of any right, power or remedy under this Deed;

(d)	the conversion of an amount denominated in one currency into another;

(e)	the breach by the Mortgagor of any of its obligations under this Deed; and/or

(f)	any proceedings to recover the Secured Obligations.

19.2	Indemnity

(a)	The Mortgagor must indemnify (on a full indemnity basis) each of the Security Agent, any Receiver, any attorney or agent of the Security Agent or any Receiver and any employee of any of them (each, an Indemnified Person) against any cost, expense, loss, liability or claim, whether arising in contract, tort or otherwise, incurred by, or made against, any Indemnified Person in connection with anything:

(i)	referred to in Clause 19.1 (Costs and expenses); or

(ii)	done or not done by any Indemnified Person in relation to the Collateral or any right, power or remedy under this Deed.

(b)	This indemnity does not apply to any cost, expense, loss, liability or claim arising as a result of any Indemnified Person’s deliberate misconduct or deliberate default.

20.	RELEASE

At the end of the Security Period, the Security Agent will (at the request (with reasonable notice) and cost and expense of the Mortgagor) take the action reasonably necessary to release the security created by this Deed.

21.	COMMUNICATIONS

21.1	In writing

Any communication in connection with this Deed must be in writing and, unless otherwise stated, may be given in person, by registered post or fax.

21.2	Contact details

(a)	The contact details of the Mortgagor for this purpose are:

Address:	Suite 1602, 16th Floor, Top Glory Tower, Gloucester Road, Causeway Bay, Hong Kong

Fax number:	+852 2180 9039

Attention:	Chris Kwok, Financial Controller and Company Secretary (chris.kwok@mengniuir.com)

or any substitute address, fax number or officer that the Mortgagor may by not less than five Business Days’ notice specify.

(b)	The contact details of the Security Agent for this purpose are:

Address:	Level 30, HSBC Main Building, 1 Queen’s Road Central, Hon Kong

Fax number:	+852 2523 4641

Attention:	Corporate Trust and Loan Agency

or any substitute address, fax number or officer that the Security Agent may specify by not less than five Business Days’ notice.

(c)	The contact details of the Company for this purpose are:

Address:	Suite 1602, 16th Floor, Top Glory Tower, 262 Gloucester Road, Causeway Bay, Hong Kong

Fax number:	+852 2180 9039

Attention:	Chris Kwok, Director (chris.kwok@mengniuir.com)

or any substitute address or fax number or officer that the Company may specify by not less than five Business Days’ notice.

21.3	Effectiveness

(a)	Except as provided below, any communication in connection with this Deed will be taken to be given:

(i)	(if it is delivered in person or left at an address) at the time it is delivered or left;

(ii)	(if it is sent by post) five Business Days after being deposited in the post, postage prepaid, in a correctly addressed envelope; and

(iii)	(if it is sent by fax) when the transmission has been successfully completed.

(b)	A communication given under paragraph (a) above but received on a non-Business Day or after 5pm in the place of receipt will only be taken to be given on the next Business Day in that place.

21.4	Language

Any communication or document given in connection with this Deed must be in English or (if not in English) accompanied by a certified English translation. A certified English translation of any document will govern and may be relied upon by the Finance Parties.

22.	COUNTERPARTS

This Deed may be executed in any number of counterparts. This has the same effect as if the execution on the counterparts were on a single copy of this Deed.

23.	GOVERNING LAW, JURISDICTION AND PROCESS AGENT

23.1	Governing law

This Deed, and any dispute or claim arising under or in connection with it, is to be governed by, and construed in accordance with, the laws of the British Virgin Islands.

23.2	Jurisdiction

(a)	The courts of the British Virgin Islands have jurisdiction to settle any dispute or claim arising under or in connection with this Deed and the Mortgagor irrevocably submits to the jurisdiction of those courts.

(b)	Subject to any applicable law:

(i)	nothing contained in this Clause prevents the Security Agent from bringing proceedings against the Mortgagor in any other court of competent jurisdiction; or

(ii)	if the Security Agent brings proceedings against the Mortgagor in more than one jurisdiction, this does not prevent the Security Agent from bringing proceedings (whether or not concurrent) against the Mortgagor in any other jurisdiction.

(c)	The Mortgagor irrevocably and unconditionally waives any:

(i)	objection which it may have at any time to any proceedings being brought against it in any court referred to in this Clause; and

(ii)	claim that any those proceedings have been commenced in an inconvenient forum.

(d)	The Mortgagor unconditionally agrees that a judgment in any proceedings brought in any court referred to in this Clause will be conclusive and binding on the Mortgagor and may be enforced in the courts of any other jurisdiction.

23.3	Process agent

In addition to any other means of service allowed by law, the Mortgagor:

(a)	irrevocably appoints the Company (whose contact details for this purpose are set out in Clause 21.2 (Contact details)) as its agent for service of process in any proceedings before the courts of the British Virgin Islands;

(b)	agrees that, if a process agent ceases to act in that capacity or no longer has an address in the British Virgin Islands, the Mortgagor will:

(i)	appoint a substitute process agent acceptable to the Security Agent within five Business Days; and

(ii)	deliver to the Security Agent a copy of the new process agent’s acceptance of that appointment,

and failing this, the Security Agent may appoint another agent for this purpose; and

(c)	agrees that the failure by a process agent to notify it of any proceedings will not invalidate those proceedings.

The Company confirms that it accepts its appointment.

Schedule 1. Initial Securities

Company name and number	China Mengniu International Company Limited (registered number 1776681)

Description of shares upon signing of the Deed	Shares of US$1.00 par value each

Description of the shares following the Redenomination of the shares (as defined in Clause 4.1(b)(ii) of the Deed)	Shares of HK$1.00 par value each

Amount paid on shares	Fully paid

Number of shares	1

Share certificate number(s)	1 (in respect of shares upon signing of the Deed) 2 (in respect of shares following the Redenomination of the shares (as defined in Clause 4.1(b)(ii) of the Deed))

Schedule 2. Form of instrument of transfer

SHARE TRANSFER FORM

Company (Name, registered number and address)	China Mengniu International Company Limited (registered number 1776681) Offshore Incorporations Centre, P.O. Box 957, Road Town, Tortola, British Virgin Islands
Share(s)	Description	Number
	Fully paid shares of [US] / [HK]$1.00 par value each	1
Transferor (Name and address)	China Mengniu Dairy Company Limited (registered number 132871) P.O. Box 309, Ugland House, George Town, Grand Cayman KYI-1104, Cayman Islands
Transferee (Name and address)
The Transferor, who is recorded in the Company’s register of members as the holder of the Share(s), transfers the Share(s) to the Transferee

Date

For and on behalf of Transferor
The Transferor request that all necessary entries be made in the Company’s register of members to record the transfer the Share(s) to the Transferee

Schedule 3. Form of deed of appointment

China Mengniu International Company Limited

(the Company)

DEED OF APPOINTMENT

We, China Mengniu Dairy Company Limited, of P.O. Box 309, Ugland House, George Town, Grand Cayman KYI-1104, Cayman Islands are a shareholder of the Company.

This Deed relates to all shares in the Company (the Securities) that are now, or are at any time in the future, registered in our name in the Register of Shareholders.

Pursuant to an equitable share mortgage dated [—] 2013 (as amended and/or supplemented from time to time, the Share Mortgage) between The Hongkong and Shanghai Banking Corporation Limited as security agent and trustee (the Appointee, which expression shall include its successors, assigns and transferees), the Company and us, we have created an equitable mortgage and charge over (among other things) the Securities in favour of the Appointee.

Definitions and principles of construction in the Share Mortgage apply in this Deed unless the context requires otherwise.

We irrevocably appoint the Appointee as our:

1.	proxy to attend any meeting of shareholders of the Company (and any adjournment) and to exercise (or refrain from exercising) all voting rights attaching to the Securities in relation to any resolution considered by the meeting (or adjourned meeting) in any manner the Appointee thinks fit; and

2.	attorney (with full power to appoint substitutes and to delegate) to exercise all of our rights and powers as a shareholder of the Company, including to:

(a)	appoint any proxy to attend and vote at any meeting of shareholders of the Company;

(b)	sign or consent to any resolutions in writing of the shareholders of the Company; and

(c)	requisition any meeting of the shareholders of the Company.

We ratify and confirm anything that the Appointee may do under, or in connection with, this Deed.

This Deed is given to secure the Appointee’s proprietary interest in the Securities under the Share Mortgage. This Deed will remain in force until the Security Agent notifies you in writing that the Security Period has expired.

This Deed, and any dispute or claim arising under or in connection with it, is governed by, and to be construed in accordance with, the laws of the British Virgin Islands.

This Deed is executed and delivered, and takes effect, as a deed on the date written below.

DATED

EXECUTED as a deed on behalf of	)
CHINA MENGNIU DAIRY COMPANY LIMITED	)
under its common seal	)
)
)

Director

Director / Company Secretary

Schedule 4. Form of letter of resignation

The Directors

China Mengniu International Company Limited

Offshore Incorporations Centre

PO Box 957

Road Town

Tortola

British Virgin Islands

Dear Sirs

China Mengniu International Company Limited (the Company) - resignation as a director

I resign as a director of the Company with immediate effect and without compensation for loss of office.

I confirm that I have no claim or right of action of any kind against the Company or any of its parents, subsidiaries or affiliates arising out of, or in connection with, my holding office with the Company or otherwise. To the extent that any such claim or right of action may exist, I irrevocably and unconditionally waive it and release each such person from any liability in respect of it.

This letter, and any dispute or claim arising under or in connection with it, is governed by, and to be construed in accordance with, the laws of the British Virgin Islands.

Yours faithfully

[Name]

Date

Schedule 5. Form of letter of authorisation

To: The Hongkong and Shanghai Banking Corporate Limited as Security Agent (as defined in the Share Mortgage) (Security Agent, which expression shall include its successors, assigns and transferees)

[Address]

[Date]

Dear Sirs

China Mengniu International Company Limited (the Company) - resignation authorisation

I refer to the equitable share mortgage dated [                ] (as amended and/or supplemented from time to time, the Share Mortgage) between China Mengniu Dairy Company Limited, the Company and the Security Agent relating to shares in the Company.

Definitions and principles of construction in the Share Mortgage apply in this letter unless the context requires otherwise.

Enclosed is my signed but undated letter of resignation under which I resign as a director of the Company without compensation for loss of office.

The Security Agent is irrevocably authorised to date and deliver my letter of resignation to the Company if an Event of Default is continuing.

This letter, and any dispute or claim arising under or in connection with it, is governed by, and to be construed in accordance with, the laws of the British Virgin Islands.

Yours faithfully

[Name]

Schedule 6. Form of letter of instruction

To:	Offshore Incorporations Limited

From:	China Mengniu Dairy Company Limited (the Mortgagor)

And from:	China Mengniu International Company Limited (the Company)

Dear Sirs

Letter of instruction

We refer to the equitable share mortgage dated [                ] (as amended and/or supplemented from time to time, the Share Mortgage) between the Mortgagor, the Company and The Hongkong and Shanghai Banking Corporation Limited as security agent and trustee (the Security Agent, which expression shall include its successors, assigns and transferees). A copy of the Share Mortgage is enclosed.

Definitions and principles of construction in the Share Mortgage apply in this letter unless the context requires otherwise.

Pursuant to the Share Mortgage, the Mortgagor has created an equitable mortgage and charge over (among other things) all of its present and future shares in the Company (the Securities) in favour of the Security Agent.

Each of the Mortgagor and the Company irrevocably instructs you (as the Company’s registered agent) as follows.

1.	To make, in accordance with the Act and the Share Mortgage, all necessary annotations in the Register of Shareholders of the security created over the Securities by the Mortgagor under the Share Mortgage.

2.	Not to remove or cancel any annotation without the Security Agent’s prior written consent.

3.	If the Security Agent notifies you in writing that an Event of Default is continuing, to:

(a)	treat the Security Agent as the only person entitled to give you instructions in relation to the Securities;

(b)	register in the Register of Shareholders any transfer of any Securities to any person made under, or in connection with, the Share Mortgage; and

(c)	otherwise comply with any instructions from the Security Agent in relation to the Securities.

You may rely, without enquiry, on any notice from the Security Agent that an Event of Default is continuing. You will not incur any liability to the Mortgagor or the Company for acting on any instructions given to you by the Security Agent.

The instructions in this letter override any previous agreement or understanding to the contrary between you and Company. They apply until the Security Agent notifies you in writing that they are revoked. This letter and the instructions in this letter cannot be amended, varied or waived except with the prior written consent of the Security Agent (as directly notified to you by the Security Agent).

This letter may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this letter.

This letter, and any dispute or claim arising under or in connection with it, is governed by, and to be construed in accordance with, the laws of the British Virgin Islands.

Yours faithfully

For and on behalf of	For and on behalf of
China Mengniu Dairy Company Limited	China Mengniu International Company Limited

Date:	Date:

Schedule 7. Form of registered agent acknowledgement

To:	China Mengniu Dairy Company Limited (the Mortgagor)

And to:	China Mengniu International Company Limited (the Company)

And to:	The Hongkong and Shanghai Banking Corporation Limited (the Security Agent)

From:	Offshore Incorporations Limited

Dear Sirs

Registered agent acknowledgement

We refer to the letter of instruction dated [—] 2013 (the Letter of Instruction) from the Mortgagor and the Company.

Definitions and principles of construction that apply in the Letter of Instruction apply in this letter unless the context requires otherwise.

We confirm the following.

1.	We have received a copy of each of the Letter of Instruction and the Share Mortgage.

2.	We have not received from any other person any notice of any Security Interest, attachment or any other interest in respect of any Securities.

3.	We will comply with the Letter of Instruction.

This letter, and any dispute or claim arising under or in connection with it, is governed by, and to be construed in accordance with, the laws of the British Virgin Islands.

This letter is executed and delivered, and takes effect, as a deed on the date written below.

Yours faithfully

For and on behalf of Offshore Incorporations Limited

Date:

Signature page

This Deed is executed and delivered, and takes effect, as a deed on the date written above.

Mortgagor
EXECUTED as a deed on behalf of CHINA MENGNIU DAIRY COMPANY LIMITED under its common seal		) ) ) ) )

Director

Director / Company Secretary

Security Agent

EXECUTED as a deed on behalf of	)
The Hongkong and Shanghai Banking	)
Corporation Limited	)

Company

EXECUTED as a deed on behalf of	)
China Mengniu International Company	)
Limited	)

34

Signature page

This Deed is executed and delivered, and takes effect, as a deed on the date written above.

Mortgagor

EXECUTED as a deed on behalf of		)
CHINA MENGNIU DAIRY COMPANY LIMITED		)
under its common seal		)
)
)

Director

Director / Company Secretary

Security Agent

EXECUTED as a deed on behalf of The Hongkong and Shanghai Banking Corporation Limited	) ) )

Company

EXECUTED as a deed on behalf of	)
China Mengniu International Company	)
Limited	)

34

Signature page

This Deed is executed and delivered, and takes effect, as a deed on the date written above.

Mortgagor

EXECUTED as a deed on behalf of		)
CHINA MENGNIU DAIRY COMPANY LIMITED		)
under its common seal		)
)
)

Director

Director / Company Secretary

Security Agent

EXECUTED as a deed on behalf of	)
The Hongkong and Shanghai Banking	)
Corporation Limited	)

Company EXECUTED as a deed on behalf of China Mengniu International Company Limited	) ) )

THIS AGREEMENT DATED JUNE 17, 2013:

BETWEEN:

(1)	CHINA MENGNIU DAIRY COMPANY LIMITED (the “Offeror Parent”); and

(2)	CHINA MENGNIU INTERNATIONAL COMPANY LIMITED (the “Offeror”)

WHEREAS:

(A) Reference is made to the proposed voluntary offer to be made jointly by the Offeror Parent and the Offeror for the entire issued share capital of Yashili International Holdings Ltd ( ) (“Yashili”) (the “Offer”), details of which are set out in the joint announcement dated on or around the date hereof jointly issued by Yashili, the Offeror Parent and the Offeror (the “Offer Announcement”).

(B) The Offer contemplates that an offer will be made on the Offeror’s behalf to (1) acquire all outstanding shares of Yashili (“Share Offer”) and the consideration will involve a cash option of HK$3.50 per share of Yashili (“Cash Option”) and cash and share option of HK$2.80 per share of Yashili and 0.68 new ordinary shares (“Share”) of HK$1.00 each in the issued share capital of the Offeror (“Cash and Share Option”), and (2) cancel all outstanding options of Yashili (“Option Offer”).

(C) The Offeror Parent will draw down requisite funds (the “Loan Funds”) under the terms of a loan agreement between, among others, Standard Chartered Bank (Hong Kong) Limited and The Hongkong and Shanghai Banking Corporation Limited as mandated lead arrangers, the Offeror Parent as borrower and the Offeror dated June 17, 2013 to finance the Offer and the parties wish to set out the arrangements between them whereby the Loan Funds will be paid by the Offeror Parent to shareholders of Yashili who tender their acceptances of the Offer for and on behalf of the Offeror and in consideration, the Offeror will issue new Shares to the Offeror Parent.

THE PARTIES AGREE as follows:

1.	Upon the Offer becoming or being declared unconditional in all respects, the Offeror Parent shall, for and on behalf and at the direction of the Offeror, promptly make payment to those shareholders and optionholders of Yashili who have tendered their acceptances to the Offer (“Accepting Shareholders” or “Accepting Optionholders”, as the case may be) of such amounts as are payable to them in accordance with the terms of the Offer and shall pay the costs associated with the Offer to the persons entitled thereto in the manner as prescribed in Schedule 1 (Funds Flow Chart).

2.	The Offeror shall, in consideration of the Offeror Parent making due payment to the Accepting Shareholders on its behalf:

(a)	Cash Option: For Accepting Shareholders who have chosen the Cash Option (as such term is defined in the Offer Announcement), for each and every ordinary share of Yashili (“Yashili Share”) tendered by such Accepting Shareholders and paid for by the Offeror Parent, issue and allot to the Offeror Parent, 3.5 Shares for every Yashili Share tendered by such Accepting Shareholder pursuant to the Cash Option.

(b)	Cash and Share Option: For Accepting Shareholders who have chosen the Cash and Share Option (as such term is defined in the Offer Announcement), for each and every Yashili Share tendered by such Accepting Shareholder, allot and issue (i) 0.68 Shares to the Accepting Shareholder and (ii) 2.82 Shares to the Offeror Parent.

3.	The Offeror shall, in consideration of the Offeror Parent making due payment to the Accepting Optionholders on its behalf:

(a)	for Accepting Optionholders who holds options with an exercise price of RMB0.11, for each and every such option tendered by such Accepting Optionholder and paid for by the Offeror Parent, issue and allot to the Offeror Parent, 3.361 Shares for every such option;

(b)	for Accepting Optionholders who holds options with an exercise price of RMB1.50, for each and every such option tendered by such Accepting Optionholder and paid for by the Offeror Parent, issue and allot to the Offeror Parent, 2.00 Shares for every such option; and

(c)	for Accepting Optionholders who holds options with an exercise price of RMB1.84, for each and every such option tendered by such Accepting Optionholder and paid for by the Offeror Parent, issue and allot to the Offeror Parent, 1.171 Shares for every such option.

4.	The total number of Shares to be issued by the Offeror shall be, in respect of each valid acceptance by an Accepting or Accepting Optionholder, as the case may be, rounded up to the nearest Share. The Shares allotted and issued to the Offeror Parent shall be credited as fully paid up.

5.	The Offeror hereby irrevocably authorizes and directs the Offeror Parent, for and on behalf of the Offeror, to apply and use the Loan Funds to satisfy the Offeror’s obligation to (i) pay the Accepting Shareholders and Accepting Optionholders the consideration payable to them in respect of their acceptance of the Share Offer and Option Offer, respectively (as such terms are defined in the Offer Announcement) in accordance with the Offer Announcement and (ii) make payment of the costs associated with the Offer (together, the “Approved Purpose”).

6.	The Offeror Parent hereby irrevocably undertakes to the Offeror that the Loan Funds shall be used solely for the Approved Purpose and will not be used for any other purpose.

7.	The Offeror undertakes that on or before the Offer becoming or being declared unconditional in all respects, its authorised share capital shall comprise at least 200,000,000,000 Shares of HK$1.00 each and it shall be duly and unconditionally authorised to allot and issue such shares. Notwithstanding that the Offeror fails or delays or is unable to allot and issue any such shares, the Offeror Parent shall comply in full with its obligation to make due payment to Accepting Shareholders and Accepting Optionholders on behalf of the Offeror in accordance with the terms of the Share Offer and Option Offer, respectively or in respect of costs associated with the Offer in accordance with clause 1.

8.	No default of the Offeror to comply with any obligation of it under this agreement in whole or in part shall release the Offeror Parent from or vary its obligation to make due payment to Accepting Shareholders and Accepting Optionholders on behalf of the Offeror in accordance with the terms of Share Offer and Option Offer or in respect of costs associated with the Offer in accordance with clause 1.

9.	This agreement is governed by Hong Kong law. The courts of Hong Kong have non-exclusive jurisdiction to settle any dispute arising from or connected with this undertaking including a dispute regarding the existence, validity or termination of this undertaking or the consequences of its nullity.

Schedule 1

Funds Flow Chart

Signed for and on behalf of	)
China Mengniu Dairy Company Limited	) )

By:
Title:

Signed for and on behalf of China Mengniu International Company Limited	) ) ) )

By:
Title:

Subscription Agreement

Signed for and on behalf of China Mengniu Dairy Company Limited	) ) )

By:
Title:

Signed for and on behalf of China Mengniu International Company Limited	) ) ) )

By:
Title:

Subscription Agreement